Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

by and among

BROADSTONE ACQUISITION CORP.
(Purchaser)

BROADSTONE SPONSOR LLP
(the Sponsor and the Purchaser Representative)

Vertical aerospace ltd.
(Pubco)

VErtical aerospace group ltd.
(Company)

VINCENT CASEY
(solely in his capacity as the Company Shareholders Representative)

vertical merger sub ltd.
(Merger Sub)

and

THE COMPANY shareholderS SET FORTH HEREIN

Dated as of 10 June 2021

TABLE OF CONTENTS

Article I MERGER	9
1.1 Merger	9
1.2 Merger Effective Time	9
1.3 Effect of the Merger	9
1.4 Organisational Documents of Surviving Company	10
1.5 Directors and Officers of Surviving Company	10
1.6 Effect of Merger on Purchaser Securities	10
1.7 Transfer of Purchaser Class B Shares	11
1.8 Reclassification of Purchaser Class B Shares	11
1.9 Effect of Merger on Pubco	11
1.10 Effect of Merger on Merger Sub	12
1.11 Satisfaction of Rights	12
1.12 Lost, Stolen or Destroyed Purchaser Certificates	12
1.13 Taking of Necessary Action; Further Action	12
1.14 Purchaser Private Warrants	12
1.15 Tax Consequences	12
1.16 Anti-Dilution Adjustments	12
Article II SHARE ACQUISITION	13
2.1 Exchange of Company Shares	13
2.2 Consideration	13
2.3 Transfer of Company Shares and Other Undertakings.	13
2.4 Company Options	14
2.5 Company Shareholder Consent	14
2.6 Termination of Certain Agreements	15
2.7 Release of Funds from Trust Account	15
2.8 Appointment of Transfer Agent	15
Article III CLOSING	15
3.1 Closing	15
Article IV WARRANTIES OF PURCHASER	15
4.1 Organisation and Standing	16
4.2 Authorisation; Binding Agreement	16
4.3 Governmental Approvals	16
4.4 Non-Contravention	16
4.5 Capitalisation	17
4.6 SEC Filings; Purchaser Financials; Internal Controls	18
4.7 Absence of Certain Changes	19
4.8 Compliance with Laws	19
4.9 Actions; Orders; Permits	19

4.10 Taxes and Returns	20
4.11 Employees and Employee Benefit Plans	20
4.12 Properties	20
4.13 Material Contracts	21
4.14 Transactions with Affiliates	21
4.15 Investment Company Act; JOBS Act	21
4.16 Finders and Brokers	21
4.17 Certain Business Practices	21
4.18 Insurance	22
4.19 PIPE Investment Amount; Subscription Agreements	22
4.20 Information Supplied	23
4.21 Trust Account	23
4.22 Warranties	24
4.23 Litigation	24
Article V WARRANTIES OF PUBCO and merger sub	24
5.1 Organisation and Standing	24
5.2 Authorisation; Binding Agreement	24
5.3 Governmental Approvals	24
5.4 Non-Contravention	25
5.5 Pubco Capitalisation	25
5.6 Merger Sub Capitalisation	25
5.7 Activities	26
5.8 Finders and Brokers	26
5.9 Investment Company Act	26
5.10 Information Supplied	26
5.11 Taxes and Returns.	26
Article VI WARRANTIES OF THE COMPANY	27
6.1 Organisation and Standing	27
6.2 Authorisation; Binding Agreement	27
6.3 Capitalisation	28
6.4 Subsidiaries	28
6.5 Governmental Approvals	29
6.6 Non-Contravention	29
6.7 Financial Statements	29
6.8 Absence of Certain Changes	30
6.9 Compliance with Laws	30
6.10 Company Permits	31
6.11 Litigation	31
6.12 Material Contracts	31
6.13 Intellectual Property	33

6.14 IT Systems.	35
6.15 Taxes and Returns	36
6.16 Real Property	37
6.17 Personal Property	37
6.18 Title to and Sufficiency of Assets	37
6.19 Employee Matters	37
6.20 Benefit Plans	39
6.21 Environmental Matters	40
6.22 Transactions with Related Persons	40
6.23 Insurance	41
6.24 Data Protection and Cybersecurity	41
6.25 Certain Business Practices	42
6.26 Investment Company Act	43
6.27 Aviation Regulation Compliance	43
6.28 Health and Safety	43
6.29 Finders and Brokers	43
6.30 Information Supplied	43
Article VII WARRANTIES OF THE COMPANY SHAREHOLDERS	44
7.1 Organisation and Standing	44
7.2 Authorisation; Binding Agreement	44
7.3 Ownership	44
7.4 Governmental Approvals	44
7.5 Non-Contravention	44
7.6 No Litigation	45
7.7 Investment Warranties	45
7.8 Finders and Brokers	45
7.9 Information Supplied	45
Article VIII COVENANTS	46
8.1 Access and Information	46
8.2 Conduct of Business of the Company during the Interim Period	47
8.3 Conduct of Business of Purchaser during the Interim Period	51
8.4 Conduct of Business of Pubco and Merger Sub during the Interim Period	53
8.5 Permitted Actions	54
8.6 Conduct of Business of the Company after the Relevant Date	54
8.7 Consolidated Company Financials	54
8.8 Quarterly Management Accounts and Annual Financial Statements	54

8.9 Purchaser Public Filings	54
8.10 No Trading	54
8.11 Notification of Certain Matters	55
8.12 Endeavours	55
8.13 Further Assurances	57
8.14 The Registration Statement	57
8.15 Public Announcements	59
8.16 Confidential Information	60
8.17 Post-Closing Board of Directors and Officers of Pubco	61
8.18 Indemnification of Directors and Officers; Tail Insurance	61
8.19 Purchaser Expenses; Trust Account Proceeds	62
8.20 New Registration Rights Agreement	62
8.21 Lock-Up Agreements	62
8.22 Pubco Equity Incentive Plan	62
8.23 Avolon Warrant Instrument	62
8.24 American Warrant Instrument	63
8.25 MWC Pubco Options.	63
8.26 Further Actions	63
Article IX SURVIVAL	63
9.1 Survival	63
Article X CONDITIONS TO OBLIGATIONS OF THE PARTIES	63
10.1 Conditions to Each Party’s Obligations	63
10.2 Conditions to Obligations of the Company and the Company Shareholders	64
10.3 Conditions to Obligations of Purchaser	65
10.4 Frustration of Conditions	66
Article XI TERMINATION AND EXPENSES	66
11.1 Termination	66
11.2 Effect of Termination	67
11.3 Fees and Expenses	67
Article XII WAIVERS AND RELEASES	68
12.1 Waiver of Claims Against Trust	68
12.2 Release and Covenant Not to Sue	68
Article XIII MISCELLANEOUS	69
13.1 Notices	69
13.2 Binding Effect; Assignment	70
13.3 Third Parties	70
13.4 Governing Law; Jurisdiction	70
13.5 Specific Performance	71

13.6 Exclusive Remedy	71
13.7 Severability	71
13.8 Amendment	71
13.9 Waiver	71
13.10 Entire Agreement	72
13.11 Interpretation	72
13.12 Counterparts	74
13.13 No Recourse	74
13.14 Company Shareholders Representative	74
13.15 Purchaser Representative	75
Article XIV DEFINITIONS	76
14.1 Certain Definitions	76
14.2 Section References	90

EXHIBITS

Exhibit A – Form of New Registration Rights Agreement

Exhibit B.1 – Form of Lock-Up Agreement (Company Shareholders)

Exhibit B.2 – Form of Lock-Up Agreement (Sponsor)

Exhibit B.3 – Form of Lock-Up Agreement (American)

Exhibit B.4 – Form of Lock-Up Agreement (Loan Note Holder)

Exhibit B.5 – Form of Lock-Up Agreement (Avolon Warrantholders)

Exhibit C – Form of Subscription Agreement

Exhibit D.1 – Form of Shareholder Support Letter

Exhibit D.2 – Form of Sponsor Support Letter

Exhibit E – Form of Pubco Equity Incentive Plan

Exhibit F – Form of Plan of Merger

Exhibit G.1 – Form of Avolon Warrant Instrument

Exhibit G.2 – Form of American Warrant Instrument

Exhibit H.1 – Form of LNH SPA

Exhibit I.1 – Form of AA SPA

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of 10 June 2021 by and among:

(1)	Broadstone Acquisition Corp., a Cayman Islands exempted company incorporated with limited liability, with registered number 362713and whose registered office is at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (“Purchaser”);

(2)	Broadstone Sponsor LLP, a United Kingdom limited liability partnership, with registered number OC431761 and whose registered office is at 2nd Floor 7 Portman Mews South, London, United Kingdom, W1H 6AY, (“Sponsor”) and Purchaser Representative (“Purchaser Representative”);

(3)	Vertical Aerospace Ltd., a Cayman Islands exempted company incorporated with limited liability and having its registered office at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (“Pubco”);

(4)	Vertical Merger Sub Ltd., a Cayman Islands exempted company incorporated with limited liability and having its registered office at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, and wholly-owned subsidiary of Pubco (“Merger Sub”);

(5)	Vertical Aerospace Group Ltd., a private limited company incorporated in England and Wales with registered number 12590994 and having its registered office at 140-142 Kensington Church Street, London, England W8 4BN (the “Company”);

(6)	Vincent Casey, a British citizen, solely in his capacity as the Company Shareholders Representative; and

(7)	the shareholders of the Company whose details are set forth in Schedule 1 to this Agreement (the “Company Shareholders”),

Purchaser, Pubco, Merger Sub the Company, Sponsor and the Company Shareholders are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

WHEREAS

(A)	The Company, directly and indirectly through its Subsidiaries, designs, develops and manufactures vertical take-off and landing electrically powered aircraft.

(B)	As of the date of this Agreement, (i) Stephen Fitzpatrick, a British citizen (“SF”), owns 123,220 Company A Ordinary Shares, (ii) Mark Yemm, a British citizen, owns 4,714 Company B Ordinary Shares and (iii) Samuel Sugden, a British citizen, owns 118 Company B Ordinary Shares, which, together with the AA Shares (as defined below), cumulatively represent 100% of the issued and outstanding share capital of the Company.

(C)	As of the date of this Agreement, the Company has outstanding (i) £25,000,000 of convertible loan notes under the Convertible Loan Note Instrument (collectively, the “Loan Notes”).

(D)	On or around the date hereof, each Loan Note Holder entered into a deed of noteholder, providing that, among other things, the Loan Note Holders will convert their respective Loan Notes into Company Loan Note Shares immediately prior to the Share Acquisition Closing.

(E)	Concurrently with the execution of this Agreement, the Loan Note Holders shall enter into a loan note holder share purchase deed in the Agreed Form, dated as of the date of this Agreement (the “LNH SPA”) substantially in the form attached hereto as Exhibit H.1, providing that, among other things, the Loan Note Holders will convert their respective Loan Notes into Company Loan Note Shares immediately prior to the Share Acquisition Closing and shall sell their respective Company Loan Note Shares to Pubco in accordance with the terms and conditions of the LNH SPA.

(F)	Immediately prior to the execution of this Agreement, American Airlines Inc. (“AA”) subscribed for 5,804 Company Z Ordinary Shares (the “AA Shares”).

(G)	Concurrently with the execution of this Agreement, AA shall enter into a share purchase deed in the Agreed Form, dated as of the date of this Agreement (the “AA SPA”) substantially in the form attached hereto as Exhibit I.1, providing that, among other things, AA shall sell the AA Shares to Pubco in accordance with the terms and conditions of the AA SPA.

(H)	Concurrently with the execution and delivery of this Agreement (i) the Company Shareholders shall enter into transaction support agreements in substantially the form attached as Exhibit D.1 (the “Shareholder Support Letters”) and (ii) the Sponsor shall enter into transaction support agreements in substantially the form attached as Exhibit D.2 (the “Sponsor Support Letters”).

(I)	Concurrently with the Share Acquisition Closing, Pubco shall enter into a warrant instrument in substantially the form attached as Exhibit G.1 pursuant to which, among other things, the Avolon Warrantholders will receive warrants for Pubco Ordinary Shares, some of which will partly vest at Share Acquisition Closing, subject to the terms of such warrant instrument (the “Avolon Warrant Instrument”).

(J)	Concurrently with the Share Acquisition Closing, Pubco shall enter into a warrant instrument in substantially the form attached as Exhibit G.2 pursuant to which, among other things, AA will receive warrants for Pubco Ordinary Shares, some of which will partly vest at Share Acquisition Closing, subject to the terms of such warrant instrument (the “American Warrant Instrument”).

(K)	Pubco is a newly incorporated Cayman Islands exempted company incorporated with limited liability that is a Cayman Islands tax resident and owned entirely by SF, who is not a U.S. citizen or resident.

(L)	Concurrently with the execution and delivery of this Agreement, in connection with the Transactions, Pubco, Purchaser and each of the investors listed on Schedule 4.18 (the “Subscribers”) will enter into certain Subscription Agreements, dated as of the date hereof (as amended or modified from time to time, the “Subscription Agreements”), each in substantially the same form as set forth on Exhibit C, for a private placement of Pubco Ordinary Shares (such private placements of Pubco Ordinary Shares, the “PIPE Subscriptions”), such PIPE Subscriptions to be consummated concurrently the consummation of the Share Acquisition;

(M)	The Parties desire and intend to effect a business combination transaction whereby (i) Purchaser will merge with and into Merger Sub (the “Merger”), as a result of which (a) the separate corporate existence of Merger Sub shall cease and Purchaser shall continue as the surviving company, (b) each issued and outstanding security of Purchaser immediately prior to the Merger Effective Time (other than the Purchaser Class B Shares and the Purchaser Private Warrants) shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco concurrently with the Merger and (c) each issued and outstanding Purchaser Class B Share immediately prior to the Merger Effective Time shall be transferred to Pubco, in exchange for the right of the holder thereof to receive Pubco Ordinary Shares and (d) the Purchaser Private Warrants shall no longer be outstanding and shall automatically be cancelled, and (ii) Pubco will acquire all of the Company Shares in exchange for the payment, issue and delivery to the Company Shareholders of Pubco Ordinary Shares (the “Share Acquisition” and, together with the Merger and the other transactions contemplated by this Agreement and the Ancillary Documents, the “Transactions”), all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of applicable Law.

(N)	On 10 September 2020, Purchaser entered into a Registration Rights Agreement with the Sponsor and the other “Holders” named therein (the “Sponsor Registration Rights Agreement”), which will be terminated and replaced with the New Registration Rights Agreement (as defined below).

(O)	The boards of directors of Purchaser, the Company, Pubco and Merger Sub have each (i) determined that the Transactions are fair, advisable, in the best interests of their respective companies and likely to promote the success of the respective companies for the benefit of their respective shareholders as a whole, and (ii) approved this Agreement and the Transactions, upon the terms and subject to the conditions set forth herein.

(P)	Certain capitalised terms used herein are defined in Article XIV hereof.

IT IS AGREED THAT:

Article I
MERGER

1.1               Merger. At the Merger Effective Time, subject to and upon the terms and conditions of this Agreement and the plan of merger substantially in the form set out in Exhibit F (the “Plan of Merger”), and in accordance with the applicable provisions of the Cayman Companies Act, Purchaser, as a constituent party for the purpose of the Cayman Companies Act, and Merger Sub, as a constituent party for the purpose of the Cayman Companies Act, shall consummate the Merger, pursuant to which Purchaser shall be merged with and into Merger Sub with Purchaser being the surviving entity for the purpose of the Cayman Companies Act, following which the separate corporate existence of Merger Sub shall cease and Purchaser shall continue as the surviving company. Purchaser, as the surviving company after the Merger, is hereinafter sometimes referred to as the “Surviving Company” (provided, that references to Purchaser for periods after the Merger Effective Time shall include the Surviving Company).

1.2               Merger Effective Time. Purchaser and Merger Sub shall cause the Merger to be consummated by filing the Plan of Merger and other Cayman Merger Filing Documents to be filed with the Cayman Registrar. The Merger shall become effective on the Merger Closing Date when the Plan of Merger is registered by the Cayman Registrar or at such other, later date and time as is agreed between the Parties and specified in the Plan of Merger (such date and time is hereinafter referred as the “Merger Effective Time”).

1.3               Effect of the Merger. At the Merger Effective Time, the effect of the Merger shall be as provided in this Agreement, the Plan of Merger, and the applicable provisions of the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Purchaser and Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Company (including all rights and obligations with respect to the Trust Account), which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of Purchaser and Merger Sub set forth in this Agreement to be performed after the Merger Effective Time.

1.4               Organisational Documents of Surviving Company. At the Merger Effective Time, the Surviving Company shall adopt a new amended and restated memorandum and articles of association in a form to be agreed between Pubco, the Company and the Purchaser as soon as practicable after the date of this Agreement and in any event prior to the Share Acquisition Closing (the “Amended Purchaser Charter”).

1.5               Directors and Officers of Surviving Company. At the Merger Effective Time, the board of directors and officers of the Surviving Company shall be the directors and officers of Purchaser, each to hold office in accordance with the Organisational Documents of the Surviving Company until their respective successors are duly elected or appointed and qualified.

1.6               Effect of Merger on Purchaser Securities. Each Purchaser Public Unit outstanding immediately prior to the Merger Effective Time shall be automatically detached pursuant to the terms of this Agreement and the holder thereof shall be deemed to hold one (1) Purchaser Ordinary Share and one-half (1/2) of a Purchaser Public Warrant in accordance with the terms of the applicable Purchaser Public Unit, which underlying Purchaser Securities shall be converted in accordance with the applicable terms of this Section 1.6(a) below. At the Merger Effective Time, by virtue of the Merger and without any further action required on the part of any Party or the holders of securities of Purchaser or Merger Sub:

(a)                Purchaser Class A Shares. Each Purchaser Class A Share issued and outstanding immediately prior to the Merger Effective Time (other than those described in Section 1.6(c) below) shall be converted automatically into the right of the holder thereof to receive a number of shares of Pubco Ordinary Shares such that each holder of record of Purchaser Class A Shares immediately prior to the Effective Time shall have the right to receive, in the aggregate, a number of Pubco Ordinary Shares equal to the product of (i) the total number of Purchaser Class A Shares held of record by such holder immediately prior to the Merger Effective Time, multiplied by (ii) the Exchange Ratio, subject to adjustment in accordance with Section 1.16, following which, all Purchaser Class A Shares shall cease to be outstanding and shall automatically be cancelled and shall cease to exist. The holders of the Purchaser Class A Shares outstanding immediately prior to the Merger Effective Time shall cease to have any rights with respect to such shares, except as provided herein or by Law. Each certificate previously evidencing Purchaser Class A Shares (if any) shall be exchanged for a certificate (if requested) representing the same number of Pubco Ordinary Shares upon the surrender of such certificate in accordance with this Section 1.6 and Section 1.8. Each certificate formerly representing Purchaser Class A Shares (other those described in Section 1.6(c) below) shall thereafter represent only the right to receive the same number of Pubco Ordinary Shares in accordance with this Section 1.6(a).

(b)                Purchaser Public Warrants. Every issued and outstanding Purchaser Public Warrant shall be converted automatically into the right of the holder thereof to receive one (1) Pubco Public Warrant. At the Merger Effective Time, the Purchaser Public Warrants shall cease to be outstanding and shall automatically be cancelled and retired and shall cease to exist. Each of the Pubco Public Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Purchaser Public Warrants. At or prior to the Merger Effective Time, Pubco shall take all corporate actions necessary to reserve for future issuance and shall maintain such reservation for so long as any of the Pubco Public Warrants remain outstanding, a sufficient number of Pubco Ordinary Shares for delivery upon the exercise of such Pubco Public Warrants.

(c)                Cancellation of Capital Shares Owned by Purchaser. At the Merger Effective Time, if there are any shares of Purchaser that are owned by Purchaser as treasury shares, such shares shall be automatically cancelled and extinguished without any conversion thereof or payment therefor.

(d)                Transfers of Ownership. If any certificate for securities of Pubco is to be issued in a name other than that in which the certificate surrendered, or transferred to Pubco, in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered, or transferred to Pubco, will be accompanied by an appropriate instrument of transfer and that the person requesting such exchange will have paid to Pubco or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for securities of Pubco in any name other than that of the registered holder of the certificate surrendered or transferred, or established to the satisfaction of Pubco or any agent designated by it that such Tax has been paid or is not payable.

(e)                No Liability. Notwithstanding anything to the contrary in this Section 1.6, none of the Surviving Company, the Company or any other Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

1.7               Transfer of Purchaser Class B Shares. Concurrently with, and as part of the same transaction as, the Merger, and effective as at the Merger Effective Time, and subject to and upon the terms and conditions of this Agreement and the Organisational Documents of the Purchaser, the Sponsor as sole holder of Purchaser Class B Shares, shall sell and transfer to Pubco, and Pubco shall purchase from the Sponsor, all of the legal and beneficial title to the Purchaser Class B Shares, with full title guarantee, free from all Liens and together with all rights attaching to the Purchaser Class B Shares at the Merger Effective Time (including the right to receive all distributions, returns of capital and dividends declared, paid or made in respect of the Purchaser Class B Shares after the Merger Effective Time). In consideration for the purchase of each one (1) Purchaser Class B Share, Pubco shall issue to the Sponsor, one (1) duly authorized, validly allotted, issued, fully paid and nonassessable Pubco Ordinary Share (deemed to have a value of ten dollars ($10.00) per share). At the Merger Effective Time, the Sponsor as sole holder of Purchaser Class B Shares shall deliver or procure the delivery to Pubco of: (i) a duly executed share transfer form in respect of the Purchaser Class B Shares to effect the transfer of the Purchaser Class B Shares; (ii) share certificates representing the Purchaser Class B Shares and in the event that any such certificate shall have been lost, stolen or destroyed, in lieu of delivery of such certificate to Pubco, the Sponsor shall instead deliver to Pubco an indemnity for such lost certificate in form and substance reasonably acceptable to Pubco; (iii) an irrevocable power of attorney in Agreed Form in favour of Pubco in respect of rights attaching to the Purchaser Class B Shares; (iv) a copy of any power of attorney in Agreed Form under which any document to be executed by the Sponsor under this Section 1.7 has been executed; and (v) a copy of the executed and undated resolution of the board of directors of the Purchaser (1) approving the form of the share transfer form and the transfer of the Purchaser Class B Shares from the Sponsor to Pubco, and (2) instructing the board of directors of the Purchaser to update the Purchaser’s register of members such that Pubco is entered in the register of members as the sole holder of all of the Purchaser Class B Shares and (vi) elections under section 431(1) of the Income Tax (Earnings and Pensions) Act 2003 in respect of the Pubco Ordinary Shares issued under this Section 1.7 that have been executed by its relevant members for countersignature by Pubco, to the extent applicable to such Pubco Ordinary Shares.

1.8               Reclassification of Purchaser Class B Shares. Immediately after the Merger Effective Time, each Purchaser Class B Share transferred to Pubco under Section 1.7 shall be converted and redesignated into an ordinary share of a par value of $0.0001 in the share capital of Purchaser.

1.9               Effect of Merger on Pubco. At the Merger Effective Time, without any further action required on the part of any Party or any equityholder of Purchaser or Pubco (save as referred to in this Section 1.9), all of the shares of Pubco issued and outstanding immediately prior to the Merger Effective Time (excluding, for the avoidance of doubt, any Pubco Ordinary Shares issued at the Merger Effective Time) shall be irrevocably surrendered to Pubco for cancellation and for nil consideration standing in the name of SF in the register of members of Pubco, and SF (as sole holder of such Pubco shares being surrendered) hereby irrevocably consents to such surrender. For the avoidance of doubt, upon such surrender and cancellation of such Pubco Ordinary Shares, Pubco shall continue to have shares in issue.

1.10           Effect of Merger on Merger Sub. At the Merger Effective Time, the one (1) share issued and outstanding in Merger Sub shall be cancelled.

1.11           Satisfaction of Rights. All securities issued upon the surrender, conversion or transfer of Purchaser Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale, exchange and transfer of Purchaser Securities shall also apply to the Pubco Securities so issued in exchange.

1.12           Lost, Stolen or Destroyed Purchaser Certificates. In the event any certificates representing Purchaser Securities shall have been lost, stolen or destroyed, Pubco shall issue, in exchange for such lost, stolen or destroyed certificates, as the case may be, upon the making of an indemnity of that fact by the holder thereof, such securities, as may be required pursuant to Section 1.6.

1.13           Taking of Necessary Action; Further Action. If, at any time after the Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Purchaser and Merger Sub, the officers and directors of Purchaser and Merger Sub are fully authorised in the name of their respective entities to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

1.14           Purchaser Private Warrants. One day prior to the Merger Effective Time, the Sponsor shall irrevocably forfeit and surrender to the Purchaser for cancellation and for nil consideration its Purchaser Private Warrants, which shall be deemed automatically cancelled and retired and shall cease to exist.

1.15           Tax Consequences. The Parties hereby agree and acknowledge that for U.S. federal income tax purposes, (i) Purchaser shall make an election pursuant to Treasury Regulations Section 301.7701-3 to be treated as an entity disregarded as separate from Pubco, effective as of one day after the Merger Closing Date and (ii) the Merger is intended to qualify as a reorganisation within the meaning of Section 368(a) of the Code and this Agreement is intended to constitute and the Parties hereby adopt this Agreement as a “plan or reorganisation” within the meaning of Treasury Regulation sections 1.368-2(g) and 1.368-3(a) (collectively, the “Intended Tax Treatment”). To the extent required to do so under applicable law, the Parties hereby agree to file all Tax and other informational returns on a basis consistent with such characterisation. Each of the Parties acknowledge and agree that each (a) has had the opportunity to obtain legal and Tax advice with respect to the transactions contemplated by this Agreement, and (b) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Merger does not qualify as a reorganisation within the meaning of Section 368(a) of the Code.

1.16           Anti-Dilution Adjustments. The Exchange Ratio and any other similarly dependent items shall be adjusted to reflect fully the appropriate effect of any stock split, split-up, reverse stock split, stock dividend or distribution of Purchaser Class A Shares, Purchaser Class B Shares or Pubco Ordinary Shares, as applicable, or securities convertible into any such securities, reorganisation, recapitalisation, reclassification or other like change with respect to Purchaser Class A Shares, Purchaser Class B Shares or Pubco Ordinary Shares as applicable, having a record date occurring on or after the date of this Agreement and prior to the Merger Effective Time; provided that nothing in this Section 1.16 shall be construed to permit Pubco or the Purchaser to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Article II
SHARE ACQUISITION

2.1               Exchange of Company Shares. At the Share Acquisition Closing and subject to and upon the terms and conditions of this Agreement and the articles of association of the Company, the Company Shareholders shall sell and transfer to Pubco, and Pubco shall purchase from the Company Shareholders, all of the legal and beneficial title to the Company Shares, with full title guarantee, free from all Liens and together with all rights attaching to the Company Shares at the Share Acquisition Closing (including the right to receive all distributions, returns of capital and dividends declared, paid or made in respect of the Company Shares after the Share Acquisition Closing).

2.2               Consideration.

(a)                Subject to and upon the terms and conditions of this Agreement, in full payment for the Company Shares, Pubco shall, without duplication, issue to the Company Shareholders their Pro Rata Portion of the Exchange Shares.

(b)                Prior to the Share Acquisition Closing, the Company Shareholders shall provide written instructions to Pubco and its Transfer Agent to issue the Exchange Shares in accordance with their Pro Rata Portion.

(c)                At the Share Acquisition Closing, Pubco shall cause the Exchange Shares to be issued to the Company Shareholders in accordance with Section 2.2(b).

2.3               Transfer of Company Shares and Other Undertakings.

(a)                At the Share Acquisition Closing, each Company Shareholder shall deliver or procure the delivery to Pubco of:

(i)                 a duly executed stock transfer form in respect of its Company Shares to effect the transfer of its Company Shares (the “STFs”);

(ii)               share certificates representing its Company Shares (“Company Certificate”). In the event that any Company Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Company Certificate to Pubco, the relevant Company Shareholder may instead deliver to the Company an indemnity for lost certificate in form and substance reasonably acceptable to the Company and Pubco;

(iii)             an irrevocable power of attorney in Agreed Form given by each Company Shareholder in favour of Pubco in respect of rights attaching to its Company Shares;

(iv)              a copy of any power of attorney in Agreed Form under which any document to be executed by any Company Shareholder under this Agreement has been executed;

(v)                a copy of the executed and undated resolution of the board of directors of the Company (1) approving the form of the STFs and the transfer of the Company Shares, the Company Loan Note Shares and the AA Shares from the Company Shareholders, the Loan Note Holders and AA, respectively, to Pubco, (2) instructing the board of directors of the Company to update the Company’s register of members such that Pubco is entered in the register of members as the sole holder of all of the Company Shares, the Company Loan Note Shares and the AA Shares (subject only to due stamping), and (3) resolving that the necessary filings in connection with the aforementioned matters be submitted to the Registrar thereby notifying the Registrar of such matters;

(vi)              a duly executed irrevocable notice from the Company to Imagination Industries Incubator Limited terminating the inter-company services agreement dated 1 July 2020 between them by no later than 31 December 2021; and

(vii)            an election under section 431(1) of the Income Tax (Earnings and Pensions) Act 2003 in respect of the Exchange Shares, duly executed by Pubco.

(b)                Notwithstanding anything to the contrary contained herein, no fraction of a Pubco Ordinary Share will be issued by Pubco by virtue of this Agreement or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a Pubco Ordinary Share (after aggregating all fractional Pubco Ordinary Shares that would otherwise be received by such Person) shall instead have the number of Pubco Ordinary Shares issued to such Person rounded down in the aggregate to the nearest whole Pubco Ordinary Share.

2.4               Company Options. (i) Pubco shall grant, on or as soon as reasonably practicable following the Share Acquisition Closing, subject to and upon the terms and conditions of this Agreement, in exchange for the cancellation and release of each Company Option by its holder, options over Pubco Ordinary Shares of equivalent value and on equivalent terms as regards vesting, exercise, indemnities and other provisions relating to tax as the Company Options (unless otherwise determined by the Company with the Purchaser’s consent (not to be unreasonably withheld)) (such option, the “Pubco Options”) and the Company shall procure that each such holder of a Company Option will provide written consent in the Agreed Form to such exchange, cancellation and release. The Company shall take reasonable steps to agree with Her Majesty’s Revenue and Customs (“HMRC”), the unrestricted market value of (a) the shares that were the subject of the Company Options and (b) the shares that are the subject of the Pubco Options, at the time of their respective grants. The Company agrees to provide copies of any documents in its possession relating to the exchange of Company Options for the Pubco Options, to keep the Sponsor reasonably informed of any discussions with HMRC relating to the same, and to provide copies of any correspondence the Company intends to submit to HMRC in respect of the same in sufficient time to allow the Sponsor to review and provide comments for the Company’s reasonable consideration.

2.5               Company Shareholder Consent. Each Company Shareholder hereby approves, authorises and consents to the Company’s execution and delivery of this Agreement and the Ancillary Documents to which the Company is or is required to be a party or otherwise bound, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby. Each Company Shareholder acknowledges and agrees that the consent set forth herein is intended and shall constitute such consent of such Company Shareholder as may be required (and shall, if applicable, operate as a written shareholder resolution of the Company) pursuant to the Company’s Organisational Documents, any other agreement in respect of the Company to which such Company Shareholder is a party or bound and all applicable Laws. Each of the Company Shareholders hereby waives and disapplies any and all pre-emption rights, rights of first refusal, tag along, drag along and other rights (each, howsoever described) which may have been conferred on it under the Company’s Organisational Documents (or any other document) or otherwise as may affect the transactions contemplated by this Agreement and the Ancillary Documents (other than its rights pursuant to this Agreement). Further, subject to applicable Law, the Company and the Company Shareholders hereby waive any obligations of the parties under the Company’s Organisational Documents (or any other document) to the extent they relate to the transactions contemplated by this Agreement and the Ancillary Documents.

2.6               Termination of Certain Agreements. Without limiting the provisions of Section 2.5 or Section 12.2, the Company and the Company Shareholders hereby agree that, effective at the Share Acquisition Closing, any shareholders, voting or similar agreement among the Company and any of the Company Shareholders or among the Company Shareholders with respect to the Company or its shares shall automatically, and without any further action by any of the Parties, terminate in full and become null and void and of no further force and effect with no Liability whatsoever for the Company. Further, the Company and the Company Shareholders hereby waive any obligations of the parties under any agreement described in the preceding sentence with respect to the transactions contemplated by this Agreement and the Ancillary Documents, and any failure of the parties to comply with the terms thereof in connection with the transactions contemplated by this Agreement and the Ancillary Documents.

2.7               Release of Funds from Trust Account. Subject to the terms and conditions of the Trust Agreement, each Party shall use reasonable endeavours, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to cause the funds held in the Trust Account to be released simultaneously with, or as promptly as practicable after, the Share Acquisition Closing.

2.8               Appointment of Transfer Agent. Prior to the Merger Closing, Pubco shall appoint a transfer agent reasonably acceptable to Purchaser (the “Transfer Agent”), as its agent, for the purpose of (a) exchanging Purchaser Securities for Pubco Securities, and (b) delivering Exchange Shares. The Transfer Agent shall (a) exchange Purchaser Securities for Pubco Securities, and (b) deliver Exchange Shares, in each case in accordance with the terms of this Agreement, the LNH SPA, the AA SPA and, to the extent applicable, the Plan of Merger, the Cayman Companies Act and customary transfer agent procedures and the rules and regulations of the Depository Trust Company.

Article III
CLOSING

3.1               Closing. Subject to the satisfaction or waiver of the conditions set forth in Article X, the closing of the Merger (the “Merger Closing”) shall occur on the third (3rd) Business Day following the satisfaction or waiver of the conditions set forth in Article X (other than those conditions that by their nature are to be fulfilled at the Share Acquisition Closing, but subject to the satisfaction or waiver of such conditions), or at such other date as Purchaser, Pubco, Merger Sub and the Company may agree in writing. Subject to the Merger Closing, the closing of the Share Acquisition (the“Share Acquisition Closing”) shall occur at 00:01 hrs (London (UK) time) on the first (1st) Business Day following the Merger Closing. The date of the Merger Closing shall be referred to herein as the “Merger Closing Date”. The date of the Share Acquisition Closing shall be referred to herein as the “Share Acquisition Closing Date”. Each of the Merger Closing and the Share Acquisition Closing shall take place virtually by telephone or video conference and/or through the electronic exchange of transaction document or at such other place or form as Purchaser, Pubco, Merger Sub and the Company may agree in writing, and at such times on the Merger Closing Date and the Share Acquisition Closing Date as Purchaser, Pubco, Merger Sub and the Company agree in writing.

Article IV
WARRANTIES OF PURCHASER

Except as fairly disclosed, other than in respect of the Purchaser Fundamental Warranties, in (i) the disclosure schedules delivered by Purchaser to the Company and the Company Shareholders on the date hereof (the “Purchaser Disclosure Schedules”) or (ii) the SEC Reports that are available on the SEC’s website through EDGAR prior to the date of this Agreement, Purchaser warrants to the Company, Pubco, Merger Sub and the Company Shareholders, as of the date hereof and as of the Merger Closing, as follows:

4.1               Organisation and Standing. Purchaser is a company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Purchaser is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Purchaser has heretofore made available to the Company accurate and complete copies of its Organisational Documents, each as currently in effect. Purchaser is not in violation of any provision of its Organisational Documents.

4.2               Authorisation; Binding Agreement. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorised by the board of directors of Purchaser and (b) other than the Required Shareholder Approval, no other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of Purchaser are necessary to authorise the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. Purchaser’s board of directors, at a duly called and held meeting or in writing as permitted by Purchaser’s memorandum and articles of association, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of Purchaser and Purchaser’s shareholders in accordance with the Cayman Companies Act, (ii) approved and adopted this Agreement, (iii) recommended that Purchaser’s shareholders vote in favour of the approval of this Agreement, the Merger, and the other Shareholder Approval Matters in accordance with the Cayman Companies Act (the “Purchaser Recommendation”) and (iv) directed that this Agreement and the Shareholder Approval Matters be submitted to Purchaser’s shareholders for their approval. This Agreement has been, and each Ancillary Document to which Purchaser is a party shall be when delivered, duly and validly executed and delivered by Purchaser and, assuming the due authorisation, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganisation and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally and subject to general principles of equity (collectively, the “Enforceability Exceptions”).

4.3               Governmental Approvals. No Consent of any Governmental Authority on the part of Purchaser is required to be obtained or made in connection with the execution, delivery or performance by Purchaser of this Agreement and each Ancillary Document to which it is a party or the consummation by Purchaser of the transactions contemplated hereby and thereby, other than (a) any filings required with NYSE or the SEC with respect to the Transactions, (b) applicable requirements, if any, of the Securities Act and the Exchange Act, and (c) registration of the Merger by the Cayman Registrar.

4.4               Non-Contravention. The execution and delivery by Purchaser of this Agreement and each Ancillary Document to which it is a party, the consummation by Purchaser of the transactions contemplated hereby and thereby, and compliance by Purchaser with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of Purchaser’s Organisational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.3, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to Purchaser or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Purchaser under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of Purchaser under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person, or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Purchaser Material Contract, except for any deviations from any of the foregoing clauses (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on Purchaser.

4.5               Capitalisation.

(a)                As of the date of this Agreement, the issued and outstanding Purchaser Securities are set forth hereto in Schedule 4.5(a). As of the date of this Agreement, there are no issued or outstanding Purchaser preferred shares. All outstanding shares of Purchaser Securities are duly authorised, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, right of first refusal, pre-emptive right, subscription right or any similar right under the Laws of the Cayman Islands, Purchaser’s Organisational Documents or any Contract to which Purchaser is a party. None of the outstanding Purchaser Securities have been issued in violation of any applicable securities Laws. Prior to giving effect to the transactions contemplated by this Agreement, Purchaser does not have any Subsidiaries or own any equity interests in any other Person.

(b)                Except as set forth in Schedule 4.5(a) or Schedule 4.5(b), there are no (i) outstanding options, warrants, puts, calls, convertible or exchangeable securities, “phantom” share rights, share appreciation rights, share-based units, pre-emptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued securities of Purchaser or (B) obligating Purchaser to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for any capital shares, or (C) obligating Purchaser to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of Purchaser to repurchase, redeem or otherwise acquire any shares of Purchaser or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth herein, there are no shareholders agreements, voting trusts or other agreements or understandings to which Purchaser is a party with respect to the voting or transfer of any shares of Purchaser.

(c)                All Indebtedness of Purchaser as of the date of this Agreement is disclosed in Schedule 4.5(c). No Indebtedness of Purchaser contains any restriction upon: (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by Purchaser, or (iii) the ability of Purchaser to grant any Lien on its properties or assets. As of the date hereof, Purchaser does not have any present intention, agreement, arrangement or understanding to enter into or incur, any additional obligations with respect to or under any Indebtedness.

(d)                Since the date of formation of Purchaser, and except as contemplated by this Agreement, Purchaser has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and Purchaser’s board of directors has not authorised any of the foregoing.

4.6               SEC Filings; Purchaser Financials; Internal Controls.

(a)                Purchaser, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by Purchaser with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement and prior to the Share Acquisition Closing. Except to the extent available on the SEC’s web site through EDGAR, Purchaser has delivered to the Company copies in the form filed with the SEC of all of the following: (i) Purchaser’s quarterly reports on Form 10-Q for each fiscal quarter that Purchaser filed such reports in each of the fiscal years of Purchaser, (ii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by Purchaser with the SEC since the IPO (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i) and (ii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 4.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)                As of the date of this Agreement, (i) the Purchaser Public Units, the Purchaser Ordinary Shares and the Purchaser Public Warrants are listed on NYSE under the ticker symbols BSN.U, BSN and BSN WS, respectively, (ii) Purchaser has not received any written deficiency notice from NYSE relating to the continued listing requirements of such Purchaser Securities, (iii) there are no Actions pending or, to the Knowledge of Purchaser, threatened against Purchaser by the Financial Industry Regulatory Authority, Inc. with respect to any intention by such entity to suspend, prohibit or terminate the listing of such Purchaser Securities on NYSE, and (iv) such Purchaser Securities are in compliance with all of the applicable corporate governance rules of NYSE.

(c)                The financial statements and notes of Purchaser contained or incorporated by reference in the SEC Reports (the “Purchaser Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of Purchaser at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved, (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable), and (iii) in the case of audited financial statements, PCAOB standards.

(d)                Except as and to the extent reflected or reserved against in the Purchaser Financials, Purchaser has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that is not adequately reflected or reserved on or provided for in the Purchaser Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since Purchaser’s formation in the ordinary course of business. Purchaser does not maintain any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K under the Securities Act. As of the date of this Agreement, no financial statements other than those of Purchaser are required by GAAP to be included in the financial statements of Purchaser.

(e)                Since the IPO, neither Purchaser nor Purchaser’s independent auditors has identified or been made aware of any (i) “significant deficiency” in the internal controls over financial reporting of Purchaser, (ii) “material weakness” in the internal controls over financial reporting of Purchaser, (iii) fraud, whether or not material, that involves management or other employees of Purchaser who have a role in the internal controls over financial reporting of Purchaser or (iv) any written claim or allegation regarding any of the foregoing.

(f)                 Except as not required in reliance on exemptions from various reporting requirements by virtue of Purchaser’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, since the IPO, (i) Purchaser has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Purchaser’s financial reporting and the preparation of Purchaser’s financial statements for external purposes in accordance with GAAP, and (ii) Purchaser has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to Purchaser is made known to Purchaser’s principal executive officer and principal financial officer by others within Purchaser, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared.

(g)                There are no outstanding loans or other extensions of credit made by Purchaser to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Purchaser. Purchaser has not taken any action prohibited by Section 402 of SOX.

(h)                To the Knowledge of Purchaser, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SEC Reports. To the Knowledge of Purchaser, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

4.7               Absence of Certain Changes. As of the date of this Agreement, Purchaser has (a) since its formation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities, and (b) since the IPO, not been subject to a Material Adverse Effect.

4.8               Compliance with Laws. Purchaser is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect on Purchaser, and Purchaser has not received written notice alleging any violation of applicable Law in any material respect by Purchaser.

4.9               Actions; Orders; Permits. There is no pending or, to the Knowledge of Purchaser, threatened Action to which Purchaser is subject which would reasonably be expected to have a Material Adverse Effect on Purchaser or on the ability of Purchaser to enter into and perform its obligations under this Agreement. There is no material Action that Purchaser has pending against any other Person. Purchaser is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. Purchaser holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on Purchaser.

4.10           Taxes and Returns.

(a)                Purchaser has or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are to its Knowledge true, accurate, correct and complete in all material respects. Purchaser has timely paid, or caused to be paid, all material Taxes required to its Knowledge to be paid, other than such Taxes for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP.

(b)                To the Knowledge of Purchaser, there are no material claims, assessments, audits, examinations, investigations or other Actions pending or in progress against Purchaser, in respect of any material Tax, and Purchaser has not been notified in writing of any material proposed Tax claims or assessments against Purchaser (other than, in each case, claims or assessments for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP).

(c)                There are no material Liens with respect to any Taxes upon any of Purchaser’s assets, other than Permitted Liens. Purchaser has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by Purchaser for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due in any Tax Return. No written claim has been made by any Governmental Authority which remains outstanding where a Target Company does not file a Tax Return that it is or may be subject to taxation in that jurisdiction with respect to Taxes that would be the subject of such Tax Return.

(d)                Purchaser has never been a party to any transaction that was intended to qualify under Section 355 of the Code (or under so much of Section 356 of the Code as relates to Section 355 of the Code).

(e)                Purchaser has never been a party to a transaction that is or is substantially similar to a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law.

(f)                 Purchaser has not been since its formation a tax resident outside of the Cayman Islands and Purchaser does not have a permanent establishment, branch or is otherwise subject to Tax in any jurisdiction other than the Cayman Islands.

4.11           Employees and Employee Benefit Plans. Purchaser does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans. Except as set forth on Schedule 4.11, neither the execution and delivery of this Agreement or the Ancillary Documents nor the consummation of the transactions contemplated by this Agreement and the Ancillary Documents will (i) result in any payment or benefit (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of Purchaser, or (ii) result in the acceleration of the time of payment or vesting of any such payment or benefit.

4.12           Properties. Purchaser does not own, license or otherwise have any right, title or interest in any material Intellectual Property. Purchaser does not own or lease any material real property or Personal Property.

4.13           Material Contracts.

(a)                Except as set forth on Schedule 4.13, other than this Agreement and the Ancillary Documents, there are no Contracts to which Purchaser is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $100,000, (ii) may not be cancelled by Purchaser on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee, or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of Purchaser or any of its current or future Affiliates, any acquisition of material property by Purchaser or any of its current or future Affiliates, or restricts in any material respect the ability of Purchaser or any of its current or future Affiliates from engaging in business as currently conducted by it or from competing with any other Person (each, a “Purchaser Material Contract”). All Purchaser Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b)                With respect to each Purchaser Material Contract: (i) the Purchaser Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the Purchaser Material Contract is valid, binding and enforceable in all material respects against Purchaser and, to the Knowledge of Purchaser, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) Purchaser is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by Purchaser, or permit termination or acceleration by the other party, under such Purchaser Material Contract; and (iv) to the Knowledge of Purchaser, no other party to any Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by Purchaser under any Purchaser Material Contract.

4.14         Transactions with Affiliates. Schedule 4.14 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between Purchaser, on the one hand, and any (a) present or former director, officer, employee, manager, direct equityholder or Affiliate of Purchaser, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of Purchaser’s outstanding capital stock as of the date hereof, on the other hand.

4.15          Investment Company Act; JOBS Act. Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case within the meaning of the Investment Company Act. Purchaser constitutes an “emerging growth company” within the meaning of the JOBS Act.

4.16          Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, Pubco, the Target Companies, the Company Shareholders or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser. Schedule 4.16 shall set forth, as of the date of this Agreement, the amounts of any such fees or commissions that are due or would, upon the Share Acquisition Closing, be due.

4.17           Certain Business Practices.

(a)                Neither Purchaser, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made or offered to make any unlawful payment or provided or offered to provide anything of value to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment, or (iv) since the formation of Purchaser, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Purchaser or assist it in connection with any actual or proposed transaction. No Action involving Purchaser with respect to the any of the foregoing is pending or, to the Knowledge of Purchaser, threatened.

(b)                The operations of Purchaser are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving Purchaser with respect to the any of the foregoing is pending or, to the Knowledge of Purchaser, threatened.

(c)                None of Purchaser or any of its directors or officers, or, to the Knowledge of Purchaser, any other Representative acting on behalf of Purchaser is currently (i) identified on the specially designated nationals or other blocked person list or otherwise currently subject to any sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), the U.S. Department of State, or other applicable Governmental Authority, (ii) organised, resident, or located in, or a national of a comprehensively sanctioned country (currently, Cuba, Iran, North Korea, and the Crimea region of Ukraine), or (iii) in the aggregate, fifty (50) percent or greater owned, directly or indirectly, or otherwise controlled, by a person identified in (i) or (ii); and Purchaser has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any country sanctioned by OFAC or other applicable Governmental Authority (currently, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine) or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any sanctions administered by OFAC or the U.S. Department of State or other applicable Governmental Authority in the last five (5) fiscal years. Neither Purchaser nor any of its directors or officers, nor, to the knowledge of Purchaser, any other Representative acting on behalf of Purchaser has engaged in any conduct, activity, or practice that would constitute a violation or apparent violation of any applicable sanctions laws administered by OFAC, the U.S. Department of State, or other applicable Governmental Authority. No Action involving Purchaser with respect to the any of the foregoing is pending or, to the Knowledge of Purchaser, threatened.

4.18           Insurance. Schedule 4.18 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by Purchaser relating to Purchaser or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and Purchaser is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of Purchaser, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by Purchaser. Purchaser has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to Purchaser.

4.19           PIPE Investment Amount; Subscription Agreements. Purchaser has delivered to the Company true, correct and complete copies of each of the fully executed Subscription Agreements pursuant to which the Subscribers have committed, subject to the terms and conditions therein, to purchase 8,900,000 Pubco Ordinary Shares in the aggregate for consideration, comprising payments of cash, of an aggregate of eighty-nine million dollars ($89,000,000) (the “PIPE Investment Amount”). Each of the Subscription Agreements is in full force and effect and is legal, valid and binding upon Pubco and Purchaser and, to the Knowledge of Purchaser, the Subscribers, enforceable in accordance with its terms. None of the Subscription Agreements has been withdrawn, terminated, amended or modified since the date of delivery hereunder and prior to the execution of this Agreement, and, to the Knowledge of Purchaser, as of the date of this Agreement no such withdrawal, termination, amendment or modification is contemplated, and as of the date of this Agreement the commitments contained in the Subscription Agreements have not been withdrawn, terminated or rescinded by the Subscriber in any respect. As of the date hereof, there are no side letters or Contracts to which Pubco, Purchaser or Merger Sub is a party related to the provision or funding, as applicable, of the purchases contemplated by the Subscription Agreements or the transactions contemplated hereby other than as expressly set forth in this Agreement, the Subscription Agreements or any other agreement entered into (or to be entered into) in connection with the Transactions delivered to the Company. Each of Pubco and Purchaser has fully paid any and all commitment fees or other fees required in connection with the Subscription Agreements that are payable on or prior to the date hereof and will pay any and all such fees when and as the same become due and payable after the date hereof pursuant to the Subscription Agreements. Each of Pubco and Purchaser has, and to the Knowledge of Purchaser, the Subscriber has, complied with all of its obligations under the Subscription Agreements. There are no conditions precedent or other contingencies related to the consummation of the purchases set forth in the Subscription Agreements, other than as expressly set forth in the Subscription Agreements. To the Knowledge of Purchaser, as of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to (i) constitute a default or breach on the part of Pubco, Purchaser or the Subscribers, (ii) assuming the conditions set forth in Section 10.1, Section 10.2 and Section 10.3 will be satisfied, constitute a failure to satisfy a condition on the part of Pubco, Purchaser or the Subscriber or (iii) assuming the conditions set forth in Section 10.1, Section 10.2 and Section 10.3 will be satisfied result in any portion of the amounts to be paid by the Subscribers in accordance with the Subscription Agreements being unavailable on the Share Acquisition Closing Date. As of the date hereof, assuming the conditions set forth in Section 10.1, Section 10.2 and Section 10.3 will be satisfied, Purchaser has no reason to believe that any of the conditions to the consummation of the purchases under the Subscription Agreements will not be satisfied, and, as of the date hereof, Purchaser is not aware of the existence of any fact or event that would or would reasonably be expected to cause such conditions not to be satisfied.

4.20           Information Supplied. None of the information supplied or to be supplied by Purchaser expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to Purchaser’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Purchaser expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Purchaser makes no warranty or covenant with respect to any information supplied by or on behalf of Pubco, the Target Companies, the Company Shareholders, the Loan Note Holders or any of their respective Affiliates.

4.21           Trust Account. As of the date hereof, Purchaser had an amount of assets in the Trust Account of not less than three hundred five million three hundred thousand and ten dollars ($305,300,010). The funds held in the Trust Account are invested in U.S. government securities with a maturity of one hundred and eighty-five (185) days or less or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act and held in trust pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a valid and binding obligation of Purchaser and the Trustee, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate in any material respect or, to the Knowledge of Purchaser, that would entitle any Person (other than (i) in respect of deferred underwriting commissions set forth in Schedule 4.21 or Taxes, (ii) Purchaser’s shareholders prior to the Merger Effective Time who shall have elected to redeem their Purchaser Ordinary Shares pursuant to Purchaser’s Organisational Documents or in connection with an amendment thereof to extend Purchaser’s deadline to consummate a Business Combination, or (iii) if Purchaser fails to complete a Business Combination within the allotted time period and liquidates the Trust Account, subject to the terms of the Trust Agreement, in limited amounts to permit Purchaser to pay the expenses of the Trust Account’s liquidation and dissolution, and then Purchaser’s shareholders) to any portion of the funds in the Trust Account. Prior to the Share Acquisition Closing, none of the funds held in the Trust Account have been released, except to pay Taxes from any interest income earned in the Trust Account, and to redeem Purchaser Ordinary Shares pursuant to Purchaser’s Organisational Documents, or in connection with an amendment thereof to extend Purchaser’s deadline to consummate a Business Combination. As of the date of this Agreement, there are no Actions pending or, to the Knowledge of Purchaser, threatened with respect to the Trust Account. Purchaser has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Relevant Date, the obligations of Purchaser to dissolve or liquidate pursuant to Purchaser’s Organisational Documents shall terminate, and as of the Relevant Date, Purchaser shall have no obligation whatsoever pursuant to Purchaser’s Organisational Documents to dissolve and liquidate the assets of Purchaser by reason of the consummation of the transactions contemplated hereby. As of the date hereof, assuming the accuracy of the warranties of the Company contained herein and the compliance by the Company, Pubco and Merger Sub with their respective obligations hereunder, Purchaser has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Purchaser on the Share Acquisition Closing Date.

4.22           Warranties. Purchaser acknowledges and agrees that, except as set forth in Article V, Article VI (including the related portions of the Company Disclosure Schedules) and Article VII, no warranties have been made by Pubco, Merger Sub, the Company, the Company Shareholders or any of their respective Representatives.

4.23           Litigation. Since Purchaser’s formation, there are: (a) no Actions pending or, to the Knowledge of Purchaser, threatened against Purchaser or any of its properties or assets, or any of the directors or officers of Purchaser in their capacity as such; (b) to the Knowledge of Purchaser, no facts or circumstances that would reasonably be expected to give rise to any material Action; (c) no pending or, to the Knowledge of Purchaser, threatened in writing to Purchaser, audits, examinations or investigations by any Governmental Authority of Purchaser; (d) no pending or threatened in writing Actions by Purchaser against any third party; (e) no settlement or similar agreement that imposes any material ongoing obligations or restrictions on the Purchaser; and (f) no Orders imposed or, to the Knowledge of Purchaser, threatened to be imposed upon Purchaser or any of its properties or assets, or any of the directors or officers of Purchaser in their capacity as such.

Article V
WARRANTIES OF PUBCO and merger sub

Each of Pubco and Merger Sub warrants to Purchaser, the Company and the Company Shareholders, as of the date hereof and as of the Merger Closing, as follows:

5.1               Organisation and Standing. Each of Pubco and Merger Sub is a company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Each of Pubco and Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Pubco and Merger Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Each of Pubco and Merger Sub has heretofore made available to Purchaser and the Company accurate and complete copies of its Organisational Documents, as currently in effect. Each of Pubco and Merger Sub is not in violation of any provision of its Organisational Documents in any material respect.

5.2               Authorisation; Binding Agreement. Subject to obtaining the Required Shareholder Approval and the adoption of the Amended Purchaser Charter, each of Pubco and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorised by the board of directors and shareholder of each of Pubco and Merger Sub and no other corporate proceedings, other than as expressly set forth elsewhere in the Agreement (including the adoption of the Amended Pubco Charter), on the part of Pubco and Merger Sub are necessary to authorise the execution and delivery of this Agreement and each Ancillary Document to which Pubco or Merger Sub is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Pubco or Merger Sub is a party has been or shall be when delivered, duly and validly executed and delivered by Pubco and Merger Sub (as applicable) and, assuming the due authorisation, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of each of Pubco and Merger Sub, enforceable against each of Pubco and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

5.3               Governmental Approvals. No Consent of or with any Governmental Authority, on the part of Pubco or Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by Pubco and Merger Sub of this Agreement and each Ancillary Document to which Pubco or Merger Sub is a party or the consummation by each of Pubco and Merger Sub of the transactions contemplated hereby and thereby, other than (a) such filings as are expressly contemplated by this Agreement, including the Amended Purchaser Charter, (b) any filings required with NYSE or the SEC with respect to the transactions contemplated by this Agreement, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, and (d) registration of the Merger by the Cayman Registrar.

5.4               Non-Contravention. The execution and delivery by each of Pubco and Merger Sub of this Agreement and each Ancillary Document to which it is a party, the consummation by each of Pubco and Merger Sub of the transactions contemplated hereby and thereby, and compliance by each of Pubco and Merger Sub with any of the provisions hereof and thereof, will not (a) subject to the filing of the Amended Purchaser Charter, conflict with or violate any provision of the Organisational Documents of each of Pubco and Merger Sub, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to each of Pubco and Merger Sub or any of Pubco’s or Merger Sub’s properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by each of Pubco and Merger Sub under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of each of Pubco and Merger Sub under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person, or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of each of Pubco and Merger Sub, except for any deviations from any of the foregoing clauses (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on each of Pubco and Merger Sub (as applicable).

5.5               Pubco Capitalisation.

(a)                As of the date hereof, Pubco is authorised to issue a maximum of 50,000 of Pubco Ordinary Shares, of which one (1) Pubco Ordinary Share is issued and outstanding, which is owned by SF. Prior to giving effect to the transactions contemplated by this Agreement, Pubco does not have any Subsidiaries or own any equity interests in any other Person, other than Merger Sub. Pubco qualifies as a foreign private issuer pursuant to Rule 3b-4 of the Exchange Act.

(b)                On the Share Acquisition Closing Date all of the issued and outstanding Pubco Ordinary Shares (A) will be duly authorised, validly issued, fully paid and nonassessable, (B) will have been issued in compliance in all material respects with applicable Law and (C) will not have been issued in breach or violation of any pre-emptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person in an agreement to which Pubco is a party or by which it is bound.

(c)                Except as set forth in the Pubco Disclosure Schedule, there are no (i) outstanding options, warrants, puts, calls, convertible or exchangeable securities, “phantom” share rights, share appreciation rights, share-based units, pre-emptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued securities of Pubco or (B) obligating Pubco to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for any capital shares, or (C) obligating Pubco to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than as expressly set forth in this Agreement, there are no outstanding obligations of Pubco to repurchase, redeem or otherwise acquire any shares of Pubco or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth herein, there are no shareholders agreements, voting trusts or other agreements or understandings to which Pubco is a party with respect to the voting or transfer of any shares of Pubco.

5.6               Merger Sub Capitalisation. As of the date hereof, Merger Sub is authorised to issue a maximum of 50,000 of Merger Sub Ordinary Shares, of which one (1) Merger Sub Ordinary Share is issued and outstanding, which is owned by Pubco. Prior to giving effect to the transactions contemplated by this Agreement, Merger Sub does not have any Subsidiaries or own any equity interests in any other Person.

5.7               Activities. Since its formation, each of Pubco and Merger Sub (i) has not engaged in any business activities other than as contemplated by this Agreement, (ii) has not owned directly or indirectly any ownership, equity, profits or voting interest in any Person, other than Pubco’s ownership of Merger Sub, (iii) other than fees in respect of its incorporation, has not had any assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which it is a party and the Transactions, and (iv) other than its Organisational Documents, this Agreement and the Ancillary Documents to which it is a party, has not been party to or bound by any Contract.

5.8              Finders and Brokers. No broker, finder or investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission from Purchaser, Pubco, Merger Sub, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of each of Pubco or Merger Sub (excluding, for the avoidance of doubt, any fees or commissions as set forth on Schedule 4.16).

5.9               Investment Company Act. Each of Pubco and Merger Sub is not an “investment company” or, a Person directly or indirectly controlled by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case within the meanings of the Investment Company Act.

5.10           Information Supplied. None of the information supplied or to be supplied by each of Pubco and Merger Sub expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K or 6-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to Purchaser’s, Pubco’s or Merger Sub’s, shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by each of Pubco and Merger Sub expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, each of Pubco and Merger Sub does not make any warranty or covenant with respect to any information supplied by or on behalf of Purchaser, the Target Companies, the Company Shareholders or any of their respective Affiliates.

5.11           Taxes and Returns.

(a)                Pubco has or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are to its Knowledge true, accurate, correct and complete in all material respects. Pubco has timely paid, or caused to be paid, all material Taxes required to its Knowledge to be paid, other than such Taxes for which adequate reserves have been established in accordance with GAAP.

(b)                To the Knowledge of Pubco, there are no material claims, assessments, audits, examinations, investigations or other Actions pending or in progress against Pubco, in respect of any material Tax, and Pubco has not been notified in writing of any material proposed Tax claims or assessments against Pubco (other than, in each case, claims or assessments for which adequate reserves have been established in accordance with GAAP).

(c)                There are no material Liens with respect to any Taxes upon any of Pubco’s assets, other than Permitted Liens. Pubco has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by Pubco for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due in any Tax Return. No written claim has been made by any Governmental Authority which remains outstanding where a Target Company does not file a Tax Return that it is or may be subject to taxation in that jurisdiction with respect to Taxes that would be the subject of such Tax Return.

(d)                Pubco has never been a party to any transaction that was intended to qualify under Section 355 of the Code (or under so much of Section 356 of the Code as relates to Section 355 of the Code).

(e)                Pubco has never been a party to a transaction that is or is substantially similar to a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law.

(f)                 Pubco has not been since its formation a tax resident outside of the Cayman Islands and Pubco does not have a permanent establishment, branch or is otherwise subject to Tax in any jurisdiction other than the Cayman Islands and Pubco is not subject to Tax in the Cayman Islands.

Article VI
WARRANTIES OF THE COMPANY

Except as fairly disclosed, other than in respect of the Company Fundamental Warranties, in (i) the disclosure schedules delivered by the Company to Purchaser on the date hereof (the “Company Disclosure Schedules”) or (ii) the contents of the Data Room, the Company hereby warrants to Pubco as of the date hereof and as of the Share Acquisition Closing, as follows:

6.1               Organisation and Standing. The Company is a company duly organised, validly existing and in good standing under the Laws of England and Wales and has all requisite corporate or other entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each other Target Company is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organisation and has all requisite corporate or other entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Target Company is duly qualified or licensed and in good standing (to the extent that such concept applies) in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates would individually or in the aggregate reasonably be expected to be material to the Target Companies, taken as a whole, or the ability of the Company to perform on a timely basis its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound. The Company has provided to Purchaser accurate and complete copies of the Organisational Documents of each Target Company, each as amended to date and as currently in effect. No Target Company is in violation of any provision of its Organisational Documents in any material respect.

6.2               Authorisation; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorised by the board of directors and shareholders of the Company (as applicable) in accordance with the Company’s Organisational Documents and any applicable Law, and (b) no other corporate proceedings on the part of the Company are necessary to authorise the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorisation, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Company, in each case, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

6.3               Capitalisation.

(a)                The allotted and issued share capital of the Company consists of, excluding any Company Loan Note Shares and AA Shares, 123,220 Company A Ordinary Shares and 4,832 Company B Ordinary Shares, and there are no other issued or outstanding equity interests of the Company. Except for the Company Loan Note Shares to be held by the Loan Note Holders and the AA Shares held by AA, (i) the Company Shareholders are the legal and beneficial owners of all of the issued Company Shares, (ii) subject to the conversion of the Loan Notes, the Loan Note Holders are the legal and beneficial owner of all of the Company Loan Note Shares and (iii) AA is the legal and beneficial owner of all of the AA Shares, with each Company Shareholder owning the Company Shares set forth opposite the name of such Company Shareholder on Schedule 6.3(a), all of which Company Shares are owned by the Company Shareholders free from any Liens other than those imposed under the Company’s Organisational Documents, applicable securities Laws or as set forth on Schedule 6.3(a). After giving effect to the Share Acquisition, the transactions contemplated under the LNH SPA and the transactions contemplated under the AA SPA, Pubco shall own all of the issued share capital of the Company free from any Liens other than those imposed under the Company’s Organisational Documents and applicable securities Laws. All of the issued shares of the Company have been duly authorised and are fully paid and not in violation of any purchase option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of the UK Companies Act, any other applicable Law, the Company’s Organisational Documents or any Contract to which the Company is a party or by which the Company or its securities are bound.

(b)                No Target Company currently has, and no Target Company has had, since its formation, any stock option or other equity incentive plans. Except as set forth on Schedule 6.3(b), there are no Company Convertible Securities or pre-emptive rights or rights of first refusal or first offer, except for those rights as provided in the Company’s Organisational Documents which have been disapplied and waived by the Company Shareholders pursuant to Section 2.5 hereof, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of the Company Shareholders or any of their respective Affiliates are a party or bound relating to any Equity Securities of the Company, whether or not outstanding. There are no outstanding or authorised equity appreciation, phantom equity or similar rights with respect to the Company. Except as set forth on Schedule 6.3(b), there are no voting trusts, proxies, shareholder agreements or any other written agreements or understandings with respect to the voting or transfer of any Company Shares or any AA Shares. Except as set forth in the Company’s Organisational Documents, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its equity interests or securities, nor has the Company granted any registration rights to any Person with respect to its Equity Securities. All of the issued and outstanding securities of the Company have been granted, offered, sold and issued in compliance with all applicable Laws. Except as set forth on Schedule 6.3(b), as a result of the consummation of the transactions contemplated by this Agreement, no equity interests of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(c)                Since 1 January 2019, the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the board of directors of the Company has not authorised any of the foregoing.

6.4               Subsidiaries. Schedule 6.4 sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary (a) its jurisdiction of organisation, (b) its authorised shares or other equity interests (if applicable), and (c) the number of issued and outstanding shares or other equity interests and the record holders and beneficial owners thereof. All of the outstanding Equity Securities of each Subsidiary of the Company are duly authorised and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable Laws, and owned by one or more of the Target Companies free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organisational Documents or applicable Laws). There are no Contracts to which the Company or any of its Subsidiaries is a party or bound with respect to the voting (including voting trusts or proxies) or transfer of the equity interests of any Subsidiary of the Company other than the Organisational Documents of any such Subsidiary. There are no outstanding or authorised options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any equity interests of any Subsidiary of the Company. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company. No Subsidiary of the Company has any limitation, whether by Contract, Order or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another Target Company. Except for the equity interests of the Subsidiaries listed on Schedule 6.4, neither the Company nor any Subsidiary or Affiliate owns or has any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person. No Target Company is a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of a Target Company to provide funds to or make any loan or capital contribution to any other Person.

6.5               Governmental Approvals. No Consent of or with any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents to which it is or required to be a party or otherwise bound, or the consummation by the Company of the transactions contemplated hereby or thereby other than (a) any filings required with NYSE or the SEC with respect to the Transactions, and (b) applicable requirements, if any, of the Securities Act, the Exchange Act.

6.6               Non-Contravention. The execution and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is or is required to be a party, and the consummation by any Target Company of the transactions contemplated hereby and thereby and compliance by any Target Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any Target Company’s Organisational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 6.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to any Target Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Target Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of any Target Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person, or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except in cases of clauses (b) and (c), as would not individually or in the aggregate reasonably be expected to be material to the Target Companies, taken as a whole, or the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

6.7               Financial Statements.

(a)                True and correct copies of the Management Accounts have been provided to Purchaser. As used herein, the term “Management Accounts” means, collectively, the unaudited monthly management accounts of the Company, consisting for each of a profit and loss account for the period beginning on 1 January 2020 and ended on 31 March 2021.

(b)                The Management Accounts were prepared from the books and records of the Company as of the times and for the periods referred to therein. The profit and loss accounts included in the Management Accounts fairly present in all material respects the results of operations of the Company for the periods presented; provided, however, that the Management Accounts are subject to normal recurring year-end audit adjustments.

(c)                When made available pursuant to Section 8.7, the Consolidated Company Financials shall (i) be prepared from the books and records of the Company or the Target Companies as of the times and for the periods referred to therein, (ii) be prepared in accordance with IFRS, consistently applied throughout and among the periods involved, and (iii) fairly present in all material respects the consolidated assets, liabilities and financial position of the Target Companies as of the respective dates thereof and the consolidated results of the operations and cash flows of the Target Companies for the periods indicated.

(d)                Each Target Company maintains books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that are in accordance with applicable Law and provide reasonable assurance that (i) transactions are executed with management’s authorisation, (ii) transactions are recorded as necessary to permit preparation of the financial statements of such Target Company and to maintain accountability for such Target Company’s assets, (iii) access to such Target Company’s assets is permitted only in accordance with management’s authorisation, and (iv) adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a timely basis. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course of business and in accordance with applicable Laws. No Target Company has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any Target Company. Since its formation, no Target Company or its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Target Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any Target Company has engaged in questionable accounting or auditing practices.

(e)                As of the date hereof, the Target Companies do not have any Indebtedness other than the Indebtedness set forth on Schedule 6.7(e), and in such amounts (including principal and any accrued but unpaid interest with respect to such Indebtedness), as set forth therein. Except as set forth on Schedule 6.7(e), no Indebtedness of any Target Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by any Target Company, or (iii) the ability of the Target Companies to grant any Lien on their respective properties or assets.

(f)                 Except as set forth on Schedule 6.7(f), no Target Company is subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with IFRS), except for those that will be reflected or reserved on or provided for in the consolidated balance sheet of the Target Companies contained in the Consolidated Company Financials, or are not material and were incurred after 31 December 2020 in the ordinary course of business (other than Liabilities for breach of any Contract or violation of any Law).

(g)                All financial projections with respect to the Target Companies that were delivered by or on behalf of the Company to Purchaser or its Representatives were prepared in good faith using assumptions that the Company believes to be reasonable.

6.8               Absence of Certain Changes. Except as set forth on Schedule 6.8 or for actions expressly contemplated by this Agreement, each Target Company, since 1 January 2021, (i) has conducted its business only in the ordinary course of business, (ii) has not been subject to a Material Adverse Effect, and (iii) has not taken any action or committed or agreed to take any action that would be prohibited by Section 8.2 (without giving effect to Section 8.2) if such action were taken on or after the date hereof without the consent of Purchaser.

6.9               Compliance with Laws. Except as set forth on Schedule 6.9 and where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole, or the ability of the Company to perform on a timely basis its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound, each Target Company is and, since the date of its formation has been, in compliance with, and not in conflict, default or violation of, any applicable Laws, including for the avoidance of doubt non-compliance with any anti-tax evasion Laws that give rise to a need for a Target Company to maintain appropriate Tax evasion prevention procedures, and no Target Company has received, since the date of its formation, any written or, to the Knowledge of the Company, oral notice of any conflict or non-compliance with, or default or violation of, any applicable Laws by which it is or was bound in any material respect.

6.10           Company Permits. Each Target Company (and each of its directors, officers or employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to any Target Company), holds all Permits necessary to lawfully conduct its business as presently conducted, and to develop, own, lease and operate its assets and properties (collectively, the “Company Permits”), except where the failure to obtain the same would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole, or the ability of the Company to perform on a timely basis its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound. All of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened. No Target Company is in violation in any material respect of the terms of any Company Permit, and since its formation, no Target Company has received any written or, to the Knowledge of the Company, oral notice of any Actions relating to the cancellation, restriction, termination, revocation or modification of any Company Permit. No application or notice relating to a Company Permit has been refused.

6.11           Litigation. Except as described on Schedule 6.11, as of the date of this Agreement, there is no (a) Action of any nature currently pending or, to the Company’s Knowledge, threatened (and no such Action has been brought or, to the Company’s Knowledge, threatened since the date of its formation), or (b) Order now pending or outstanding or that was rendered by a Governmental Authority since the date of its formation, in either case of (a) or (b) by or against any Target Company, its current or former directors, officers or equity holders in their capacity as such, its business, Equity Securities or assets. The items listed on Schedule 6.11, if finally determined adverse to the Target Companies, will not be material to the Target Companies, taken as a whole, or the ability of the Company to perform on a timely basis its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound. Since the date of its formation, none of the current or former officers, senior management or directors of any Target Company have been charged with, indicted for, arrested for, or convicted of any offence or any crime involving fraud.

6.12           Material Contracts.

(a)                Schedule 6.12(a) sets forth a true, correct and complete list of, and the Company has made available to Purchaser (including written summaries of oral Contracts), true, correct and complete copies of, each Contract to which any Target Company is a party or by which any Target Company is bound (each Contract required to be set forth on Schedule 6.12(a), a “Company Material Contract”) that:

(i)            contains covenants that limit the ability of any Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, in each case in any material respect, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favoured pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii)           relates to the formation, creation, operation, management or control of any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement;

(iii)          is with a Material Supplier;

(iv)          involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices other than those entered into in the ordinary course of business of the Target Companies on behalf of a customers or any ordinary course transactions that are settled on a daily basis;

(v)           evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Target Company having an outstanding principal amount in excess of $250,000;

(vi)          involves any grants, subsidies or financial assistance from any Governmental Authority or other body;

(vii)            involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $500,000 or shares or other equity interests of any Target Company or another Person;

(viii)          relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business or material assets;

(ix)            by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Target Companies under such Contract or Contracts of at least $500,000 per year or $2,000,000 in the aggregate;

(x)             contains licenses, sublicenses and other agreements or permissions, under which a Target Company is a licensee or otherwise is authorised to use or practice any Intellectual Property of a third party, excluding (A) Immaterial Licenses, (B) licenses for Open Source Materials and (C) “shrink wrap,” “click wrap,” and “off the shelf” Software licenses and other agreements for Software (or the provision of Software-enabled services) that is not included in or linked to any Company Products or any Company Software and is commercially available to the public generally with license, maintenance, support and other fees of less than $500,000 per year (“Material Inbound Licenses”);

(xi)            pursuant to which any Target Company has granted to any third party any license, right, immunity or authorisation to use or otherwise exploit any Company Owned IP, excluding Immaterial Licenses (“Material Outbound Licenses”);

(xii)           pursuant to which any Target Company has (A) acquired from any third party any ownership right to any material Intellectual Property, excluding Contracts with Contributors substantially in the form of the templates of written Contracts provided by the Company to Purchaser entered into in the ordinary course of business, or (B) transferred to any third party any ownership right to any material Intellectual Property;

(xiii)          for, or relating to, the employment or hiring or engagement for services of any director, officer, employee, or consultant of the Company that is not terminable by any Target Company with notice without any cost or other Liability (except as required by Law), including any Contract requiring the relevant Target Company to make a payment to any employee on account of any transaction contemplated by this Agreement or any Ancillary Document;

(xiv)         obligates the Target Companies to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $500,000;

(xv)           is between any (A) Target Company and (B) any Company Shareholder or any directors, officers or employees of a Target Company (other than at-will employment, assignment of Intellectual Property or confidentiality arrangements entered into in the ordinary course of business) or any of their respective Affiliates or other Related Person, including all non-competition, severance and indemnification agreements;

(xvi)         is a labour agreement, collective bargaining agreement, or other labour-related agreement or arrangement with any labour union, labour organisation, works council or other employee-representative body;

(xvii)        obligates the Target Companies to make any capital commitment or expenditure in excess of $500,000 (including pursuant to any joint venture);

(xviii)       relates to a settlement of any Action entered into within two (2) years prior to the date of this Agreement or under which any Target Company has outstanding obligations (other than customary confidentiality or non-disparagement obligations);

(xix)          provides another Person (other than another Target Company or any manager, director or officer of any Target Company) with a power of attorney; or

(xx)           that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form F-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant.

(b)                Except as disclosed in Schedule 6.12(b), with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all material respects against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Company Material Contract; (iii) no Target Company is in breach or default in any material respect, and to the Company’s Knowledge, no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by any Target Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any Target Company, under such Company Material Contract; (v) no Target Company has received or served written or, to the Knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect the Target Companies, taken as a whole, in any material respect; and (vi) no Target Company has waived any material rights under any such Company Material Contract.

6.13           Intellectual Property.

(a)                Schedule 6.13(a)(i) sets forth, as of the date hereof, a complete and accurate list of all registered and applied-for Intellectual Property owned (or purported to be owned) by a Target Company (“Company Registered IP”), specifying as to each item, as applicable: (A) the title of the item, if applicable, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed, and (D) the issuance, registration or application numbers and dates. Schedule 6.13(a)(ii) sets forth, as of the date hereof, a complete and accurate list of all material unregistrable Intellectual Property owned (or purported to be owned) by a Target Company. Schedule 6.13(a)(iii) sets forth a complete and accurate list of each Contract pursuant to which any Target Company is obligated to pay any royalties, fees, commissions or other amounts to any other Person upon or solely for the use of any Intellectual Property in or with a Company Product, which royalties, fees, commissions or other amounts are payable in connection with the provision or distribution of such Company Product to a third party. Except as set forth on Schedule 6.13(a)(iv), the Target Companies exclusively own all Company Owned IP, free and clear of all Liens (other than Permitted Liens), without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Owned IP, except for fees and costs payable to file, apply for, register, patent or maintain Company Registered IP. All Company Registered IP is subsisting and, to the Knowledge of the Company, all Company Registered IP (excluding applications for registration) are valid and enforceable (and there have been no acts or omissions that the Company is aware of that would prejudice the enforcement by the Target Companies, including acquiescence by any Target Company in any unauthorised use by third parties).

(b)                The Target Companies either own, or have valid licenses to use, all Intellectual Property required to carry on the business of the Target Companies in the same manner as carried on it the twelve months prior to this Agreement (the “Business Intellectual Property”) and the Business Intellectual Property will not be lost or liable to termination as a result of the Transaction.

(c)                Each Target Company has a valid and enforceable license to use all Intellectual Property that is the subject of the Material Inbound Licenses applicable to such Target Company. The Material Inbound Licenses constitute all of the licenses, sublicenses and other agreements or permissions for material third-party Intellectual Property necessary to operate the business of the Target Companies as conducted in the twelve months prior to the date of this Agreement. Each Target Company has performed all material obligations imposed on it in the applicable Company IP Licenses, has made all material payments required under the applicable Company IP Licenses to date, and such Target Company is not in material breach or material default thereunder. No notice of termination of any Material Inbound Licenses has been received or served by any Target Company and there are no grounds on which they might be terminated. The continued use by the Target Companies of the Intellectual Property that is the subject of the Material Inbound Licenses in the same or similar manner that it has used in the last twelve months is not prohibited by such Contracts. None of the Target Companies is a party to any Contract pursuant to which any Intellectual Property is exclusively licensed by or to a Target Company. No disputes have arisen and the Company does not have Knowledge of any no circumstances exist which are likely to give rise to a dispute under the Material Inbound Licenses.

(d)                No Action is pending or, to the Company’s Knowledge, threatened against a Target Company that challenges the validity, enforceability, ownership, registration, or right to use, sell, exploit, license or sublicense any Intellectual Property. During the past three (3) years, no Target Company has received any written or, to the Knowledge of the Company, oral notice or claim, asserting that any Infringement of the Intellectual Property of any other Person in material respects is or may be occurring or has or may have occurred, in each case, as a consequence of the business activities of any Target Company. No Infringement or similar claim or Action is, to the Knowledge of the Company, threatened against any Person who is or may be entitled to be indemnified, defended, held harmless or reimbursed by any Target Company with respect to any such claim or Action, and during the past three (3), none of the Target Companies has received written notice, or to the Knowledge of the Company, any other communication requesting, claiming, or demanding any of the foregoing with respect to any such claim or Action. There are no Orders to which any Target Company is a party or is otherwise bound that (i) restrict the rights of a Target Company to use, transfer, license or enforce any Company Owned IP, (ii) restrict the conduct of the business of a Target Company in any material respects in order to accommodate a third party’s Intellectual Property, or (iii) grant any third party any right with respect to any Intellectual Property owned by a Target Company. To the Knowledge of the Company, no Target Company is currently Infringing, or has, in the past three (3) years, Infringed any Intellectual Property of any other Person in any material respect. To the Company’s Knowledge, no third party is Infringing any Company Owned IP in any material respect. During the past three (3) years, no Target Company has notified any third party or otherwise alleged that the third party is, Infringing any Company Owned IP.

(e)                All current and former founders, employees, consultants and independent contractors who created any Intellectual Property included in any Company Product or otherwise material to the business of any Target Company (each, a “Contributor”) have executed a valid written agreement (substantially in the form of the templates of written Contracts provided by the Company to Purchaser) that assigned to a Target Company all of such Contributor’s right, title and interest in and to the Intellectual Property arising from the services performed for a Target Company by such Persons. To the Knowledge of the Company, no Contributors have claimed any ownership interest in any Company Owned IP.

(f)                 Each Target Company has taken reasonable endeavours to protect and maintain the secrecy and confidentiality of all Trade Secrets and confidential information owned or held by the Target Companies, and to the knowledge of the Company, has not been subject to unauthorised access by a third party.

(g)                Except as specified in Schedule 6.13(g), (i) no funding, facilities or personnel of any Governmental Authority, university or research centre were used, directly or indirectly, to develop, create, or reduce to practice, in whole or in part, any Company Owned IP, and (ii) no Governmental Authority, university, college, other educational institution, multi-national, bi-national or international organisation or research centre owns or otherwise holds, or has the right to obtain, any rights to any Company Owned IP. The Target Companies are not now, and have never been, a member or promoter of, or a contributor to, any industry standards body or any similar organisation that requires or obligates a Target Company to grant or offer to any other Person any license or other right to any Company Owned IP.

(h)                The consummation of the Transactions will not result in: (i) the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments by a Target Company under any Contract, (ii) incremental loss of Intellectual Property rights, or (iii) release of source code for Company Software. Following the Share Acquisition Closing, the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Target Companies’ material rights under the Company IP Licenses to the same or similar extent that the Target Companies would have been able to exercise had the Transactions not occurred, without the payment of any additional amounts or consideration in respect of the Company IP Licenses other than ongoing fees, royalties or payments which the Target Companies would otherwise be required to pay in the absence of such transactions.

(i)                 Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect no Target Company is in breach of any material terms or conditions of any relevant licenses of Open Source Materials incorporated into any material Company Products. No Company Product or Company Software incorporates, is integrated with, or, links to any Open Source Materials in such a manner that requires the Target Company to distribute any proprietary source code for such Company Product or Company Software under the terms of a license to such Open Source Materials and, to the Knowledge of the Company, there would be no reasonable basis for such a claim to be made by a third party. Since 1 January 2019, no Target Company has received any such claim from a third party, or knows of any such claim by a third party.

(j)                 No source code for any Company Software has been (or is required to be) delivered, licensed or made available to any escrow agent or other Person who is not an employee performing services solely for the benefit of a Target Company. No event has occurred, and no circumstance or condition exists, that will, or would reasonably be expected to, result in the delivery, license or disclosure of the source code for any Company Software to any other Person.

(k)                Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, none of the Company Products or Company Software (i) contains any material bug, defect, or error that affects the use, functionality, or performance of such Company Products or Company Software, or (ii) fails or has failed within the past three (3) years to comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Company Products.

6.14           IT Systems.

(a)                Except as would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole, the IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct the business of the Target Companies as currently conducted. None of the Target Companies has experienced within the past three (3) years any material disruption to, or material interruption in, the conduct of business attributable to a defect, bug, breakdown or other failure or deficiency of the IT Systems. Each Target Company has implemented and maintains measures to provide for the back-up and recovery of all data and information necessary to the conduct of the business of such Target Company (including such data and information that is stored on magnetic or optical media in the ordinary course).

(b)                To the Company’s Knowledge, none of the Company Software or IT Systems contain any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other malicious Software or device designed or intended to have any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorised access to, a computer system or network or other device on which such Software or device is stored or installed or (ii) damaging or destroying any data or file without the user’s consent.

(c)                The Target Companies maintain business continuity and disaster recovery plans that are adequate to ensure that the IT Systems can be replaced or substituted without material disruption to the operations of the Target Companies’ business as currently conducted.

6.15           Taxes and Returns. Except as set forth on Schedule 6.15:

(a)                Each Target Company has or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects. Each Target Company has timely paid, or caused to be paid, all material Taxes required to be paid, other than such Taxes for which adequate reserves have been established in accordance with applicable accounting standards.

(b)                Each Target Company has complied in all material respects with all applicable Tax Laws relating to withholding and remittance of all material amounts of Taxes and all material amounts of Taxes required by applicable Tax Laws to be withheld by a Target Company have been withheld and timely paid over to the appropriate Governmental Authority, including with respect to any amounts owing to or from any employee, independent contractor, shareholder, creditor, or other third party.

(c)               To the Knowledge of the Company, there are no material claims, assessments, audits, examinations, investigations or other Actions pending or in progress against any Target Company, in respect of any material Tax, and no Target Company has been notified in writing of any material proposed Tax claims or assessments against any Target Company. To the Knowledge of the Company, no Target Company has paid, within the past six years ending on the date of this Agreement any material penalty, fine, surcharge or interest charged by virtue of any applicable Tax Laws.

(d)                There are no material Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens. No Target Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by any Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due in any Tax Return. No written claim has been made by any Governmental Authority which remains outstanding where a Target Company does not file a Tax Return that it is or may be subject to taxation in that jurisdiction with respect to Taxes that would be the subject of such Tax Return.

(e)                No written rulings, clearances or similar agreements have been entered into with or issued by any Tax Authority with respect to a Target Company which agreement, clearance or ruling would be effective after the Share Acquisition Closing Date and could reasonably be expected to have a material effect on the Tax treatment of any Target Company after the Share Acquisition Closing Date.

(f)                 Each Target Company is resident for tax purposes only in its jurisdiction of incorporation. No Target Company has, or has ever had, a permanent establishment in any country other than the country of its organisation.

(g)                No Target Company has any liability for the Taxes of another Person as a transferee or successor or by contract, indemnity or otherwise. No Target Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar agreement, with respect to Taxes (including closing agreement or other agreement relating to Taxes with any Governmental Authority).

(h)                No Target Company is or has ever been a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the common parent was another Target Company.

(i)                 Each Target Company is registered for value added tax and makes only taxable supplies for the purposes of value added tax.

(j)                 All documents which are in the possession of a Target Company, to which a Target Company is a party and which are required to: (i) establish the title of any Target Company to any material asset; or (ii) enforce any material rights of any Target Company, and in respect of which any stamp duty, registration, transfer or other similar tax is payable (whether as a condition to the validity, registrability or otherwise), have been duly stamped or such stamp, registration, transfer or similar tax has been paid in respect of such documents.

(k)                No Target Company is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code.

(l)                 No Target Company has been a party within the past two (2) years to any transaction that was intended to qualify under Section 355 of the Code (or under so much of Section 356 of the Code as relates to Section 355 of the Code).

(m)              The Company is not a (i) “controlled foreign corporation” within the meaning of Section 957 of the Code; nor (ii) has it been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(n)                No Target Company has been a party to a transaction that is or is substantially similar to a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law. No Target Company has been a party to any “reportable cross border arrangement” as defined in 3(19) of Directive 2011/16/EU as amended by Directive (EU) 2018/822 that has not yet been reported.

6.16           Real Property. Schedule 6.16 contains a complete and accurate list of all premises currently leased or subleased by a Target Company or occupied or used by a Target Company, and of all current leases, licences, lease guarantees, agreements and documents related thereto as of the date of this Agreement, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”), as well as the current annual rent and term under each Company Real Property Lease. The Company has provided to Purchaser a true and complete copy of each of the Company Real Property Leases, and in the case of any oral Company Real Property Lease, a written summary of the material terms of such Company Real Property Lease. The Company Real Property Leases are valid, binding and enforceable against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, in accordance with their terms and are in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions). No event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default on the part of a Target Company or, to the Knowledge of the Company, any other party under any of the Company Real Property Leases, and no Target Company has received notice of any such default. No Target Company owns or has ever owned, leases, licence, used or occupied any real property or had any interest in real property (other than the leasehold interests in the Company Real Property Leases).

6.17           Personal Property. Except as set forth in Schedule 6.17, all items of Personal Property with a book value or fair market value of greater than fifty thousand Dollars ($50,000) are in good operating condition and repair in all material respects (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the Target Companies. The operation of each Target Company’s business as it is now conducted or presently proposed to be conducted is not in any material respect dependent upon the right to use the Personal Property of Persons other than a Target Company, except for such Personal Property that is owned, leased or licensed by, or otherwise contracted to, a Target Company.

6.18           Title to and Sufficiency of Assets. Each Target Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, and with respect to assets owned by Target Companies, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (c) Liens specifically identified on the consolidated balance sheet of the Target Companies and (d) Liens set forth on Schedule 6.18. The assets (including Intellectual Property rights and contractual rights) of the Target Companies constitute all of the assets, rights and properties that are used in the operation of the businesses of the Target Companies as it is now conducted or that are used or held by the Target Companies for use in the operation of the businesses of the Target Companies, and taken together, are adequate and sufficient for the operation of the businesses of the Target Companies as currently conducted.

6.19           Employee Matters.

(a)                Except as set forth in Schedule 6.19(a), no Target Company is a party to, or bound by, any labour agreement, collective bargaining agreement or other labour-related Contract, agreement or arrangement with any labour union, labour organisation, works council, group of employees or other representative of any of the employees of any Target Company; there are no labour agreements, collective bargaining agreements or any other labour-related Contracts, agreements or arrangements that pertain to any of the employees of any Target Company; and no employees of any Target Company are represented by any labour union, labour organisation or works council with respect to their employment with any Target Company.

(b)                The Company has no Knowledge of any activities or proceedings of any labour union or other party to organise or represent any employees of the Target Company; no labour union, labour organisation, works council, or group of employees of any Target Company has made a pending demand for recognition or certification; and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with any labour relations tribunal or authority. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labour activity with respect to any such employees.

(c)                The Target Company has satisfied any pre-signing legal or contractual requirement to provide notice to, or to enter into any consultation procedure with, any labour union, labour organisation or works council, which is representing any employee of any Target Company, in connection with the execution of this Agreement or the transactions contemplated by this Agreement.

(d)                Schedule 6.19(d) sets forth all unresolved labour controversies (including unresolved grievances and age or other discrimination claims), if any, that are pending or, to the Knowledge of the Company, threatened between any Target Company and Persons employed by or providing services as independent contractors to a Target Company.

(e)                No current officer of a Target Company has, to the Knowledge of the Company, provided any Target Company written or oral notice of his or her plan to terminate his or her employment with any Target Company.

(f)                 Except as set forth in Schedule 6.19(f), each Target Company (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labour relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labour practices against a Target Company, (ii) is not delinquent in payments to any employees, former employees or individual independent contractors for any services or amounts required to be reimbursed or otherwise paid, except for any arrearages occurring in the ordinary course of business, (iii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iv) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business). There are no material Actions pending or, to the Knowledge of the Company, threatened against a Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(g)                No Target Company is party to a settlement agreement with a current or former officer, employee or independent contractor of any Target Company that involves allegations relating to sexual harassment. To the Knowledge of the Company, in the last five (5) years, no allegations of sexual harassment or other discrimination have been made against any employee or officer of a Target Company.

(h)                To the Knowledge of the Company, no employee of any Target Company is in any material respect in violation of any term of any employment agreement, non-disclosure agreement, common law non-disclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation: (i) to any Target Company or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by any Target Company or (B) to the knowledge or use of trade secrets or proprietary information.

(i)                 Each individual who is currently providing services to any Target Company, or who previously provided services to any Target Company, as an independent contractor or consultant is or was properly classified and properly treated as an independent contractor or consultant by such Target Company. Each individual who is currently providing services to any Target Company through a third party service provider, or who previously provided services to any Target Company through a third party service provider, is not or was not an employee of any Target Company. No Target Company has a single employer, joint employer, alter ego or similar relationship with any other company.

(j)                 Since 1 January 2020, the Target Companies have not engaged in layoffs, furloughs or employment terminations (excluding terminations for cause), whether temporary or permanent, and the Target Companies do not have plans to engage in any such layoffs, furloughs or employment terminations (excluding terminations for cause) within the next six (6) months. The Target Companies have sufficient employees to operate the business of the Target Companies as currently conducted.

(k)                (i) Copies of standard form employment agreements applicable to the employees of each Target Company have been made available to Purchaser by the Company and no such employee is engaged on terms which deviate in any material way from these standard forms, and (ii) the Target Companies have paid in full to all their employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, and no Target Company has any obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Company’s Knowledge, oral agreement, or commitment or any applicable Law, custom, trade or practice.

(l)                 Schedule 6.19(l) sets forth a true and complete list (redacted as necessary to comply with applicable privacy laws) of all employees of each Target Company (including their position, salary, commencement date, notice period and benefits) as at April 30, 2021. True and complete copies of the material documents pursuant to which the Key Employees are employed or engaged have been provided to the Purchaser.

(m)              Schedule 6.19(m) contains a list of all independent contractors (including consultants) currently engaged by any Target Company, along with the position, the entity engaging such independent contractor, date of retention and rate of remuneration. Each such independent contractor is a party to a written contract with a Target Company and has entered into customary covenants regarding confidentiality, non-competition and assignment of inventions and copyrights in such Person’s Contract. For the purposes of applicable Law, all independent contractors who are currently, or within the last three (3) years have been, engaged by a Target Company are bona fide independent contractors and not employees of a Target Company. Each independent contractor’s engagement is terminable by any Target Company with notice, without any obligation of any Target Company to pay severance or a termination fee.

(n)                No employee has transferred into employment with a Target Company by means of a relevant transfer pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 2006.

6.20           Benefit Plans.

(a)                Set forth on Schedule 6.20(a) is a true and complete list of each Benefit Plan of a Target Company (each, a “Company Benefit Plan”). Except as set forth on Schedule 6.20(a), no Target Company maintains or contributes to (or has an obligation to contribute to) or has or could have any liability to. No Company Benefit Plan is a defined benefit pension plan.

(b)                With respect to each Company Benefit Plan, the Company has made available to Purchaser accurate and complete copies of the current plan documents and all material communications in the past three (3) years with any Governmental Authority concerning any matter that is still pending or for which a Target Company has any outstanding material Liability.

(c)                With respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms and the requirements of all applicable Laws, and has been maintained, where required, in good standing in all material respects with applicable regulatory authorities and Governmental Authorities; (ii) no breach of fiduciary duty that would result in material Liability to any Target Company has occurred; (iii) no Action that would result in a material Liability to the Target Companies is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); and (iv) all contributions, premiums and other payments (including any special contribution, interest or penalty) required to be made with respect to a Company Benefit Plan have been timely made. No Target Company has incurred any material obligation in connection with the termination of, or withdrawal from, any Company Benefit Plan.

(d)                Except as set forth in Schedule 6.20(d), the consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation whether under any Company Benefit Plan or under any applicable Law or otherwise; or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation or benefits, or in respect of, any director, employee or independent contractor of a Target Company.

6.21           Environmental Matters. Except as set forth in Schedule 6.21:

(a)                Each Target Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all material Permits required for its business and operations by Environmental Laws (“Environmental Permits”), and no Action is pending or, to the Company’s Knowledge, threatened to revoke, modify in any material respect, or terminate any such Environmental Permit.

(b)                Except as would not reasonably be expected to be material to the Target Companies, taken as a whole, or the ability of the Company to perform on a timely basis its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound, no Target Company is the subject of any outstanding Order or Contract with any Governmental Authority in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material in each case that would reasonably be expected to give rise to any material Liability. No Target Company has assumed, contractually or by operation of Law, any outstanding material Liabilities or obligations under any Environmental Laws.

(c)                No Action is pending, or to the Company’s Knowledge, threatened against any Target Company or any assets of a Target Company alleging either or both that a Target Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

(d)                No Target Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation of any Target Company under applicable Environmental Laws. To the Company’s Knowledge, no fact, circumstance, or condition exists in respect of any Target Company or any property currently or formerly owned, operated, or leased by any Target Company or any property to which a Target Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in a Target Company incurring any material Environmental Liabilities.

(e)                To the Company’s Knowledge, there is no investigation by any Governmental Authority of the business, operations, or currently owned, operated, or leased property of a Target Company pending or threatened in writing that could reasonably be expected to result in a Target Company incurring material Environmental Liabilities.

(f)                 To the Knowledge of the Company, there is not located at any of the properties of a Target Company any (i) underground storage tanks, (ii) asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls, in each case that could reasonably be expected to result in a Target Company incurring any material Liability or obligation under applicable Environmental Laws.

6.22           Transactions with Related Persons. Except as set forth on Schedule 6.22, no Company Shareholder nor any officer or director of a Target Company or any of their respective Affiliates, nor any immediate family member of any of the foregoing (each of the foregoing, a “Related Person”) is presently, or in the past three (3) years, has been, a party to any transaction with a Target Company, including any Contract (a) providing for the furnishing of services by (other than as officers, directors or employees of the Target Company), (b) providing for the rental of real property or Personal Property from, or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Target Company in the ordinary course of business) any Related Person or any Person in which any Related Person has a position as an officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect ownership interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company), in each case, other than any Ancillary Document. Except as set forth on Schedule 6.22, or as contemplated by or provided for in any Ancillary Document, no Target Company has outstanding any Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of any Target Company. Except as set forth on Schedule 6.22, or as contemplated by or provided for in any Ancillary Document, the assets of the Target Companies do not include any material receivable or other material obligation from a Related Person, and the Liabilities of the Target Companies do not include any material payable or other material obligation or commitment to any Related Person.

6.23           Insurance.

(a)                Schedule 6.23(a) lists all material insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by a Target Company relating to a Target Company or its business, properties, assets, directors, officers and employees, true and complete copies of which have been provided to Purchaser. All premiums due and payable under all such insurance policies have been timely paid and the Target Companies are otherwise in material compliance with the terms of such insurance policies. To the Company’s Knowledge, each such insurance policy (i) is valid, binding, enforceable and in full force and effect and (ii) will continue to be valid, binding, enforceable, and in full force and effect on identical terms following the Share Acquisition Closing (except, in each case, as such enforcement may be limited by the Enforceability Exceptions). No Target Company has any self-insurance or co-insurance programs. Since 1 January 2019, no Target Company has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b)                Since the formation of the Company and the Target Companies, no Target Company has made any insurance claim in excess of $50,000 and each Target Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Target Companies, taken as a whole. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. Since its formation, no Target Company has made any material claim against an insurance policy as to which the insurer is denying coverage.

6.24           Data Protection and Cybersecurity.

(a)                For the purposes of this Section 6.24, the terms “controller,” “data subject,” “personal data,” “personal data breach,” “processor,” “processing” (and its cognates), and “special categories of personal data” shall have the meaning given to them in the GDPR.

(b)                Each Target Company complies in all material respects with all Data Protection Laws and contractual obligations relating to the privacy, security, processing, transfer and confidentiality of personal data. Each Target Company has (i) implemented and maintains appropriate policies, notices, logs, and procedures in relation to the processing and transfer of personal data and carried out regular staff training, testing, audits or other mechanisms designed to ensure and monitor compliance with such policies and procedures to demonstrate compliance with Data Protection Laws, (ii) maintained and keeps up-to-date records of all its personal data processing activities as required under Data Protection Laws, (iii) issued fair processing notices to the relevant data subjects in accordance with Data Protection Laws, (iv) obtained all appropriate consents, approvals and/or authorisation to process and transfer such personal data lawfully and in accordance with Data Protection Laws, including in relation to the placement of cookies or similar technologies on the devices of users of each Target Company’s website.

(c)                Each Target Company has implemented and maintains appropriate technical and organisational measures to protect personal data and other data relating to the business of the Target Company against personal data breaches and cybersecurity incidents, as monitored through regular external penetration tests and vulnerability assessments (including by remediating any and all material identified vulnerabilities).

(d)                In the past three (3) years, no Target Company has (i) suffered, or has discovered, any personal data breach or security breach or, to the Knowledge of the Company, intrusion into a Target Company’s computer networks or systems or any other computer networks or systems containing personal data or a Target Company’s data, (ii) been subject to any actual, pending, or threatened investigations, notices or requests from any Governmental Authority in relation to their data processing or cybersecurity activities, and (iii) received any actual, pending, or threatened claims from individuals alleging any breach of, or exercising their rights under, Data Protection Laws, except where such a claim would not be reasonably likely to be material to the Target Companies, taken as a whole.

(e)                The systems used by the Target Companies to store or use personal data are all located inside the European Economic Area or the United Kingdom.

(f)                 To the extent any personal data originating in the United Kingdom or European Economic Area is transferred by a Target Company outside of the United Kingdom or European Economic Area (as applicable), this is carried out in accordance with Data Protection Laws and with appropriate safeguards in place for such transfer.

(g)                Each Target Company that processes personal data is registered with the United Kingdom Information Commissioner, and has paid any relevant fees, to the extent it is required to do so under Data Protection Laws.

(h)                No Target Company is, or has been, an operator of essential services or a relevant digital service provider as defined in the NIS Directive and has no reason to believe it would be so classified in the future.

6.25           Certain Business Practices.

(a)                Since its formation, no Target Company, nor any of their respective Representatives acting on their behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) promised, made or offered to make any unlawful payment or provided or offered to provide anything of value to any official or employee of a Governmental Authority, to foreign or domestic political parties or campaigns or violated any provision of any Anti-Corruption Laws, or (iii) made any other unlawful payment. Since its formation, no Target Company, nor any of their respective Representatives acting on their behalf has directly or knowingly indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, official or employee of a Governmental Authority or other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction. No Action involving a Target Company with respect to the any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(b)                Since its formation, the operations of each Target Company are and have been conducted at all times in compliance with all Anti-Corruption Laws in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority that have jurisdiction over the Target Companies, and no Action involving a Target Company with respect to the any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c)                No Target Company or any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company is currently (i) a Sanctioned Person, (ii) organised, resident, or located in, or a national of a comprehensively Sanctioned Country, or (iii) in the aggregate, fifty (50) percent or greater owned, directly or indirectly, or otherwise controlled, by a person identified in (i) or (ii); and no Target Company has, directly or, knowingly, indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any Sanctioned Country or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any Sanctions Laws or Export Control Laws in the last five (5) fiscal years. No Target Company or any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company has engaged in any conduct, activity, or practice that would constitute a violation or apparent violation of any applicable Sanctions Laws or Export Control Laws. No Action involving a Target Company with respect to the any of the foregoing is pending or, to the Knowledge of the Company, threatened.

6.26           Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case within the meaning of the Investment Company Act.

6.27           Aviation Regulation Compliance. Each Target Company’s business as presently conducted does not require such Target Company to hold any Aviation Authorisations issued by any Aviation Authority. The Company has made available to the Purchaser all material communications, documentation and data it has provided to the CAA with respect to its aircraft.

6.28           Health and Safety. There are no events, states of affairs, conditions, circumstances, activities, practices, incidents or actions which have occurred and have not been remedied or are occurring or have been or are in existence in connection with the conduct of the business of the Target Companies which are liable to give rise to liability under the Health and Safety Laws. At no time has any Target Company had knowledge of and/or received any notice, claim or other communication alleging any material contravention of or actual or potential liability under the Health and Safety Laws.

6.29           Finders and Brokers. No broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission from Purchaser, Pubco, Merger Sub, the Company Shareholders, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of any Target Company.

6.30           Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to Purchaser’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no warranty or covenant with respect to any information supplied by or on behalf of Purchaser, Pubco or any of their respective Affiliates.

Article VII
WARRANTIES OF THE COMPANY SHAREHOLDERS

Each Company Shareholder, solely on behalf of himself, herself or itself, as applicable, hereby warrants severally (not jointly, and not jointly and severally) to Purchaser and the Company, as of the date hereof and as of the Share Acquisition Closing, as follows:

7.1               Organisation and Standing. Each Company Shareholder, if not an individual person, is an entity duly organised, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

7.2               Authorisation; Binding Agreement. Each Company Shareholder has all requisite power, authority and legal right and capacity to execute and deliver this Agreement and each Ancillary Document to which he, she or it is a party, to perform the Company Shareholder’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which each Company Shareholder is or is required to be a party has been or shall be when delivered, duly and validly executed and delivered by each Company Shareholder and assuming the due authorisation, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Company Shareholders, enforceable against each Company Shareholder in accordance with its terms, subject to the Enforceability Exceptions.

7.3               Ownership. Each Company Shareholder owns good, valid and marketable title to all of the Company Shares set forth opposite the name of such Company Shareholder on Schedule 6.3(a), free and clear of any and all Liens (other than those imposed by applicable securities Laws or the Company’s Organisational Documents). There are no voting trusts, proxies, shareholder agreements or any other written agreements or understandings, to which any Company Shareholder is a party or by which any Company Shareholder is bound, with respect to the voting or transfer of any of the Company Shares other than this Agreement. Upon transfer of the Company Shareholder’s Company Shares to Pubco on the Share Acquisition Closing Date in accordance with this Agreement, the entire legal and beneficial interest in such Company Shares and good, valid and marketable title to such Company Shares, free and clear of all Liens (other than those imposed by applicable securities Laws or those incurred by Pubco), will pass to Pubco.

7.4               Governmental Approvals. No Consent of or with any Governmental Authority on the part of the Company Shareholders is required to be obtained or made in connection with the execution, delivery or performance by the Company Shareholders of this Agreement or any Ancillary Documents to which they are a party or the consummation by the Company Shareholders of the transactions contemplated hereby or thereby other than (a) any filings required with NYSE or the SEC with respect to the transactions contemplated by this Agreement, (b) applicable requirements, if any, of the Securities Act, the Exchange Act and (c) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to materially impair or delay the ability of any Company Shareholder to consummate the Transactions.

7.5               Non-Contravention. The execution and delivery by each Company Shareholder of this Agreement and each Ancillary Document to which they are a party or otherwise bound and the consummation by each Company Shareholder of the transactions contemplated hereby and thereby, and compliance by each Company Shareholder with any of the provisions hereof and thereof, will not, (a) if the relevant Company Shareholder is an entity, conflict with or violate any provision of the Company Shareholder’s Organisational Documents, (b) conflict with or violate any Law, Order or Consent applicable to the relevant Company Shareholder or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the relevant Company Shareholder under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the relevant Company Shareholder under, (viii) give rise to any obligation to obtain any third party consent, or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Contract to which the relevant Company Shareholder is a party or the relevant Company Shareholder or its properties or assets are otherwise bound, except for any deviations from any of the foregoing clauses (b) or (c) that has not had and would not reasonably be expected to materially impair or delay the ability of the relevant Company Shareholder to consummate the Transactions.

7.6               No Litigation. There is no Action pending or, to the Knowledge of the Company Shareholder, threatened, nor any Order is outstanding, against or involving the Company Shareholder, whether at law or in equity, before or by any Governmental Authority, which would reasonably be expected to materially and adversely affect the ability of any Company Shareholder to consummate the transactions contemplated by, and discharge its obligations under, this Agreement and the Ancillary Documents to which the relevant Company Shareholder is or is required to be a party. No Company Shareholder has been charged with, indicted for, arrested for, or convicted of fraud or been the subject of a Fraud Claim.

7.7               Investment Warranties. The Company Shareholders do not have any Contract with any Person to sell, transfer, or grant participations to such Person, or to any third party, with respect to the Exchange Shares. Each Company Shareholder has carefully read and understands all materials provided by or on behalf of Pubco, Purchaser or their respective Representatives to each Company Shareholder or the Company Shareholder’s Representatives pertaining to an investment in Pubco and has consulted, as each Company Shareholder has deemed advisable, with his, her or its own attorneys, accountants or investment advisors with respect to the investment contemplated hereby and its suitability for the Company Shareholder. Each Company Shareholder acknowledges that the Exchange Shares may be subject to dilution for events not under the control of the Company Shareholders. Each Company Shareholder has completed its independent inquiry and has relied fully upon the advice of legal counsel, tax, accountant, financial and other Representatives in determining the legal, tax, financial and other consequences of this Agreement and the transactions contemplated hereby and the suitability of this Agreement and the transactions contemplated hereby for the Company Shareholders and their particular circumstances, and, except as set forth herein, has not relied upon any representations or advice by Purchaser or their respective Representatives. Each Company Shareholder acknowledges and agrees that, except as set forth in Article IV (including the related portions of the Purchaser Disclosure Schedules) and Article V, no warranties have been made by Pubco, Merger Sub, Purchaser or any of their respective Representatives, and that each Company Shareholder has not been guaranteed or represented to by any Person, (i) any specific amount or the event of the distribution of any cash, property or other interest in Pubco, or (ii) the profitability or value of the Exchange Shares in any manner whatsoever. Each Company Shareholder (A) has carefully read and fully understands this Agreement in its entirety; (B) is fully aware of the contents hereof and the meaning, intent and legal effect thereof; and (C) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

7.8               Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, Pubco, Merger Sub, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company Shareholder.

7.9               Information Supplied. None of the information supplied or to be supplied by the Company Shareholders expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K or 6-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to Purchaser’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company Shareholders expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no Company Shareholder makes any warranty or covenant with respect to any information supplied by or on behalf of Purchaser, Pubco, Merger Sub or their respective Affiliates.

Article VIII
COVENANTS

8.1               Access and Information.

(a)                During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 11.1 or the Merger Closing (the “Interim Period”), subject to Section 8.16, the Company shall give, and shall cause its Representatives to give, Purchaser and its Representatives, at reasonable times during normal business hours and at reasonable intervals and upon reasonable advance notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, books and records, financial and operating data and other similar information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Target Companies, as Purchaser or its Representatives may reasonably request regarding the Target Companies and their respective businesses, assets, Liabilities, financial condition, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any) in each case, if the financial statements or other documents already exist), and cause each of the Representatives of the Company to reasonably cooperate with Purchaser and its Representatives in their investigation; provided, however, that Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies. Each of Purchaser, Pubco and Merger Sub hereby agrees that, during the Interim Period, it shall not contact any employee (other than executive officers), customer, supplier, distributor or other material business relation of any Target Company regarding any Target Company, its business or the transactions contemplated by this Agreement and the Ancillary Documents without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, the Company shall not be required to provide access to any information (i) that is prohibited from being disclosed pursuant to the terms of a written confidentiality agreement with a third party, (ii) the disclosure of which would violate any Law, or (iii) the disclosure of which would constitute a waiver of attorney-client, attorney work product or other legal privilege.

(b)                During the Interim Period, subject to Section 8.16, each of Purchaser, Pubco and Merger Sub shall give, and shall cause its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and at reasonable intervals and upon reasonable advance notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, books and records, financial and operating data and other similar information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to Purchaser, as the Company or its Representatives may reasonably request regarding Purchaser and its business, assets, Liabilities, financial condition, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any) in each case, if the financial statements or other documents already exist), and cause each of Purchaser’s Representatives to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of Purchaser. Notwithstanding the foregoing, Purchaser shall not be required to provide access to any information (i) that is prohibited from being disclosed pursuant to the terms of a written confidentiality agreement with a third party, (ii) the disclosure of which would violate any Law, or (iii) the disclosure of which would constitute a waiver of attorney-client, attorney work product or other legal privilege.

8.2               Conduct of Business of the Company during the Interim Period.

(a)                Unless Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period and subject always to Section 8.6 and Section 8.7, except as expressly contemplated by the terms of this Agreement or any Ancillary Document, or as set forth on Schedule 8.2, or as required by applicable Law (including in respect of any COVID-19 Measures) or as reasonably necessary in light of COVID-19 to protect the wellbeing of the employees generally or to mitigate the impact on the Target Companies and their operations, the Company shall, and shall cause the other Target Companies: (i) to conduct their respective businesses, in all material respects, in the ordinary course of business and (ii) comply with all Laws applicable to the Target Companies and their respective businesses, assets and employees.

(b)                Without limiting the generality of Section 8.2(a) and except as contemplated by the terms of this Agreement (including, but not limited to, Section 8.26) or any Ancillary Document, or as set forth on Schedule 8.2, or as required by applicable Law (including in respect of any COVID-19 Measures) or as reasonably necessary in light of COVID-19 to protect the wellbeing of the employees generally or to mitigate the impact on the Target Companies and their operations, during the Interim Period and subject always to Section 8.6 and Section 8.7, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not (and the Company Shareholders shall, if provided the opportunity, vote their Company Shares such that the Company shall not), and shall cause the other Target Companies not to:

(i)                 amend, waive or otherwise change, in any respect, its Organisational Documents;

(ii)               authorise for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its Equity Securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its Equity Securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other Equity Securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third party with respect to such securities, in each case other than (i) in the ordinary course of business of the Company where recruitment involves these being offered, (ii) the Company Loan Note Shares and (iii) the AA Shares;

(iii)             split, combine, recapitalise or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv)              incur, create, assume or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $500,000 individually or $2,000,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $500,000 individually or $2,000,000 in the aggregate;

(v)                (A) increase the wages, salaries or compensation of its employees other than in the ordinary course of business, (B) make or commit to make any bonus payment (whether in cash, property or securities) to any employee other than as set forth on Schedule 8.2 or in the ordinary course of business, (C) grant any severance, retention, change in control or termination or similar pay, other than as provided for in any written agreements in the ordinary course of business or as required by law, (D) establish any trust or take any other action to secure the payment of any compensation payable by the Company, (E) materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee other than as set forth on Schedule 8.2 in connection with the transactions contemplated under this Agreement or in the ordinary course of business, (F) hire any employee with an annual base salary greater than or equal to $150,000 or engage any person as an independent contractor other than in the ordinary course of business, or (G) terminate the employment of any employee other than for cause or in the ordinary course of business;

(vi)              waive any restrictive covenant obligations of any employee or individual independent contractor of any Target Company;

(vii)            unless required by applicable Law, (i) modify, extend or enter into any labour agreement, collective bargaining agreement, or other labour-related agreement or arrangement with any labour union, labour organisation, works council or other employee-representative body; or (ii) recognise or certify any labour union, labour organisation, works council or other employee-representative body as the bargaining representative for any employees of the Target Companies;

(viii)          make, amend, or change any material claim, election, or disclaimer relating to Taxes, settle or otherwise compromise any material Action relating to Taxes, make any material change in its accounting or Tax policies or procedures or waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return);

(ix)              file any material Tax Return materially inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is materially inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods;

(x)                other than in the ordinary course of business, (A) sell, transfer or license any Intellectual Property to any Person, other than Immaterial Licenses, (B) abandon, withdraw, dispose of, permit to lapse or fail to preserve any Company Registered IP, or (C) disclose any Trade Secrets owned or held by any Target Company to any Person who has not entered into a written confidentiality agreement and is not otherwise subject to confidentiality obligations;

(xi)              terminate, or waive or assign any material right under, any Company Material Contract or enter into any Contract that would be a Company Material Contract

(xii)            make any distribution of cash or property or otherwise declare or pay any dividend on, or make any payment on account of, the purchase, redemption, defeasance, retirement or other acquisition of, any of its common shares, as applicable, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property;

(xiii)          fail to maintain its books, accounts and records in all material respects in the ordinary course of business;

(xiv)          establish any Subsidiary or enter into any material new line of business;

(xv)            fail to use reasonable endeavours to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect in a manner materially detrimental to any Target Company;

(xvi)          except in accordance with PCAOB preparedness and Section 402 of SOX, revalue any of its material assets or make any change in accounting methods, principles or practices;

(xvii)        waive, release, assign, settle or compromise any claim or Action (including any Action relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, such Party or its Affiliates) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Liabilities or obligations, unless such amount has been reserved in the Consolidated Company Financials, as applicable;

(xviii)      close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities;

(xix)      acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organisation or any division thereof, or any material amount of assets outside the ordinary course of business;

(xx)         make any capital expenditures in excess of $1,000,000 (individually for any project (or set of related projects) or $5,000,000 in the aggregate);

(xxi)          adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalisation or other reorganisation;

(xxii)        enter into, amend, breach or terminate any Company Real Property Lease other than in the ordinary course of business;

(xxiii)      voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $500,000 individually or $2,000,000 in the aggregate, other than pursuant to the terms of a Company Material Contract or other Contract not required to be disclosed as a Company Material Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 8.2 during the Interim Period, or pursuant to a Company Benefit Plan, in each case other than in the ordinary course of business of the Company;

(xxiv)      sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitisations), or otherwise dispose of or create a Lien over any material portion of its properties, assets or rights, other than licensing of Intellectual Property in the ordinary course of business;

(xxv)        enter into any agreement, understanding or arrangement with respect to the voting or transfer of Equity Securities of any Target Company, in each case other than in the ordinary course of business of the Company where recruitment involves such agreements being entered into;

(xxvi)      take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with the Transactions or the development of the Company’s aircraft;

(xxvii)    accelerate the collection of any trade receivables or delay the payment of trade payables or any other Liabilities other than in the ordinary course of business;

(xxviii)  change any methods of accounting in any material respect, other than changes that are made in accordance PCAOB standards, or otherwise required by IFRS or U.S. Securities Laws;

(xxix)      enter into any contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement or any Ancillary Document;

(xxx)        enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business); or

(xxxi)      authorise or agree (whether in writing or orally) to do any of the foregoing actions or authorise or agree (whether in writing or orally) any action or omission that would result in any of the foregoing.

(c)                Without limiting Sections 8.2(a) and 8.2(b), during the Interim Period, except as expressly contemplated by Schedule 6.3(a), without the prior written consent of Purchaser, the Company Shareholders shall not sell, transfer or dispose of, or create any Lien over, any Company Securities owned by the Company Shareholders, and, to the extent possible within their capacity as Company Shareholders (including through the exercise of voting rights and by requiring directors of the Target Companies nominated for appointment by them) (i) cause the Target Companies to comply with Section 8.2(a), and (ii) cause the Target Companies not to take any action, or commit or agree to take any action, that would be prohibited by Section 8.2(b).

8.3               Conduct of Business of Purchaser during the Interim Period.

(a)                Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by the terms of this Agreement or any Ancillary Document, or as set forth on Schedule 8.3, or as required by applicable Law (including in respect of any COVID-19 Measures) or as reasonably necessary in light of COVID-19 to protect the wellbeing of the employees generally or to mitigate the impact on the Purchaser and its operations, Purchaser shall: (i) conduct its business, in all material respects, in the ordinary course of business and (ii) comply with all Laws applicable to Purchaser and its business, assets and employees.

(b)                Without limiting the generality of Section 8.3(a) and except as contemplated by the terms of this Agreement or any Ancillary Document, or as set forth on Schedule 8.3, or as required by applicable Law (including in respect of any COVID-19 Measures) or as reasonably necessary in light of COVID-19 to protect the wellbeing of the employees generally or to mitigate the impact on the Purchaser and its operations, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), Purchaser shall not:

(i)                 approve a shareholder circular setting out resolutions to amend, waive or otherwise change, in any respect, its Organisational Documents;

(ii)               authorise for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its Equity Securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its Equity Securities, or other securities, including any securities convertible into or exchangeable for any of its Equity Securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third party with respect to such securities;

(iii)             approve a shareholder circular setting out resolutions to split, combine, recapitalise or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv)              incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $500,000 individually or $2,000,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 8.3(b)(iv) shall not prevent Purchaser from borrowing funds necessary to finance its ordinary course administrative costs and expenses and Expenses incurred in connection with the consummation of the Transactions from the Sponsor or up to aggregate additional Indebtedness during the Interim Period of $2,000,000);

(v)                amend, waive or otherwise change the Trust Agreement in any manner adverse to Purchaser or Purchaser’s ability to consummate the transactions contemplated by this Agreement;

(vi)              terminate, waive or assign any material right under any material agreement to which it is a party;

(vii)            fail to maintain its books, accounts and records in all material respects in the ordinary course of business;

(viii)          establish any Subsidiary or enter into any new line of business;

(ix)              fail to use reasonable endeavours to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(x)                revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with IFRS, and after consulting Purchaser’s outside auditors;

(xi)              waive, release, assign, settle or compromise any claim or Action (including any Action relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, Purchaser) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Liabilities or obligations, unless such amount has been reserved in the Purchaser Financials;

(xii)            acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organisation or any division thereof, or any material amount of assets outside the ordinary course of business;

(xiii)          make capital expenditures in excess of $500,000 individually for any project (or set of related projects) or $2,000,000 in the aggregate (excluding for the avoidance of doubt, incurring any Expenses);

(xiv)          approve a shareholder circular setting out resolutions to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalisation or other reorganisation (other than with respect to the Merger);

(xv)            voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $500,000 individually or $2,000,000 in the aggregate (excluding the incurrence of any Expenses) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 8.3 during the Interim Period;

(xvi)          sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitisations), or otherwise dispose of any material portion of its properties, assets or rights;

(xvii)        enter into any agreement, understanding or arrangement with respect to the voting of its Equity Securities;

(xviii)      take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with the Transactions;

(xix)          make, change or rescind any material election relating to Taxes, settle or otherwise compromise any material Action relating to Taxes, make any material change in its accounting or Tax policies or procedures, waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return), or enter into any “closing agreement” as described in Section 7121 of the Code (or any similar settlement or other agreement under similar Law) with any Governmental Authority; or

(xx)            authorise or agree to do any of the foregoing actions.

8.4            Conduct of Business of Pubco and Merger Sub during the Interim Period.

(a)                Unless Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by the terms of this Agreement or any Ancillary Document, or as required by applicable Law (including in respect of any COVID-19 Measures) or as reasonably necessary in light of COVID-19 to protect the wellbeing of the employees generally or to mitigate the impact on each of Pubco and Merger Sub, each of Pubco and Merger Sub shall conduct its business, in all material respects, in the ordinary course of business.

(b)                Without limiting the generality of Section 8.4(a) and except as contemplated by the terms of this Agreement or any Ancillary Document, or as required by applicable Law (including in respect of any COVID-19 Measures) or as reasonably necessary in light of COVID-19 to protect the wellbeing of the employees generally or to mitigate the impact on each of Pubco and Merger Sub, during the Interim Period, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), each of Pubco and Merger Sub shall not:

(i)                 approve a shareholder circular setting out resolutions to amend, waive or otherwise change, in any respect, its Organisational Documents;

(ii)               authorise for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its Equity Securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its Equity Securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other Equity Securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third party with respect to such securities, other than Pubco Ordinary Shares to be issued in connection with the (i) Warrant Instruments, (ii) the LNH SPA, (iii) the AA SPA, (iv) the Additional Warrants (v) the Additional PIPE Amount (vi) Pubco Options and (vii) the MWC Pubco Options;

(iii)             approve a shareholder circular setting out resolutions to split, combine, recapitalise or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv)              incur, create, assume or otherwise become liable for any Indebtedness (directly, contingently or otherwise), make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person;

(v)                establish any Subsidiary or enter into any new line of business;

(vi)              acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organisation or any division thereof, or any material amount of assets in each case;

(vii)            make any capital expenditures;

(viii)          approve a shareholder circular setting out resolutions to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalisation or other reorganisation;

(ix)              enter into any agreement, understanding or arrangement with respect to its voting of Equity Securities;

(x)                take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with the Transactions; or

(xi)              authorise or agree to do any of the foregoing actions.

8.5               Permitted Actions. Section 8.2 shall not operate so as to restrict or prevent:

(i)                 completion or performance of any obligation undertaken pursuant to any contract or arrangement entered into by or relating to the Company prior to the date of this Agreement;

(ii)               the management of the Tax affairs of the Company in the ordinary course of business;

(iii)             any matter required by the Agreement or any Ancillary Document or necessary to satisfy a condition to this Agreement;

(iv)              the provision of information to any regulatory body or Governmental Agency in the ordinary course of business provided that Purchaser is informed and consulted in advance of the provision of the information, to the extent lawful and practicable and otherwise informed as soon as lawful and reasonably practicable afterwards;

(v)                any matter undertaken at the written request, or with the written consent, of Purchaser.

8.6               Conduct of Business of the Company after the Relevant Date. In furtherance and not in limitation of Section 8.2, and except as contemplated by the terms of this Agreement or any Ancillary Document, or as required by applicable Law, during the period from the Relevant Date and continuing until the earlier of the termination of this Agreement in accordance with Section 11.1 or the Share Acquisition Closing, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause the other Target Companies (a) to manage their respective working capital in the ordinary course of business, and (b) not to incur, create, assume or otherwise become liable for any Indebtedness (directly, contingently or otherwise), make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person, in each case, except for hedging or over-the-counter derivatives transactions in the ordinary course of business.

8.7               Consolidated Company Financials. As soon as reasonably practicable following the date of this Agreement, the Company shall deliver to Purchaser a true and complete copy of the audited consolidated financial statements (including any related notes thereto) of the Target Companies for the fiscal year ended 31 December 2020, prepared in accordance with IFRS and audited in accordance with the PCAOB standards by PwC (or such other internationally recognised audit firm as is reasonably acceptable to Purchaser) (the “Consolidated Company Financials”).

8.8               Quarterly Management Accounts and Annual Financial Statements. During the Interim Period, within thirty (30) calendar days following the end of each quarter completed after the date hereof, the Company shall deliver to Purchaser an unaudited quarterly management account of the Target Companies for the applicable quarter. From the date hereof through the Share Acquisition Closing, the Company will also promptly deliver to Purchaser copies of any audited consolidated financial statements of the Target Companies that the Target Companies’ certified public accountants may issue.

8.9               Purchaser Public Filings. During the Interim Period, Purchaser will keep current and timely file all of its public filings with the SEC and otherwise comply with applicable securities Laws and shall use reasonable endeavours prior to the Merger to maintain the listing of the Purchaser Ordinary Shares, the Purchaser Public Warrants and the Purchaser Public Units on NYSE.

8.10           No Trading. The Company, Pubco, Merger Sub and the Company Shareholders each acknowledge and agree that it is aware, and that their respective Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material non-public information of Purchaser, will be advised), of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and NYSE promulgated thereunder or otherwise (the “U.S. Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material non-public information about a publicly traded company. Each of the Company, Pubco and the Company Shareholders hereby agrees that, while it is in possession of such material non-public information, it shall not purchase or sell any securities of Purchaser, communicate such information to any third party, take any other action with respect to Purchaser in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

8.11           Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates (or, with respect to the Company, the Company Shareholders): (a) fails to comply with any material covenant or agreement to be complied with or satisfied by it or its Affiliates (or, with respect to the Company, the Company Shareholders) hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is required in connection with the transactions contemplated by this Agreement, or (ii) any material non-compliance with any Law by such Party or its Affiliates (or, with respect to the Company, the Company Shareholders); (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence of any event the occurrence of which, would reasonably be expected to cause or result in any of the conditions set forth in Article X not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any material Action against such Party or any of its Affiliates (or, with respect to the Company, the Company Shareholders), or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party (or, with respect to the Company, the Company Shareholders) with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Merger Closing or the Share Acquisition Closing, as applicable, have been satisfied or in determining whether or not any of the warranties or covenants contained in this Agreement have been breached.

8.12           Endeavours.

(a)                Subject to the terms and conditions of this Agreement, each Party shall use reasonable endeavours, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b)                In furtherance and not in limitation of Section 8.12(a), to the extent required under the HSR Act or any other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolisation or restraint of trade or that are designed to prohibit, restrict or regulate actions that may risk national security (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, including preparing and making an appropriate filing pursuant to the HSR Act, at such Party’s sole cost and expense (including the HSR Act filing fee), with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the granting of approval or consent by the Governmental Authority, or the expiration or termination of the applicable waiting periods under Antitrust Laws, as soon as practicable, including by requesting early termination of the waiting period under the HSR Act and not agreeing to extend any waiting period or to refile under Antitrust Laws. Each Party shall, in connection with its endeavours to obtain all requisite approvals and authorisations for the transactions contemplated by this Agreement under any Antitrust Law, use reasonable endeavours to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use reasonable endeavours to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory, competitive or national security related argument, and/or responding to requests or objections made by any Governmental Authority.

(c)                As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective reasonable endeavours to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all reasonable endeavours to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives (or with respect to the Company, any of the Company Shareholders) receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Share Acquisition Closing or after the Merger Acquisition Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their reasonable endeavours to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective reasonable endeavours to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

(d)                Prior to the Share Acquisition Closing, each Party shall use reasonable endeavours to obtain any Consents of Governmental Authorities or other third party as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such endeavours. With respect to Pubco, during the Interim Period, SF, Purchaser, Pubco and the Company shall take all reasonable actions necessary to cause Pubco to qualify as “foreign private issuer” as such term is defined under Exchange Act Rule 3b--4 and to maintain such status through the Share Acquisition Closing.

(e)                Prior to the Merger Closing, the Company shall use (and shall cause its Affiliates to use) reasonable endeavours to take the steps set forth on Schedule 8.12(e).

8.13           Further Assurances. The Parties shall further cooperate with each other and use their respective reasonable endeavours to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings (including any Tax filings).

8.14           The Registration Statement.

(a)                As promptly as practicable after the date hereof, Purchaser, the Company and Pubco shall jointly prepare, and Pubco shall file with the SEC, a registration statement on Form F-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Pubco Ordinary Shares and the Pubco Public Warrants to be issued under this Agreement to the holders of Purchaser Securities prior to the Merger Effective Time, which Registration Statement will also contain a proxy statement of Purchaser (as amended, the “Proxy Statement”) for the purpose of soliciting proxies or votes from Purchaser’s shareholders for the matters to be acted upon at the Special Shareholder Meeting and providing Purchaser’s shareholders an opportunity in accordance with Purchaser’s Organisational Documents and the IPO Prospectus to have their Purchaser Ordinary Shares redeemed (the “Redemption”) in conjunction with the shareholder vote on the Shareholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Purchaser’s shareholders to vote, at an extraordinary general meeting of Purchaser shareholders to be called and held for such purpose (the “Special Shareholder Meeting”), in favour of resolutions approving (A) the adoption and approval of this Agreement and the Transactions by Purchaser’s shareholders in accordance with Purchaser’s Organisational Documents, the Cayman Companies Act (which shall include a special resolution as required under the Cayman Companies Act and the Purchaser’s Organisational Documents) and the rules and regulations of the SEC and NYSE, (B) the approval of the PIPE Investment, (C) such other matters as the Company and Purchaser shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions (the approvals described in foregoing clauses (A) to (C), collectively, the “Shareholder Approval Matters”), and (D) the adjournment of the Special Shareholder Meeting, if necessary or desirable in the reasonable determination of Purchaser.

(b)                Purchaser, acting through its board of directors (or a committee thereof), (i) shall make the Purchaser Recommendation and include such Purchaser Recommendation in the Proxy Statement, (ii) shall use reasonable endeavours to solicit from its shareholders proxies or votes in favour of the approval of the Shareholder Approval Matters and (iii) shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Purchaser Recommendation. If, on the date for which the Special Shareholder Meeting is scheduled, Purchaser has not received proxies and votes representing a sufficient number of shares to obtain the Shareholder Approval Matters, whether or not a quorum is present, Purchaser may make one or more successive postponements or adjournments of the Special Shareholder Meeting, provided, that the Special Shareholder Meeting, without the prior written consent of the Company, (x) may not be adjourned to a date that is more than ten (10) Business Days after the date for which the Special Shareholder Meeting was originally scheduled or the most recently adjourned Special Shareholder Meeting (excluding any adjournments required by applicable Law) and (y) is held no later than four (4) Business Days prior to the Outside Date. In connection with the Registration Statement, Purchaser and Pubco will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law, Purchaser’s Organisational Documents, the Cayman Companies Act and the rules and regulations of the SEC and NYSE.

(c)                Purchaser, the Company, Merger Sub and Pubco shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Special Shareholder Meeting and the Redemption. Each of Purchaser, Pubco, Merger Sub and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, Pubco, Merger Sub, Purchaser and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information has become false or misleading in any material respect or as otherwise required by applicable Laws. Purchaser, the Company, Merger Sub and Pubco shall amend or supplement the Registration Statement and Pubco shall file the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to Purchaser’s shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and Purchaser’s Organisational Documents.

(d)                Purchaser, the Company, Merger Sub and Pubco, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use reasonable endeavours to cause the Registration Statement to “clear” comments from the SEC and become effective.

(e)                As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, Purchaser and Pubco shall distribute the Registration Statement to Purchaser’s shareholders and, Purchaser shall call the Special Shareholder Meeting in accordance with the Cayman Companies Act as soon as practicable following the effectiveness of the Registration Statement.

(f)                 Purchaser and Pubco shall comply with all applicable Laws, any applicable rules and regulations of NYSE, Purchaser’s Organisational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the Special Shareholder Meeting and the Redemption.

(g)                As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, the Company shall solicit a consent in writing or by electronic transmission from the Company Shareholders approving and adopting this Agreement, the Merger and, to the extent required by Law, the Transactions (the “Company Shareholder Approvals”).

8.15           Public Announcements.

(a)                The Parties agree that no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent (not be unreasonably withheld, conditioned or delayed) of Purchaser, Pubco and the Company, except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use reasonable endeavours to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b)                Purchaser and the Company shall as promptly as practicable after the execution of this Agreement (but in any event within two (2) Business Days thereafter), issue a press release in the Agreed Form announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release (but in any event within four (4) Business Days after the execution of this Agreement), Purchaser shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by U.S. Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with a draft of which provided to the Company for review and comment no later than two (2) Business Days prior to the Signing Filing). Purchaser and the Company shall mutually agree upon and, as promptly as practicable after the Share Acquisition Closing (but in any event within two (2) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, Pubco shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Merger Closing and/or Share Acquisition Closing as required by U.S. Securities Laws which Purchaser shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/or any Governmental Authority in connection with the transactions contemplated hereby.

8.16           Confidential Information.

(a)                The Company, Pubco, Merger Sub and the Company Shareholders agree that during the Interim Period and, in the event this Agreement is terminated in accordance with Article XI, for a period of two (2) years after such termination, they shall, and shall cause their respective Affiliates and Representatives to: (i) treat and hold in strict confidence any Purchaser Confidential Information that is provided to such Person or its Affiliates or Representatives, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder or enforcing their rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Purchaser Confidential Information without Purchaser’s prior written consent; and (ii) in the event that the Company, Pubco, Merger Sub, the Company Shareholders or any of their respective Affiliates or Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article XI, for a period of five (5) years after such termination, becomes legally compelled to disclose any Purchaser Confidential Information, (A) provide Purchaser, to the extent legally permitted, with prompt written notice of such requirement so that Purchaser may seek a protective Order or other remedy or waive compliance with this Section 8.16(a), and (B) in the event that such protective Order or other remedy is not obtained, or Purchaser waives compliance with this Section 8.16(a), furnish only that portion of such Purchaser Confidential Information which is legally required to be provided as advised by outside counsel and to exercise reasonable endeavours to obtain assurances that confidential treatment will be accorded such Purchaser Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company, Pubco, Merger Sub and the Company Shareholders shall, and shall cause their respective Affiliates and Representatives to, promptly deliver to Purchaser or destroy (at Purchaser’s election) any and all copies (in whatever form or medium) of Purchaser Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, (x) Pubco and its Representatives shall be permitted to disclose any and all Purchaser Confidential Information to the extent required by the U.S. Securities Laws, and (y) Pubco shall, and shall cause its Representatives to, treat and hold in strict confidence any Trade Secret of Purchaser disclosed to such Person until such information ceases to be a Trade Secret.

(b)                Purchaser hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article XI, for a period of five (5) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information that is provided to such Person or its Representatives, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that Purchaser or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article XI, for a period of five (5) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek a protective Order or other remedy or waive compliance with this Section 8.16(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 8.16(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised by outside counsel and to exercise reasonable endeavours to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, Purchaser shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at Purchaser’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, (x) Purchaser and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the U.S. Securities Laws, and (y) Purchaser shall, and shall cause its Representatives to, treat and hold in strict confidence any Trade Secret of the Company disclosed to such Person until such information ceases to be a Trade Secret.

8.17           Post-Closing Board of Directors and Officers of Pubco.

(a)                With effect from the Share Acquisition Closing, Pubco shall appoint SF, Vincent Casey, Michael Cervenka, Marcus Waley-Cohen and three (3) additional individuals to be appointed at the Company’s sole discretion as independent directors to the board of directors of Pubco. The Company shall consult in good faith with the Purchaser regarding such independent directors to be appointed to the board of directors of Pubco, however the Company shall retain sole discretion over the appointment of such directors.

(b)                Except as otherwise agreed in writing by the Company, Purchaser and the Company Shareholders prior to the Share Acquisition Closing, the Parties shall take all necessary action so that all of the members of the board of directors of Pubco in office prior to the Share Acquisition Closing resign effective as of the Share Acquisition Closing.

(c)                The Parties acknowledge and agree that, upon the Share Acquisition Closing, SF shall initially serve as the Chair of Pubco.

(d)                The Parties acknowledge and agree that the Sponsor shall be entitled to appoint one person to the board of directors of Pubco and shall, at any time and from time to time, be entitled to remove any such person appointed for any reason whatsoever and to appoint another person in his place, as the Sponsor deems (in its absolute discretion) necessary, subject to applicable law. Upon the Share Acquisition Closing such person shall be Marcus Waley-Cohen.

8.18           Indemnification of Directors and Officers; Tail Insurance.

(a)                The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favour of the current or former directors and officers of each Target Company, Pubco, and Purchaser and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the applicable Party (the “D&O Indemnified Persons”) as provided in the Organisational Documents of each Target Company, Pubco and Purchaser or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and each Target Company, Pubco, Merger Sub and Purchaser, in each case as in effect on the date of this Agreement, shall survive the Share Acquisition Closing and continue in full force and effect for a period of six (6) years from the Share Acquisition Closing in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Merger Effective Time, Pubco shall cause the Organisational Documents of each Target Company, Pubco, and Purchaser to contain provisions no less favourable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organisational Documents of the applicable Party to the extent permitted by applicable Law. The provisions of this Section 8.18 shall survive the Share Acquisition Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and Representatives.

(b)                For the benefit of Purchaser’s directors and officers, Purchaser shall be permitted, prior to the Merger Effective Time, to obtain and fully pay the premium for a “tail” insurance policy (at an aggregate cost that is borne by Purchaser of no higher than the annual premium of Purchaser’s directors’ and officers’ liabilities insurance policy as of the date of this Agreement) that provides coverage for up to a six-year period from and after the Merger Effective Time for events occurring prior to the Merger Effective time (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favourable in the aggregate than Purchaser’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, Pubco shall for a period of six (6) years after the Merger Effective Time, maintain the D&O Tail Insurance in full force and effect, and continue to honour the obligations thereunder, and Pubco shall timely pay or cause to be paid all premiums with respect to the D&O Tail Insurance.

8.19           Purchaser Expenses; Trust Account Proceeds.

(a)                During the Interim Period, Purchaser shall keep the Company and the Company Shareholders Representative periodically informed of the total amount of deferred and accrued Expenses of Purchaser from time to time, and Purchaser shall consult with the Company and the Company Shareholders Representative (who, however, shall have no veto rights) each time the total amount of such Expenses exceeds any of the monetary thresholds set out in Schedule 8.19(a).

(b)                The Parties agree that, simultaneously with or as promptly as practicable after the Share Acquisition Closing, the funds held by Purchaser either in or outside of the Trust Account, after taking into account payments by Purchaser for the Redemption (collectively, the “Closing Cash”), shall be used to pay (i) first, Purchaser’s accrued Expenses, including Purchaser’s deferred Expenses of the IPO, without double-counting with any Expenses that have already been paid prior to the Share Acquisition Closing and (ii) second, any loans owed by Purchaser to the Sponsor for Expenses (including deferred Expenses), other administrative costs and expenses incurred by or on behalf of Purchaser. Such amounts, as well as any Expenses that are required or permitted to be paid by delivery of Pubco Securities, will be paid at the Share Acquisition Closing. Any remaining cash will be used for working capital and general corporate purposes of the Target Companies, or for any other use as directed by Pubco.

8.20           New Registration Rights Agreement. By no later than the Merger Closing Date, (i) Purchaser, the Holders (as defined in the Sponsor Registration Rights Agreement) and the Sponsor shall terminate the Sponsor Registration Rights Agreement, and (ii) Pubco, the Company Shareholders, the Holders (as defined in the Sponsor Registration Rights Agreement) and the Sponsor shall enter into a registration rights agreement in substantially the form attached as Exhibit A hereto (the “New Registration Rights Agreement”), in each case effective as of the Share Acquisition Closing.

8.21           Lock-Up Agreements. At the Share Acquisition Closing, (i) the Company Shareholders shall each enter into a Lock-Up Agreement with Pubco in substantially the form attached as Exhibit B.1 hereto, (ii) the Sponsor shall enter into a Lock-Up Agreement with Pubco in substantially the form attached as Exhibit B.2, (iii) AA shall enter into a Lock-Up Agreement with Pubco in substantially the form attached as Exhibit B.3, (iv) each Loan Note Holder shall enter into a Lock-Up Agreement with Pubco in substantially the form attached as Exhibit B.4 and (v) each Avolon Warrantholder shall enter into a Lock-Up Agreement with Pubco in substantially the form attached as Exhibit B.5 (each, a “Lock-Up Agreement”).

8.22           Pubco Equity Incentive Plan. Prior to the Share Acquisition Closing, Pubco will approve and, subject to approval of the shareholders of Pubco, adopt an equity incentive plan in substantially the form attached hereto as Exhibit E, with such changes or modifications thereto as the Company and Pubco may mutually agree (subject to Section 8.4) (the “Pubco Equity Incentive Plan”). Within seven (7) Business Days following the expiration of the 60 day period following the date Pubco has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Pubco will file an effective registration statement on Form S-8 (or other applicable form) with respect to Pubco Ordinary Shares issuable under the Pubco Equity Incentive Plan.

8.23           Avolon Warrant Instrument. Immediately following the Share Acquisition Closing, Pubco will enter into the Avolon Warrant Instrument, issue Warrant A1 and Warrant A2 (each as defined in the Avolon Warrant Instrument) and fulfil its obligations thereunder.

8.24           American Warrant Instrument. Immediately following the Share Acquisition Closing, Pubco will enter into the American Warrant Instrument, issue Warrant A (as defined in the American Warrant Instrument) and fulfil its obligations thereunder.

8.25           MWC Pubco Options. On the Share Acquisition Closing, Pubco shall grant to Marcus Waley-Cohen options over two million (2,000,000) Pubco Ordinary Shares of equivalent value and on equivalent terms as the Purchaser Private Warrants except that in each case they shall represent the right to acquire Pubco Ordinary Shares (the “MWC Pubco Options”).

8.26           Further Actions. As soon as practicable after the date of this Agreement, the Company shall use reasonable endeavours, and shall reasonably cooperate with Purchaser and its Representatives, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to align its business practices with certain recommendations made by Purchaser.

Article IX
SURVIVAL

9.1               Survival. No warranties and covenants of Pubco, Merger Sub, Purchaser, the Company and the Company Shareholders contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents and instruments furnished pursuant to this Agreement on or after the date hereof) shall survive the Share Acquisition Closing, except that Fraud Claims shall survive the Share Acquisition Closing indefinitely.

Article X
CONDITIONS TO OBLIGATIONS OF THE PARTIES

10.1           Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions shall in all respects be subject to the satisfaction or written waiver (where permissible) by the Company and Purchaser of the following conditions:

(a)                Required Shareholder Approval. The Shareholder Approval Matters that are submitted to the vote of Purchaser’s shareholders at the Special Shareholder Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of Purchaser’s shareholders at the Special Shareholder Meeting in accordance with the Proxy Statement and the applicable provisions of the Cayman Companies Act (the “Required Shareholder Approval”).

(b)                No Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the Transactions illegal or which otherwise prevents or prohibits consummation of the Transactions.

(c)                Net Tangible Assets. Upon the Share Acquisition Closing, after giving effect to the Redemption, Purchaser shall have net tangible assets of at least five million and one Dollar ($5,000,001) (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).

(d)                Pubco Charter Amendment. The shareholders of Pubco shall have amended and restated the Pubco Charter in a form to be agreed between Pubco, the Company and the Purchaser as soon as practicable after the date of this Agreement and in any event prior to the Share Acquisition Closing (the “Amended Pubco Charter”).

(e)                Governmental Approvals. The Parties shall have received all Consents of or with any Governmental Authority as set forth in Schedules 4.3, 5.3 and 6.5.

(f)                 Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the Registration Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending.

10.2           Conditions to Obligations of the Company and the Company Shareholders. In addition to the conditions specified in Section 10.1, the obligations of the Company and the Company Shareholders to consummate the Transactions are subject to the satisfaction or written waiver (by the Company) of the following conditions:

(a)                Warranties.

(i)                 All of the Purchaser Fundamental Warranties and all of the Pubco and Merger Sub Fundamental Warranties shall be true and correct in all respects on and as of the date of this Agreement and on and as of the Merger Closing Date as if made on the Merger Closing Date, except for those warranties that address matters only as of a particular date (which warranties shall have been true and correct as of such date).

(ii)               The warranties of Purchaser in Section 4.5 (Capitalisation), the warranties of Pubco in Section 5.5 (Pubco Capitalisation) and the warranties of Merger Sub in Section 5.6 (Merger Sub Capitalisation) shall be true and correct in all respects (except for de minimis inaccuracies) on and as of the date of this Agreement and on and as of the Merger Closing Date as if made on the Merger Closing Date, except for those warranties that address matters only as of a particular date (which warranties shall have been true and correct as of such date).

(iii)             All of the other warranties of Purchaser, Pubco and Merger Sub set forth in this Agreement shall be true and correct on and as of the date of this Agreement and on and as of the Merger Closing Date as if made on the Merger Closing Date, except for (x) those warranties that address matters only as of a particular date (which warranties shall have been true correct as of such date), and (y) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, Purchaser, Pubco or Merger Sub, as applicable.

(b)                Agreements and Covenants. Each of Purchaser, Pubco and Merger Sub shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Merger Closing Date.

(c)                Resignations. The directors and officers of Pubco listed on Schedule 10.2(c) shall have been removed from their respective positions or tendered their irrevocable resignations, in each case effective as of the Share Acquisition.

(d)                Listing. The Pubco Ordinary Shares and the Pubco Public Warrants shall have been approved for listing on NYSE, subject only to official notice thereof.

(e)                Officer’s Certificate. The Purchaser shall have delivered to the Company and the Company Shareholders’ Representative a certificate, duly executed by an authorised officer of the Purchaser, dated as of Merger Closing Date, confirming that the conditions set out in Sections 10.2(a) and 10.2(b) have been satisfied.

(f)                 Closing Cash. After taking into account (i) payments by Purchaser for the Redemption and (ii) the PIPE Investment Amount (but excluding the Purchaser Transaction Expenses), Purchaser and Pubco shall have at least an aggregate of two hundred and forty million Dollars ($240,000,000) of cash held either in or outside of the Trust Account, and Purchaser shall have made arrangements prior to the Share Acquisition Closing Date for any portion of such cash held in the Trust Account to be released from the Trust Account in connection with the Share Acquisition Closing.

10.3           Conditions to Obligations of Purchaser, Pubco and Merger Sub. In addition to the conditions specified in Section 10.1, the obligations of Purchaser, Pubco and Merger Sub to consummate the Transactions are subject to the satisfaction or written waiver (by Purchaser) of the following conditions:

(a)                Warranties.

(i)                 All of the Company Fundamental Warranties and the Company Shareholders Fundamental Warranties shall be true and correct in all respects on and as of the date of this Agreement and on and as of the Merger Closing Date as if made on the Merger Closing Date, except for those warranties that address matters only as of a particular date (which warranties shall have been true and correct as of such date).

(ii)               The warranties of the Company in Section 6.3 (Capitalisation) shall be true and correct in all respects (except for de minimis inaccuracies) on and as of the date of this Agreement and on and as of the Merger Closing Date as if made on the Merger Closing Date, except for those warranties that address matters only as of a particular date (which warranties shall have been true and correct as of such date).

(iii)             All of the other warranties of the Company and the Company Shareholders set forth in this Agreement shall be true and correct on and as of the date of this Agreement and on and as of the Merger Closing Date as if made on the Merger Closing Date, except for (x) those warranties that address matters only as of a particular date (which warranties shall have been true and correct as of such date), and (y) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to any Target Company or the Company Shareholders, as applicable.

(b)                Agreements and Covenants. The Company and the Company Shareholders shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by them on or prior to the Merger Closing Date.

(c)                Share Acquisition Closing Deliveries. The Company Shareholders shall have delivered to Pubco copies of the documents listed in Section 2.3(a) (save to the extent waived by Purchaser, acting reasonably).

(d)                Officer’s Certificate. The Company Shareholders and the Company shall have delivered to the Purchaser a certificate, duly executed by the Company Shareholders’ Representative and an authorised officer of the Company, dated as of Merger Closing Date, confirming that the conditions set out in Sections 10.3(a) and 10.3(b) have been satisfied by the Company Shareholders and the Company respectively.

10.4           Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article X to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, any Target Company, or the Company Shareholders) to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article XI
TERMINATION AND EXPENSES

11.1           Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Share Acquisition Closing as follows:

(a)                by mutual written consent of Purchaser and the Company;

(b)                by written notice by either Purchaser or the Company to the other if any of the conditions set forth in Article X have not been satisfied or waived by 1 December 2021 (as extended pursuant to the next proviso, the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates (or with respect to the Company, the Company Shareholders) of any warranty, covenant or obligation under this Agreement was the proximate cause of, or proximately resulted in, the failure of the Share Acquisition Closing to occur on or before the Outside Date;

(c)                by written notice by either Purchaser or the Company to the other if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 11.1(c) shall not be available to a Party if the failure by such Party or its Affiliates (or with respect to the Company, the Company Shareholders) to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d)                by written notice by the Company to Purchaser if (i) there has been a material breach by Purchaser, Pubco or Merger Sub of any of its warranties, covenants or agreements contained in this Agreement, or if any warranty of Purchaser, Pubco or Merger Sub shall have become untrue or materially inaccurate, in each case which would result in a failure of a condition set forth in Section 10.2(a) or Section 10.2(b) to be satisfied (treating the Share Acquisition Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach (or if the breach is curable, the date by which such breach is required to be cured in the succeeding clause (ii))), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) Business Days after written notice of such breach or inaccuracy is provided to Purchaser by the Company or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 11.1(d) if at such time any of the Company or the Company Shareholders is in material uncured breach of this Agreement which would result in a failure of any condition set forth in Section 10.3(a) or Section 10.3(b) from being satisfied;

(e)                by written notice by Purchaser to the Company if (i) there has been a material breach by the Company or the Company Shareholders of any of their respective warranties, covenants or agreements contained in this Agreement, or if any warranty of such Parties shall have become untrue or inaccurate, in each case which would result in a failure of a condition set forth in Section 10.3(a) or Section 10.3(b) to be satisfied (treating the Merger Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach (or if the breach is curable, the date by which such breach is required to be cured in the succeeding clause (ii))), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) Business Days after written notice of such breach or inaccuracy is provided to the Company by Purchaser or (B) the Outside Date; provided, that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 11.1(e) if at such time Purchaser, Pubco or Merger Sub is in material uncured breach of this Agreement which would result in a failure of any condition set forth in Section 10.2(a) or Section 10.2(b) from being satisfied; or

(f)                 by written notice by either Purchaser or the Company to the other if the Special Shareholders Meeting is held (including any adjournment or postponement thereof) and has concluded, Purchaser’s shareholders have duly voted, and the Required Shareholders Approval was not obtained;

(g)                by written notice from the Company to Purchaser if the Purchaser Recommendation is publicly withdrawn, modified or changed in any manner that is adverse to the Company or the Company Shareholder Approvals; or

(h)                by written notice from Purchaser to the Company if the Company Shareholder Approvals have not been obtained within ten (10) Business Days following the date that the Company solicits consent from the Company Shareholders pursuant to Section 8.14(g).

11.2           Effect of Termination. If this Agreement is terminated pursuant to Section 11.1, this Agreement shall thereupon become null and void and of no further force and effect and there shall be no Liability on the part of any Party to another Party, except that (i) the provisions of Sections 8.15, 8.16, 11.3, 12.1, Article XIII and this Section 11.2 shall remain in full force and effect and (ii) nothing in this Section 11.2 shall be deemed to (A) release any Party from any Liability for any breach by such Party of any term of this Agreement prior to the date of termination or in respect of any Fraud Claim or (B) impair the right of any Party to compel specific performance by any other Party of such other Party’s obligations under this Agreement prior to the valid termination of this Agreement; provided, further, that nothing in this Section 11.2 shall, in any way, limit the waivers against the Trust Account as set forth in Section 12.1.

11.3           Fees and Expenses. Subject to Section 12.1, unless otherwise provided for in this Agreement, all Expenses incurred in connection with entering into this Agreement shall be paid by the Party incurring such expenses. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorisation, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement. With respect to Purchaser, Expenses shall include any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO incurred as of consummation of the Business Combination. On the Share Acquisition Closing Date, Pubco shall pay any unpaid Company Transaction Expenses incurred by the Company and Purchaser Transaction Expenses incurred by Purchaser or, in respect of any Stamp Duty, Pubco.

Article XII
WAIVERS AND RELEASES

12.1           Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. Each of the Company, Pubco and the Company Shareholders hereby warrants that it has read the IPO Prospectus and understands that Purchaser has established the Trust Account containing the proceeds of the IPO (including interest accrued from time to time thereon) for the benefit of Purchaser’s shareholders and that, except as otherwise described in the IPO Prospectus, Purchaser may disburse monies from the Trust Account only: (a) to Purchaser’s shareholders in the event they elect to redeem their shares of Purchaser Ordinary Shares (or Pubco Ordinary Shares upon the Merger) in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus) (the “Business Combination”) or in connection with an amendment to Purchaser’s Organisational Documents to extend Purchaser’s deadline to consummate a Business Combination; (b) to Purchaser’s shareholders if Purchaser fails to consummate a Business Combination within twenty-four (24) months after the closing of the IPO, subject to further extension by amendment to Purchaser’s Organisational Documents; (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any franchise or income taxes; and (d) to Purchaser after or concurrently with the consummation of a Business Combination. For and in consideration of Purchaser entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company, Pubco, and the Company Shareholders hereby agree on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company, Pubco and the Company Shareholders nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Purchaser or any of its Representatives, on the one hand, and the Company, Pubco or the Company Shareholders or any of their respective Affiliates or Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Each of the Company, Pubco and the Company Shareholders, on behalf of itself and its Affiliates, hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Purchaser or its Representatives and will not seek recourse against the Trust Account for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Purchaser). The Company, Pubco and the Company Shareholders each agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Purchaser to induce Purchaser to enter in this Agreement, and each of the Company, Pubco and the Company Shareholders further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent the Company, Pubco or the Company Shareholders or any of their respective Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives, which proceeding seeks, in whole or in part, monetary relief against Purchaser or its Representatives, each of the Company, Pubco and the Company Shareholders hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account (including any funds that have been released from the Trust Account or any assets that have been purchased or acquired with any such funds) and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. This Section 12.1 shall survive termination of this Agreement for any reason.

12.2           Release and Covenant Not to Sue. Without prejudice to Section 8.17(a), effective as of the Share Acquisition Closing, to the fullest extent permitted by applicable Law, each Company Shareholder, on behalf of itself and its Affiliates (the “Releasing Persons”), hereby releases and discharges the Target Companies from and against any and all Actions, obligations, agreements, debts and Liabilities whatsoever, whether known or unknown, both at law and in equity, which such Releasing Person now has, has ever had or may hereafter have against the Target Companies arising on or prior to the Share Acquisition Closing or on account of or arising out of any matter occurring on or prior to the Share Acquisition Closing, including any rights to indemnification or reimbursement from a Target Company, whether pursuant to its Organisational Documents, Contract or otherwise, and whether or not relating to claims pending on, or asserted after, the Share Acquisition Closing. From and after the Share Acquisition Closing, each Releasing Person hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Action, or commencing or causing to be commenced, any Action of any kind against the Target Companies or their respective Affiliates, based upon any matter purported to be released hereby. Notwithstanding anything herein to the contrary, the releases and restrictions set forth herein shall not apply to any claims a Releasing Person may have against any party pursuant to the terms and conditions of this Agreement or any Ancillary Document.

Article XIII
MISCELLANEOUS

13.1           Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery (i) in person, (ii) by e-mail (having obtained electronic delivery confirmation thereof), (iii) by reputable, nationally recognised overnight courier service, or (iv) by registered or certified mail, pre-paid and return receipt requested, provided, however, that notice given pursuant to clauses (iii) and (iv) above shall not be effective unless a duplicate copy of such notice is also given in person or by e-mail (having obtained electronic delivery confirmation thereof); in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Purchaser at or prior to the Share Acquisition Closing, to:

Broadstone Acquisition Corp.

7 Portman Mews South, Marylebone, London W1H 6AY, United Kingdom

Attn: Edward Hawkes and Marc Jonas

Email: ########################## and #################

with a copy (which will not constitute notice) to:

Winston & Strawn London LLP

CityPoint, One Ropemaker Street, London EC2Y 9AW, United Kingdom

Attn: Paul Amiss and Nicholas Usher

Email: ################## and ##################

If to the Sponsor and Purchaser Representative to:

Broadstone Sponsor LLP

7 Portman Mews South, Marylebone, London W1H 6AY, United Kingdom

Attn: Edward Hawkes and Marc Jonas

Email: ########################## and #################

with a copy (which will not constitute notice) to:

Winston & Strawn London LLP

CityPoint, One Ropemaker Street, London EC2Y 9AW, United Kingdom

Attn: Paul Amiss and Nicholas Usher

Email: ################## and ##################

If to Pubco at or prior to the Share Acquisition Closing, to: Vertical Aerospace Ltd. 140-142 Kensington Church Street, London, W8 4BN, United Kingdom Email: ##################################

with a copy (which will not constitute notice) to:

Latham & Watkins (London) LLP

99 Bishopsgate, London, EC2M 3XF, United Kingdom

Attn: David Stewart and Robbie McLaren

Email: ###################### and #####################

If to Merger Sub prior to the Share Acquisition Closing, to: Vertical Merger Sub Ltd. 140-142 Kensington Church Street, London, W8 4BN, United Kingdom Email: #################################

with a copy (which will not constitute notice) to:

Latham & Watkins (London) LLP

99 Bishopsgate, London, EC2M 3XF, United Kingdom

Attn: David Stewart and Robbie McLaren

Email: ###################### and #####################

If to the Company at or prior to the Share Acquisition Closing, to:

Vertical Aerospace Group Ltd.

140-142 Kensington Church Street, London, W8 4BN, United Kingdom

Email: ##################################

with a copy (which will not constitute notice) to:

Latham & Watkins (London) LLP

99 Bishopsgate, London, EC2M 3XF, United Kingdom

Attn: David Stewart and Robbie McLaren

Email: ###################### and #####################

If to the Company Shareholders Representative or the Company Shareholders, to: Vincent Casey 140-142 Kensington Church Street, London, W8 4BN, United Kingdom Email: ##################################

with a copy (which will not constitute notice) to:

Latham & Watkins (London) LLP

99 Bishopsgate, London, EC2M 3XF, United Kingdom

Attn: David Stewart and Robbie McLaren

Email: ###################### and #####################

If to Pubco, Merger Sub or the Company after the Share Acquisition Closing, to:

Vertical Aerospace Ltd.

140-142 Kensington Church Street, London, W8 4BN, United Kingdom

Email: ##################################

with a copy (which will not constitute notice) to:

Latham & Watkins (London) LLP

99 Bishopsgate, London, EC2M 3XF, United Kingdom

Attn: David Stewart and Robbie McLaren

Email: ###################### and ######################

13.2           Binding Effect; Assignment. Subject to Section 13.3, this Agreement and all of the provisions hereof shall be binding upon and inure solely to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of Purchaser, Pubco, Merger Sub and the Company (and after the Share Acquisition Closing, the Purchaser Representative and the Company Shareholders Representative), and any assignment without such consent shall be null and void; provided, that no such assignment shall relieve the assigning Party of its obligations hereunder.

13.3           Third Parties. Except for (i) the rights of the D&O Indemnified Persons and the Target Companies set forth in Section 8.18 and Section 12.2, respectively, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement (ii) Avolon Warrantholders, solely with respect to Section 8.23 and no other section, each of which the Parties acknowledge and agree is an express third party beneficiary of Section 8.23, (iii) AA, solely with respect to Section 8.24 and no other section, which the Parties acknowledge and agree is an express third party beneficiary of Section 8.24 and (iv) Marcus Waley-Cohen, solely with respect to Section 8.25 and no other section, who the Parties acknowledge and agree is an express third party beneficiary of Section 8.25, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

13.4           Governing Law; Jurisdiction. This Agreement and any non-contractual rights or obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of England and Wales. The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to hear, determine and settle any Disputes and, for such purposes, irrevocably submit to the jurisdiction of such courts, and waive any objection to proceedings before such courts on the grounds of venue or on the grounds that such proceedings have been brought in an inappropriate forum.

For the purposes of this Section 13.4, “Dispute” means any dispute, controversy, claim or difference of whatever nature arising out of, relating to, or having any connection with this Agreement, including a dispute regarding the existence, formation, validity, interpretation, performance or termination of this Agreement or the consequences of its nullity and also including any dispute relating to any non-contractual rights or obligations arising out of, relating to, or having any connection with this Agreement.

13.5           Specific Performance. Each Party acknowledges that the rights of each Party to consummate the Transactions are unique, recognises and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction, specific performance or other equitable remedy to prevent or remedy any breach of this Agreement and to seek to enforce specifically the terms and provisions hereof, in each case, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

13.6           Exclusive Remedy. Save as expressly set out in this Agreement, the only right or remedy of Purchaser in relation to any statement, warranty, undertaking, assurance, promise, understanding or other provision set out in this Agreement or any Ancillary Document shall be for breach of this Agreement or the relevant Ancillary Document to the exclusion of all other rights and remedies (including those in tort or arising under statute) and, in respect of any breach of this Agreement or any Ancillary Document, the only remedy shall be a claim for damages in respect of such breach. Save as expressly set out in this Agreement, Purchaser shall not be entitled to rescind or terminate this Agreement in any circumstances whatsoever at any time, whether before or after the Share Acquisition Closing, and Purchaser waives any rights of rescission or termination it may have. The rights, powers, privileges and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers, privileges or remedies provided by Law except as otherwise expressly provided. Nothing in this Section 13.6 shall have the effect of excluding or limiting any liability for or remedy in respect of a Fraud Claim.

13.7           Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

13.8           Amendment. Without prejudice to the appointment of any successor Company Shareholders Representative or Purchaser Representative in accordance with Section 13.14(d) and Section 13.15(c), respectively, this Agreement may be amended, supplemented or modified only by execution of a written instrument signed by Purchaser, Pubco, Merger Sub, the Company, the Purchaser Representative and the Company Shareholders Representative.

13.9           Waiver. Subject to the following sentence, each of Purchaser, Pubco, Merger Sub and the Company, on behalf of itself and its Affiliates, and the Company Shareholders Representative, on behalf of the Company Shareholders, may seek to (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, any waiver of any provision of this Agreement after the Share Acquisition Closing by Pubco or Purchaser shall also require the prior written consent of the Purchaser Representative and the Company Shareholders Representative.

13.10        Entire Agreement. This Agreement and the Ancillary Documents together set out the entire agreement between the Parties in respect of the subject matter contained herein and therein and, save to the extent expressly set out in this Agreement or the Ancillary Document, supersede and extinguish any prior drafts, agreements, undertakings, warranties, promises, assurances and arrangements of any nature whatsoever, whether or not in writing, relating thereto. Each Party confirms that it has not entered into this Agreement or any Ancillary Document on the basis of any warranty, undertaking or other statement whatsoever by another Party which is not expressly incorporated into this Agreement or the relevant Ancillary Document and that, to the extent permitted by law, a Party shall have no right or remedy in relation to action taken in connection with this Agreement or any Ancillary Document other than pursuant to this Agreement or the relevant Ancillary Document. Nothing in this Section 13.10 shall have the effect of excluding or limiting any liability for or remedy in respect of a Fraud Claim.

13.11        Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires:

(a)              references to the singular shall include the plural and vice versa and references to one gender include any other gender;

(b)              references to a “Person” includes any individual, partnership, body corporate, corporation sole or aggregate, state or agency of a state, and any unincorporated association or organisation, in each case whether or not having separate legal personality;

(c)              reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity;

(d)              any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with IFRS, or any other accounting principles used by the applicable Person, provided that any accounting term with respect to any Target Company shall be interpreted in accordance with the Accounting Principles;

(e)              general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and the words “includes” and “including” shall be construed without limitation;

(f)               the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement;

(g)              the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”;

(h)              the term “or” means “and/or”;

(i)               the word “day” means calendar day unless Business Day is expressly specified;

(j)               every reference to a particular Law shall be construed also as a reference to all other Laws made under the Law referred to and to all such Laws as amended, re-enacted, consolidated or replaced or as their application or interpretation is affected by other Laws from time to time and whether before or after the Share Acquisition Closing provided that, as between the parties, no such amendment or modification shall apply for the purposes of this Agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any Party;

(k)              references to “Dollars” or “$” are references to the lawful currency from time to time of the United States of America and references to “sterling” or “£” are references to the lawful currency from time to time of the United Kingdom;

(l)               for the purposes of applying a reference to a monetary sum expressed in Dollars, an amount in a different currency shall be deemed to be an amount in Dollars translated at the Exchange Rate at the relevant date;

(m)             references to a “company” includes any company, corporation or other body corporate wherever and however incorporated or established;

(n)              references to writing shall include any modes of reproducing words in a legible and non-transitory form;

(o)              references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court official or any other legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

(p)              words introduced by the word “other” shall not be given a restrictive meaning because they are preceded by words referring to a particular class of acts, matters or things;

(q)              Each of the exhibits to this Agreement shall form part of this Agreement;

(r)               all warranties, indemnities, covenants, agreements and obligations given or entered into by more than one Company Shareholder under this Agreement are given or entered into severally (and thus not jointly and not jointly and severally) and accordingly the liability of each Company Shareholder in respect of any breach of any such obligation, undertaking or liability shall extend only to any loss or damage arising from its own breach;

(s)              reference to “in the ordinary course of business” means the ordinary and usual course of business of the relevant Party, consistent in all material respects during the period of twelve (12) months immediately prior to the date of this Agreement, including for the avoidance of doubt the relevant Company’s conduct in response to COVID-19; and

(t)               any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favouring or disfavouring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of Purchaser and its Representatives and Purchaser and its Representatives have been given access to the electronic folders containing such information.

13.12        Counterparts. This Agreement may be executed and delivered (including by email or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

13.13        No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Parties acknowledge and agree that no recourse under this Agreement or under any Ancillary Documents shall be had against any Person that is not a Party to this Agreement or such Ancillary Document, including any past, present or future director, officer, agent, employee, equityholder or other Representative or any Affiliate or successor or assignee thereof that is not a Party (collectively, the “Non-Recourse Parties”), as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Recourse Party, as such, for any obligation or liability of a Party under this Agreement or Person party to such Ancillary Document under any Ancillary Document for any claim based on, in respect of or by reason of such obligations or Liabilities or their creation.

13.14        Company Shareholders Representative.

(a)              By execution and delivery of this Agreement, all of the Company Shareholders collectively and irrevocably hereby appoint Vincent Casey (the “Company Shareholders Representative”) as their agent, attorney-in-fact and representative to act from and after the date hereof and to do any and all things and execute any and all documents which the Company Shareholders Representative determine may be necessary, convenient or appropriate in connection with the transactions contemplated by this Agreement or otherwise to perform the duties or exercise the rights granted to the Company Shareholders Representative hereunder, including: (i) execution of any documents and certificates pursuant to this Agreement; (ii) receipt and, if applicable, forwarding of notices and communications pursuant to this Agreement; (iii) administration of the provisions of this Agreement; (iv) giving or agreeing to, on behalf of all or any of the Company Shareholders, any and all consents, waivers, amendments, modifications, extension or termination deemed by the Company Shareholders Representative, in its sole and absolute discretion, to be necessary or appropriate under or pursuant to this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (v) (A) disputing or refraining from disputing, on behalf of the Company Shareholders relative to any amounts to be received or paid by the Company Shareholders under this Agreement or any agreement contemplated hereby, any claim made by Purchaser, Purchaser Representative, Merger Sub or Pubco under this Agreement or other agreements contemplated hereby, (B) negotiating and compromising, on behalf of each the Company Shareholders, any dispute that may arise under, and exercising or refraining from exercising any remedies available under, this Agreement or any other agreement contemplated hereby, and (C) executing, on behalf of the Company Shareholders, any settlement agreement, release or other document with respect to such dispute or remedy; and (vi) engaging attorneys, accountants, agents or consultants on behalf of the Company Shareholders in connection with this Agreement or any other agreement contemplated hereby and paying any fees related thereto. The provisions of this Section 13.14 are irrevocable and coupled with an interest. The Company Shareholders Representative hereby accepts its appointment and authorisation as the Company Shareholders Representative under this Agreement.

(b)              The Purchaser Representative, Purchaser, Pubco and Merger Sub may conclusively and absolutely rely, without inquiry, upon any actions of the Company Shareholders Representative as the acts of the Company Shareholders hereunder or any Ancillary Document to which the Company Shareholders Representative is a party or otherwise have rights in such capacity. The Purchaser Representative and Purchaser shall be entitled to rely conclusively on the instructions and decisions of the Company Shareholders Representative as to (i) any payment instructions provided by the Company Shareholders Representative or (ii) any other actions required or permitted to be taken by the Company Shareholders Representative hereunder, and no Company Shareholder shall have any cause of action against the Purchaser Representative, Pubco, Merger Sub, Purchaser, or the Company for any action taken by any of them in reliance upon the instructions or decisions of the Company Shareholders Representative. The Purchaser Representative and Purchaser shall not have any Liability to the Company Shareholders for any allocation or distribution among the Company Shareholders of payments made to or at the direction of the Company Shareholders Representative. All notices or other communications required to be made or delivered to the Company Shareholders under this Agreement or any Ancillary Document to which the Company Shareholders Representative is a party or otherwise has rights in such capacity shall be made to the Company Shareholders Representative for the benefit of the Company Shareholders, and any notices so made shall discharge in full all notice requirements of the other parties hereto or thereto to the Company Shareholders with respect thereto.

(c)              The Company Shareholders Representative, in its capacity as such, shall not have any personal liability for any amount owed to Purchaser, Merger Sub or Pubco pursuant to this Agreement. The Company Shareholders Representative shall not be personally liable to the Company Shareholders, in his or its capacity as the Company Shareholders Representative, for any personal liability of the Company Shareholders or otherwise, or for any error of judgment, or any act done or step taken or omitted by it, or for any mistake in fact or Law, or for anything which it may do or refrain from doing in connection with this Agreement.

(d)              If the Company Shareholders Representative shall die, become disabled, dissolve (in the case of an entity), resign or otherwise be unable or unwilling to fulfil his, her or its responsibilities as representative and agent of Company Shareholders, or should the Company Shareholders Representative be revoked by mutual agreement of the Company Shareholders, then the Company Shareholders shall, within ten (10) days after such death, disability, dissolution, resignation, revocation or other event, appoint a successor Company Shareholders Representative and notify the Purchaser Representative and/or Purchaser and Pubco in writing of the identity of such successor. Any such successor so appointed shall become a “Company Shareholders Representative” for purposes of this Agreement.

13.15        Purchaser Representative.

(a)              By execution and delivery of this Agreement, Purchaser, on behalf of itself and its successors and assigns, hereby irrevocably appoints the Sponsor as the Purchaser Representative and as its agent, attorney-in-fact and representative, with full power of substitution to act in the name, place and stead of Purchaser, to act on behalf of Purchaser from and after the Share Acquisition Closing in connection with: (i) terminating, amending or waiving on behalf of Purchaser any provision of this Agreement or any Ancillary Document which expressly contemplates that the Purchaser Representative will act on behalf of Purchaser; (ii) signing on behalf of Purchaser any releases or other documents with respect to any dispute or remedy arising under this Agreement or any Ancillary Document which expressly contemplates that the Purchaser Representative will act on behalf of Purchaser; (iii) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Purchaser Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Purchaser Representative and to rely on their advice and counsel; (iv) incurring and paying reasonable out-of-pocket costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other reasonable out-of-pocket fees and expenses allocable or in any way relating to such transaction or any post-Share Acquisition Closing consideration adjustment or indemnification claim; and (v) otherwise enforcing the rights and obligations of any Purchasers under this Agreement or any Ancillary Document which expressly contemplates that the Purchaser Representative will act on behalf of Purchaser, including giving and receiving all notices and communications hereunder or thereunder on behalf of Purchaser. All decisions and actions by the Purchaser Representative shall be binding upon Purchaser and its successors and assigns, and neither Purchaser nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 13.15 are irrevocable and coupled with an interest. The Purchaser Representative hereby accepts its appointment and authorisation as the Purchaser Representative under this Agreement.

(b)              The Purchaser Representative shall not be liable for any act done or omitted under this Agreement or any Ancillary Document which expressly contemplates that the Purchaser Representative will act on behalf of Purchaser as the Purchaser Representative while acting in good faith and without wilful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. Purchaser shall indemnify, defend and hold harmless the Purchaser Representative from and against any and all losses incurred without gross negligence, bad faith or wilful misconduct on the part of the Purchaser Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the Purchaser Representative’s duties under this Agreement or any Ancillary Document which expressly contemplates that the Purchaser Representative will act on behalf of Purchaser, including the reasonable fees and expenses of any legal counsel retained by the Purchaser Representative. In no event shall the Purchaser Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Purchaser Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Purchaser Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Purchaser Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of Purchaser, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other out-of-pocket expenses, as the Purchaser Representative may deem reasonably necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Purchaser Representative under this Section 13.15 shall survive the Share Acquisition Closing and continue indefinitely.

(c)              The Person serving as the Purchaser Representative may resign upon ten (10) days’ prior written notice to Pubco, Merger Sub, Purchaser and the Company Shareholders Representative, provided, that the Purchaser Representative appoints in writing a replacement Purchaser Representative. Each successor Purchaser Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Purchaser Representative, and the term “Purchaser Representative” as used herein shall be deemed to include any such successor Purchaser Representatives.

Article XIV
DEFINITIONS

14.1           Certain Definitions. For purpose of this Agreement, the following capitalised terms have the following meanings:

“Accounting Principles” means in accordance with IFRS, as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Relevant Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Company and/or the Target Companies in the preparation of the audited Consolidated Company Financials for the calendar year ended 31 December 2020.

“Additional PIPE Amount” means up to $50.0 million of Pubco Ordinary Shares to be issued pursuant to subscriptions on substantially the same form as the Subscription Agreements and to be consummated simultaneously with the PIPE Subscriptions.

“Additional Warrants” means redeemable warrants of Pubco in an amount not to exceed 5.0% of the total enterprise value of Pubco, calculated as of immediately following the Transactions.

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, governmental inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, Sponsor shall be deemed to be an Affiliate of Purchaser prior to the Share Acquisition Closing.

“Agreed Forms” means, in relation to any document, the form of that document which has been agreed in writing (including by e-mail) by or on behalf of the Purchaser and the Company to be the agreed form of such document, with such changes as Purchaser and the Company may mutually agree in writing (including by e-mail) before the Share Acquisition Closing.

“Ancillary Documents” means each agreement, instrument or document including the Purchaser Disclosure Schedules, Company Disclosures Schedules, Lock-Up Agreements, the Plan of Merger, Pubco Equity Incentive Plan, the Amended Purchaser Charter, the Amended Pubco Charter, the New Registration Rights Agreement, the Warrant Instruments and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“Anti-Corruption Laws” means, collectively, (a) the U.S. Foreign Corrupt Practices Act (FCPA), (b) the UK Bribery Act 2010 and (c) any other applicable anti-bribery or anti-corruption Laws or Orders related to combatting bribery, corruption and money laundering (including the Cayman Islands’ Anti-Corruption Act (As Revised)).

“Aviation Authority” means any Governmental Entity that is vested with the control and supervision of, or has jurisdiction over, the registration, airworthiness, design, production, operation or maintenance of any aircraft, or other matters relating to civil or military aviation, including the CAA and equivalent foreign governmental and quasi-governmental authorities, including civil aviation authorities in the relevant jurisdiction.

“Aviation Authorisations” means all type certificates, production certificates, parts manufacturing approvals, source approval requests, production verification audits, air carrier certificates, operator certificates, air agency certificates required to perform any work being performed by the Company or to engage in the operations conducted by the Company and other registrations, authorisations and certificates required by any Aviation Authority.

“Avolon Warrantholders” means each of (i) Chatsworth Aviation Limited, a company incorporated under the laws of Ireland with registered number 543646; and (ii) Maples Trustee Services (Cayman) Limited, a Cayman Islands company with registered number 239659.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, phantom-equity, equity purchase or other equity-based compensation plan, employment or individual consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalisation or other medical, life or other welfare benefit insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee (or their dependants) of such Person, or with respect to which such Person has or could have any Liability.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York, London, England, or George Town, Cayman Islands, are authorised to close for business.

“Cayman Companies Act” means the Companies Act (As Revised), of the Cayman Islands.

“Cayman Merger Filing Documents” means the Plan of Merger together with such other documents as may be required in accordance with the applicable provisions of the Cayman Companies Act or by any other law to make the Merger effective, including (i) in respect of Purchaser (a) the approval of the Merger by a majority of at least two-thirds of the votes of those shareholders of Purchaser entitled to vote and voting (in person or by proxy) at a duly convened and quorate meeting of the shareholders of Purchaser, (b) the approval of the Merger by the board of directors of Purchaser, (c) the declaration and undertaking by a director of the Purchaser in connection with the Merger in accordance with Section 233 of the Cayman Companies Act, and (d) a certificate of good standing of Purchaser dated as at a recent date; and (ii) in respect of Pubco, (a) the approval of the Merger by way of special resolution by SF as the sole shareholder of Pubco, (b) the approval of the Merger by the board of directors of Pubco, (c) the declaration and undertaking by a director of Pubco in connection with the Merger in accordance with Section 233 of the Cayman Companies Act, and (d) a certificate of good standing of Pubco dated as at a recent date.

“Cayman Registrar” means the Registrar of Companies of the Cayman Islands.

“Code” means the Internal Revenue Code of 1986. Reference to a specific section of the Code shall include such section and any valid U.S. Treasury regulation promulgated thereunder (including proposed and temporary regulations).

“Company A Ordinary Shares” means the A ordinary shares of £0.00001 each in the capital of the Company.

“Company B Ordinary Shares” means the B ordinary shares of £0.00001 each in the capital of the Company.

“Company Z Ordinary Shares” means the Z ordinary shares of £0.00001 each in the capital of the Company.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies, Pubco, or the Company Shareholders or any of their respective Affiliates or Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, at the time of the disclosure to Purchaser or its Representatives (i) was generally available publicly and was not disclosed in breach of this Agreement, or (ii) was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Convertible Securities” means, collectively, any other options, warrants or rights to subscribe for or purchase any capital shares of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital shares of the Company.

“Company Fundamental Warranties” means the warranties contained in Sections 6.1 (Organisation and Standing), 6.2 (Authorisation; Binding Agreement), 6.4 (Subsidiaries), 6.5 (Governmental Approvals), 6.6 (Non-Contravention), and 6.27 (Finders and Brokers).

“Company IP Licenses” means, collectively, (i) the Material Inbound Licenses and (ii) the Material Outbound Licenses.

“Company Loan Note Shares” means the 12,893 Company A Ordinary Shares which will be issued and fully paid immediately prior to the Share Acquisition Closing in accordance with the terms of the applicable Loan Notes.

“Company Options” means the 19,076 options issued by the Company.

“Company Shares” means the Company A Ordinary Shares, the Company B Ordinary Shares, excluding (i) the Company Loan Note Shares and (ii) the AA Shares.

“Company Owned IP” means the Intellectual Property owned or purported to be owned by the Target Companies including that listed in Schedule 6.13(a)(i) and (ii).

“Company Product” means each of the products and services (including all versions thereof) that have been or are currently being marketed, distributed, licensed, sold, offered, supported, made available or provided, or for which any material development has commenced, by or on behalf of any Target Company.

“Company Securities” means, collectively, the Company Shares and the Company Convertible Securities.

“Company Shareholders Fundamental Warranties” means the warranties contained in Sections 7.1 (Organisation and Standing), 7.2 (Authorisation; Binding Agreement), 7.3 (Ownership), 7.4 (Governmental Approvals), 7.5 (Non-Contravention), and 7.8 (Finders and Brokers).

“Company Software” means all Software owned or purported to be owned by the Target Companies.

“Company Transaction Expenses” means the aggregate amount of all fees, costs and expenses (whether or not yet invoiced), that have been incurred prior to the Share Acquisition Closing by or on behalf of the Company, which the Company has agreed to pay or is otherwise liable for (including, if applicable, fees, costs and expenses of the managers, directors, officers, employees and consultants of the Company which the Company has agreed to pay or is otherwise liable for) in connection with the negotiation, execution, performance or consummation of this Agreement and the Ancillary Documents and the transactions contemplated hereby and thereby and that constitute fees, costs and expenses of third-party counsel, advisors, brokers, finders, consultants, investment bankers, accountants, auditors and experts.

“Consent” means any consent, approval, waiver, authorisation or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all binding contracts, agreements, arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other binding contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing, a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast fifty percent (50%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive fifty percent (50%) or more of the profits, losses, or distributions of the Controlled Person; or (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person.

“Convertible Loan Note Instrument” means the convertible loan note instrument of the Company dated 11 March 2021.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewals and extensions thereof, and non-registered copyrights.

“COVID-19” means the disease known as coronavirus disease or COVID-19, the virus known as severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2) and any evolutions or mutations thereof.

“COVID-19 Measures” shall mean any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, mask wearing, temperature taking, personal declaration, “purple badge standard”, shut down, closure, sequester directive, guideline or recommendation made by an applicable Governmental Authority or any other applicable Law in connection with or in response to COVID-19.

“Data Protection Laws” means the following legislations to the extent applicable: (a) national Laws implementing the Directive on Privacy and Electronic Communications (2002/58/EC); (b) the General Data Protection Regulation (2016/679) (the “GDPR”) and any national Law supplementing the GDPR or any successor laws arising out of the withdrawal of a member state from the European Union, including the UK Data Protection Act 2018 (“DPA”), the UK General Data Protection Regulation as defined by the DPA as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019, the Data Protection Act (As Revised) of the Cayman Islands; and (c) any other data protection, privacy or cybersecurity Laws, regulations, or regulatory requirements, guidance and codes of practice applicable to the processing or security of personal data, in each case as amended and/or replaced from time to time.

“Data Room” means the electronic data room hosted by Intralinks titled “Project Vector – Data Room” made available to Purchaser no less than two Business Days prior to the date of this Agreement comprising the actual copies of documents and other information relating to the Target Companies made available to the Purchaser online, as itemised in the data room index in the Agreed Form.

“Environmental Law” means any Law in effect on or prior to the date hereof any way relating to (a) the protection of human health and safety (to the extent relating to exposure to Hazardous Materials), (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapour, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labelling, production, release or disposal of Hazardous Materials.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, Actions, Orders, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“Exchange Act” means the U.S. Securities Exchange Act of 1934.

“Exchange Rate” means with respect to a particular currency for a particular day, the closing mid-point spot rate of exchange for that currency into Dollars on such date as published in the London edition of the Financial Times first published thereafter or, where no such rate is published in respect of that currency for such date, at the rate quoted by HSBC Bank plc as at the close of business in London as at such date.

“Exchange Ratio” means one (1) Pubco Ordinary Share for one (1) Purchaser Class A Share.

“Exchange Shares” means 210,000,000 Pubco Ordinary Shares.

“Export Control Laws” means any Law or Order related to import and export controls administered and enforced by the European Union, the United Kingdom or United States, including the U.S. Export Administration Regulations, the International Traffic in Arms Regulations such other controls administered by the U.S. Customs and Border Protection.

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“fairly disclosed” means disclosed by the Company Disclosure Schedules or the Purchaser Disclosure Schedules (as applicable) in such detail (taking into account, in respect of the Company Disclosure Schedules, specific documents in the Data Room specifically identified by the relevant specific disclosure in the Company Disclosure Schedules, if applicable) as would reasonably be required by a reasonable person to make an assessment of the nature and extent of the matter disclosed.

“Fraud Claim” means any claim based in whole or in part upon fraud.

“Fully Diluted Shares” means the aggregate number of Company Shares, Company Loan Note Shares and AA Shares.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any national or supra-national, federal, state, local or other governmental, quasi-governmental, regulatory or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body of any jurisdiction.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mould, and urea formaldehyde insulation.

“Health and Safety Laws” means any and all Laws concerning health and safety matters and any and all regulations or orders made or issued under any such Laws and any relevant codes of practice, guidance notes and the like issued by government agencies.

“IFRS” means International Financial Reporting Standards as promulgated by the International Accounting Standards Board.

“Immaterial Licenses” means, with respect to a Target Company, any of the following Contracts entered into in the ordinary course of business: (a) permitted use right to confidential information in a non-disclosure agreement; (b) license, assignment, covenant not to sue, or waiver of rights with any current and former founders, employees, consultants or independent contractors of such Target Company for the benefit of the Target Companies; (c) any non-exclusive license with end-users; and (d) any non-exclusive license that is not material to the businesses of the Target Companies and is merely incidental to the transaction contemplated in such license, the commercial purpose of which is primarily for something other than such license, such as: (i) sales or marketing or similar Contract that includes a non-exclusive license to use the trademarks of an Target Company for the purposes of promoting the goods or services of the Target Companies; (ii) vendor Contract that includes permission for the vendor to identify a Target Company as a customer of the vendor; (iii) Contract to purchase or lease equipment or materials, such as a photocopier, computer, or mobile phone that also contains a license of Intellectual Property rights that are not material to the business of the Target Company; or (iv) license for the use of Software that is preconfigured, preinstalled, or embedded on hardware or other equipment and is not included in any Company Product.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest),

(b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), including “earn-outs” and “seller notes” whether accrued or not,

(c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, in each case, whether or not drawn,

(d) all obligations of such Person under leases that should be classified as capital leases in accordance with IFRS, or any other accounting principles used by such Person,

(e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against and not settled,

(f) all obligations of such Person in respect of acceptances issued or created,

(g) all derivative, hedging, interest rate, currency, swap or similar arrangements, including swaps, caps, collars, hedges or similar agreements under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency,

(h) all obligations secured by a Lien on any property or asset of such Person,

(i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person,

(j) any severance payments trigged prior to the Share Acquisition Closing, defined benefit pension liabilities or deferred compensation or other compensation or benefit liabilities (including any employer, Tax or social security contributions and payroll Taxes payable in connection therewith) and

(k) all obligations described in clauses (a) through (j) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss. For the avoidance of doubt, “Indebtedness” shall exclude the Company Transaction Expenses and the Purchaser Transaction Expenses, as applicable.

“Infringement” or “Infringe” shall mean that a given item or activity directly or indirectly (including secondarily, contributorily, by inducement or otherwise) infringes, misappropriates, dilutes, constitutes unauthorised use of, or otherwise violates the Intellectual Property of, or right of publicity of, any Person.

“Intellectual Property” means all rights in Patents, utility models, Trademarks, internet domain names, social media accounts and handles, Copyright (including rights in computer software), design rights, moral rights, database rights, topography rights, Trade Secrets, confidential information and knowledge (including know how, inventions, secret formulae and processes, market information, and lists of customers and suppliers), intellectual property rights in Software, databases and collections of data and data analytics and rights protecting goodwill and reputation, in all cases whether registered or unregistered; all other forms of protection having a similar nature or effect in any jurisdiction throughout the world, to any of the foregoing and applications for or registrations of any of the foregoing rights.

“Investment Company Act” means the U.S. Investment Company Act of 1940.

“IPO” means the initial public offering of the Purchaser Ordinary Shares and the Purchaser Public Warrants pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of Purchaser, dated as of 10 September 2020, and filed with the SEC on 14 September 2020 (File No. 333-245663).

“IT Systems” means all computer hardware and peripherals, telecommunications and network equipment, and all Software (in source code and object code forms), including all documentation and associated proprietary materials and services associated with or necessary to any of the foregoing, owned, used, leased or licensed in by or to any Target Company (including for hosting or colocation).

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Key Employees” means S. Fitzpatrick, V. Casey, M. Cervenka, E. Samson, E. Dominguez Puerta, T. Williams, L. Somerville, M. Bhabuta, P. Harper, V. Terry, M. Gascoyne and L. Blakeley.

“Knowledge” means, with respect to (a) the Company, the actual knowledge of the executive officers, directors or secretary of the Company and any Target Companies, having read and carefully considered the relevant provision, or (b) any other Party, (i) if an entity, the actual knowledge of its executive officers, directors or secretary, having read and carefully considered the relevant provision, or (ii) if a natural person, the actual knowledge of such Party, having read and carefully considered the relevant provision. No Party shall be deemed to have any other actual, imputed or constructive knowledge regarding the subject matter of any of the relevant provisions.

“Law” means any national or supra-national, federal, state, local, municipal or other law, statute, legislation, case law, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under IFRS or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favour of another Person, or any filing or agreement to file a financing statement as debtor under applicable Law.

“Loan Note Holders” means Microsoft Corporation and Rocket Internet SE.

“Material Adverse Effect” means, with respect to any specified Person, any state of facts, development, change, circumstance, occurrence, event or effect, that, individually or in the aggregate: has had a material adverse effect on (a) the business, assets, financial condition or results of operations of Person and its Subsidiaries; or (b) would reasonably be expected to prevent or materially delay or materially impede the ability of such Person or any of its Subsidiaries to consummate the Transactions on a timely basis; provided, however, that in no event will any of the following (or the effect of any of the following), alone or in combination, be taken into account in determining whether a Material Adverse Effect pursuant to clause (a) has occurred: (i) war (whether or not declared), acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (ii) earthquakes, hurricanes, tornados, tsunamis, pandemics (including COVID-19 or any mutation or variation thereof, or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement) or other natural or man-made disasters; (iii) changes attributable to the public announcement, pendency or completion of the Transactions (including the impact thereof on relationships with customers, suppliers or employees); (iv) changes or proposed changes in applicable Law, regulations or interpretations thereof or decisions by courts or any Governmental Authority after the date of this Agreement; (v) changes or proposed changes in GAAP, IFRS or other applicable accounting principles (or any interpretation thereof) after the date of this Agreement; (vi) general, global, national, regional, state or local economic, regulatory, political or social conditions, or conditions generally affecting the credit, debt, securities or financial markets (including changes in interest or exchange rates); (vii) events or conditions generally affecting the industries and markets in which the Subsidiary or any of its Subsidiaries operates; (viii) any failure to meet any projections, forecasts, guidance, estimates or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (viii) shall not prevent a determination that the underlying facts and circumstances resulting in such failure has resulted in a Material Adverse Effect; (ix) changes attributable to the public announcement or pendency of the Transactions (including the impact thereof on relationships with customers, suppliers or employees); or (x) any actions (A) required to be taken, or required not to be taken, pursuant to the terms of this Agreement, or (B) taken with the prior written consent of or at the prior written request of Pubco, Purchaser and Merger Sub; provided, however, that if any state of facts, developments, changes, circumstances, occurrences, events or effects related to clauses (i), (ii), (iv), (v), (vi) or (vii) above materially and disproportionately adversely affect the business, assets, financial condition or results of operations of such Person or any of its Subsidiaries relative to similarly situated Persons in the industries in which such Person or any of its Subsidiaries conducts its operations, then such impact may be taken into account in determining whether a Material Adverse Effect has occurred.

“Material Supplier” means any Person who supplies goods or services to the Target Group which involves an annual liability for the Target Group in excess of $2,000,000.

“NIS Directive” means Directive (EU) 2016/1148 concerning measures for a high common level of security of network and information systems across the European Union, and any relevant law, statute, declaration, decree, directive, legislative enactment, order, ordinance, regulation, rule or other binding instrument which implements the foregoing directive, including the UK Network and Information Systems Regulations 2008, in each case as amended, consolidated, re-enacted or replaced from time to time.

“NYSE” means the New York Stock Exchange.

“Open Source Materials” means Software or other material that is distributed as “free software,” “open source software” or under similar licensing or distribution terms—including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Affero General Public License (AGPL), Mozilla Public License (MPL), Server Side Public License (SSPL), Redis Source Available License Agreement, European Union Public License (EUPL), BSD licenses, Artistic License, Netscape Public License, Sun Community Source License (SCSL), Sun Industry Standards License (SISL), Apache License, any “sharealike” Creative Commons licenses (such as CC-BY-SA 4.0), any license that includes the Commons Clause and any license that is approved by, or substantially similar to a license approved by, the Open Source Initiative (www.opensource.org/licenses).

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other Action that is or has been entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organisational Documents” means, with respect to any Person, its articles of incorporation and bylaws, memorandum and articles of association or similar documents which governs its establishment and/or its governance or organisation, in each case, as amended.

“Patents” means any patents, and patent applications (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, re-examinations, or reissues thereof).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorisations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and for which adequate reserves have been established in accordance with GAAP, IFRS or other applicable accounting principles with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (e) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, company, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organisation, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Pro Rata Portion” means, with respect to each Company Shareholder, following the conversion of the Loan Notes and as of immediately prior to the Share Acquisition Closing, the quotient (rounded down to the nearest fourth decimal place) of: (a) the number of Company Shares held by such Shareholder, respectively, divided by (b) the Fully Diluted Shares.

“Pubco Charter” means the memorandum and articles of association of Pubco, as amended and in effect under the Cayman Companies Act.

“Pubco and Merger Sub Fundamental Warranties” means the warranties contained in Sections 5.1 (Organisation and Standing), 5.2 (Authorisation; Binding Agreement), 5.3 (Governmental Approvals), 5.4 (Non-Contravention) and 5.8 (Finders and Brokers).

“Pubco Ordinary Shares” means the ordinary shares, with a par value of US$0.0001, of Pubco.

“Pubco Public Warrant” means each one (1) warrant of Pubco entitling the holder thereof to purchase one (1) Pubco Ordinary Share on substantially the same terms and conditions described in the IPO Prospectus with respect to the public warrants of Purchaser.

“Pubco Securities” means the Pubco Ordinary Shares and the Pubco Public Warrants, collectively.

“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning Purchaser or any of its Representatives; provided, however, that Purchaser Confidential Information shall not include any information which, at the time of the disclosure to the Company, Pubco, the Company Shareholders or any of their respective Affiliates or Representatives, (i) was generally available publicly and was not disclosed in breach of this Agreement, or (ii) was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information. For the avoidance of doubt, from and after the Share Acquisition Closing, Purchaser Confidential Information will include the confidential or proprietary information of the Target Companies.

“Purchaser Fundamental Warranties” means the warranties contained in Sections 4.1 (Organisation and Standing), 4.2 (Authorisation; Binding Agreement), 4.3 (Governmental Approvals), 4.4 (Non-Contravention) and 4.16 (Finders and Brokers).

“Purchaser Class A Shares” means a Class A ordinary share of a par value of $0.0001 in the share capital of Purchaser.

“Purchaser Class B Shares” means a Class B ordinary share of a par value of $0.0001 in the share capital of Purchaser.

“Purchaser Ordinary Shares” means the Purchaser Class A Shares and the Purchaser Class B Shares.

“Purchaser Private Warrant” means each one (1) warrant of Purchaser entitling the holder thereof to purchase one (1) Purchaser Ordinary Share in accordance with terms described in the IPO Prospectus with respect to the private warrants of Purchaser.

“Purchaser Public Units” means the units of Purchaser, each unit consisting of one (1) ordinary share and one-half of one (1) warrant of Purchaser.

“Purchaser Public Warrant” means each one (1) warrant of Purchaser entitling the holder thereof to purchase one (1) Purchaser Ordinary Share in accordance with terms described in the IPO Prospectus with respect to the public warrants of Purchaser.

“Purchaser Securities” means the Purchaser Ordinary Shares, the Purchaser Public Warrants and the Purchaser Private Warrants, collectively.

“Purchaser Transaction Expenses” means the aggregate amount of (a) all fees, costs and expenses (whether or not yet invoiced), that have been incurred prior to the Share Acquisition Closing by or on behalf of Purchaser, which Purchaser has agreed to pay or is otherwise liable for (including, if applicable, fees, costs and expenses of the managers, directors, officers, employees and consultants of Purchaser which Purchaser has agreed to pay or is otherwise liable for) in connection with the negotiation, execution, performance or consummation of this Agreement and the Ancillary Documents and the transactions contemplated hereby and thereby and that constitute fees, costs and expenses of third-party counsel, advisors, brokers, finders, consultants, investment bankers, accountants, auditors and experts and (b) any Stamp Duty payable by Pubco.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the environment.

“Relevant Date” means (a) the Share Acquisition Closing Date, if the Share Acquisition Closing is occurring on the last day of a calendar month, or (b) the date falling on the last day of the calendar month immediately prior to the Share Acquisition Closing Date, if the Share Acquisition Closing is not occurring on the last day of a calendar month.

“Remedial Action” means all actions required by Environmental Law to (i) clean up, remove, treat, or in any other way address any Release of Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“Sanctioned Country” means any country or region that is targeted by comprehensive export, import, financial or investment embargo under any Sanctions Laws (which currently comprise Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine).

“Sanctioned Person” means: (i) any Person included on any restricted party list administered by the European Union, the United Kingdom, or the United States, including, without limitation, the UK Consolidated List of Financial Sanctions Targets, the Consolidated List of Persons, Groups, or Entities Subject to EU Financial Sanctions, and the U.S. Specially Designated Nationals and Block Persons List; (ii) any Person that is ordinarily resident in or organized under the laws of a Sanctioned Country; or (iii) any Governmental Entity of a Sanctioned Country; or (iv) any Person that is owned or controlled by one or more persons described in (i), (ii), or (iii) above.

“Sanctions Laws” means those trade, economic and financial sanctions Laws administered, enacted or enforced from time to time by (i) the United States (including the Department of the Treasury’s Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, (iv) Her Majesty’s Treasury of the United Kingdom, or (v) United Kingdom sanctions extended to the Cayman Islands by Orders of Her Majesty in Council and sanctions imposed by Cayman Islands authorities, under Cayman Islands legislation.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the U.S. Securities Act of 1933.

“Software” means any computer software programs or firmware, in source code and object code form, including application programming interfaces, development tools, user interfaces, any derivative works, foreign language versions, fixes, upgrades, updates, enhancements, new versions, previous versions, new releases and previous releases thereof, all media and other tangible property necessary for the delivery or transfer thereof, and all documentation related thereto.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002.

“Stamp Duty” means all stamp duty and any other transfer Taxes arising as a result of this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of capital shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Target Companies” means, collectively, all of the Company and its direct and indirect Subsidiaries and “Target Company” means any of them.

“Tax Authority” means any Governmental Authority responsible for the collection, imposition or administration of Taxes or Tax Returns.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto and regardless of whether such taxes, penalties, charges, costs and interest are directly or primarily chargeable against or attributable to any other person but are instead imposed upon any secondarily liable person by operation of Law.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, algorithms, source code, formulae, know-how, data, mask works, discoveries, inventions, invention disclosures, modifications, extensions, and improvements (whether or not patentable or subject to copyright, trademark, or trade secret protection), in each case, to the extent the foregoing are confidential and protected by applicable Law.

“Trademarks” means any trademarks, service marks, trade dress, getup, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewals and extensions thereof.

“Trust Account” means the trust account established by Purchaser with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of 10 September 2020, as it may be amended (including to accommodate the Merger), by and between Purchaser and the Trustee.

“Trustee” means Continental Stock Transfer & Trust Company, a New York corporation, in its capacity as trustee under the Trust Agreement.

“UK Companies Act” means the Companies Act of 2006.

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during normal trading hours of such exchange or market, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during normal trading hours of such market, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value as determined reasonably and in good faith by a majority of the disinterested directors of the board of directors (or equivalent governing body) of the applicable issuer. All such determinations shall be appropriately adjusted for any stock or share dividend, stock split or share subdivision, stock combination or share consolidation, recapitalisation or other similar transaction during such period.

“Warrant Instrument” means each of the Avolon Warrant Instrument and the American Warrant Instrument.

14.2           Section References

. The following capitalised terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section
AA Shares	Recitals
AA SPA	Recitals
Agreement	Preamble
Amended Pubco Charter	10.1(d)
Amended Purchaser Charter	1.4
American Warrant Instrument	Recitals
Antitrust Laws	8.12(b)
Avolon Warrant Instrument	Recitals
Business Combination	12.1
Business Intellectual Property	6.13(b)
Closing Cash	8.19(b)
Closing Filing	8.15(b)
Closing Press Release	8.15(b)
Company	Preamble
Company Benefit Plan	6.20(a)
Company Certificate	2.3(a)(ii)
Company Disclosure Schedules	Article VI
Company Material Contract	6.12(a)
Company Permits	6.10
Company Real Property Leases	0
Company Registered IP	6.13(a)
Company Shareholder Approvals	8.14(g)
Company Shareholders	Preamble
Company Shareholders Representative	13.14(a)
Consolidated Company Financials	8.7
Contributor	6.13(e)
D&O Indemnified Persons	8.18(a)
D&O Tail Insurance	8.18(b)
Dispute	13.4
Enforceability Exceptions	4.2
Environmental Permits	6.21(a)
Expenses	11.3, 11.3, 11.3
HMRC	2.4

Term	Section

Intended Tax Treatment	1.15
Interim Period	8.1(a)
LNH SPA	Recitals
Loan Notes	Recitals
Lock-Up Agreement	8.21
Management Accounts	6.7(a)
Material Inbound Licenses	6.12(a)(x)
Material Outbound Licenses	6.12(a)(xi)
Merger	Recitals
Merger Closing	3.1
Merger Closing Date	3.1
Merger Effective Time	1.2
Merger Sub	Preamble
New Registration Rights Agreement	8.20
Non-Recourse Parties	13.13
OFAC	4.17(c)
Outside Date	11.1(b)
Parties	Preamble
Party	Preamble
PIPE Investment Amount	4.18
PIPE Subscriptions	Recitals
Plan of Merger	1.1
Proxy Statement	8.14(a)
Pubco	Preamble
Pubco Equity Incentive Plan	8.22
Pubco Options	2.4
Purchaser	Preamble
Purchaser Disclosure Schedules	Article IV
Purchaser Financials	4.6(c)
Purchaser Material Contract	4.13(a)
Purchaser Recommendation	4.2
Purchaser Representative	Preamble
Redemption	8.14(a)
Registration Statement	8.14(a)
Related Person	6.22
Released Claims	12.1
Releasing Persons	12.2
Required Shareholder Approval	10.1(a)
SEC Reports	4.6(a)
SF	Recitals
Share Acquisition	Recitals
Share Acquisition Closing	3.1
Share Acquisition Closing Date	3.1
Shareholder Approval Matters	8.14(a)
Shareholder Support Letters	Recitals
Signing Filing	8.15(b)
Signing Press Release	8.15(b)
Special Shareholder Meeting	8.14(a)
Sponsor	Preamble
Sponsor Registration Rights Agreement	Recitals
Sponsor Support Letters	Recitals
STFs	2.3(a)(i)
Subscribers	Recitals
Subscription Agreements	Recitals
Surviving Company	1.1
Transactions	Recitals
Transfer Agent	2.8
U.S. Securities Laws	8.10

SCHEDULE 1

Company Shareholder	Class of Share Held	Number of Company Shares Held
Stephen Fitzpatrick	Company A Ordinary Shares	123,220
Mark Yemm	Company B Ordinary shares	4,714
Samuel Sugden	Company B Ordinary shares	118

[Signature Pages Follow]

EXHIBIT A

Form of New Registration Rights Agreement

EXHIBIT B.1

Form of Lock-Up Agreement (Company Shareholders)

See attached.

FORM OF LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (the “Agreement”) is made and entered into as of [ ● ], 2021 between [NAME OF HOLDER] (the “Holder”) and Vertical Aerospace Ltd., a Cayman Islands exempted company incorporated with limited liability, with its registered office at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (“Pubco”). The Holder and Pubco are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, Vertical Aerospace Group Ltd., a private limited company incorporated in England and Wales with registered number 12590994 and having its registered office at 140-142 Kensington Church Street, London, England W8 4BN, Pubco and Broadstone Acquisition Corp. and the Holder, among others, entered into a business combination agreement, dated June [ ● ], 2021 (the “Business Combination Agreement”), pursuant to which the parties thereto shall consummate a series of transactions and upon consummation of such transaction the Holder will hold such number of Pubco Ordinary Shares set forth in column B on Schedule 1 (together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Shares”); and

WHEREAS, pursuant to the Business Combination Agreement, and in view of the valuable consideration to be received by the Holder thereunder, Pubco and the Holder desire to enter into this Agreement, pursuant to which the (i) the Shares and (ii) the number of Pubco Ordinary Shares held by the Holder immediately following consummation of the Transactions and set forth in column C on Schedule 1 (together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Earnout Restricted Securities”) shall become subject to the limitations on disposition and other restrictions as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.                   For purposes of this Agreement:

(a)                 the term “Closing Date” means the date on which the Share Acquisition Closing takes place;

(b)                the term “First Earnout Threshold Date” means the date on which the sale price of the Pubco Ordinary Shares equals or exceeds $15.00 per share for any twenty (20) trading days within any thirty (30) trading day period;

(c)                 the term “Immediate Family” means, with respect to any natural person, any of the following: such person’s spouse, the siblings of such person and his or her spouse, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses and siblings;

(d)                the term “Lock-Up Period” means the period beginning on the Closing Date and ending on the date that is three (3) years after the Closing Date;

(e)                 the term “Lock-up Shares” means the Pubco Ordinary Shares held by the Holder immediately following the Share Acquisition Closing (for the avoidance of any doubt, (x) including the Shares, and (y) excluding (1) Pubco Ordinary Shares acquired in the public market after the Closing Date (2) Pubco Ordinary Shares acquired in a private placement concurrently with the consummation of the Share Acquisition and (3) Pubco Ordinary Shares acquired pursuant to a transaction exempt from registration under the Securities Act), together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted;

(f)                  the term “Long Stop Date” means the date that is five (5) years after the Closing Date;

(g)                the term “Other Lock-Up Agreement” means any other lock-up agreement with respect to Pubco Ordinary Shares to be entered into in connection with the transactions contemplated by the Business Combination Agreement;

(h)                the term “Permitted Transferees” means any Person to whom the Holder is permitted to transfer Lock-up Shares prior to the expiration of the Lock-up Period pursuant to Section 2(a);

(i)                  the term “Restricted Period” means the period beginning on the Closing Date and ending on the earlier of (i) the Second Earnout Threshold Date and (ii) the Long Stop Date;

(j)                  the term “Second Earnout Threshold Date” means the date on which the sale price of the Pubco Ordinary Shares equals or exceeds $20.00 per share for any twenty (20) trading days within any thirty (30) trading day period; and

(k)                the term “Transfer” means the (A) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations promulgated thereunder, with respect to, any security, (B) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) public announcement of any intention to effect any transaction specified in clause (A) or (B).

2.                   Lock-Up Provisions.

(a)                 Notwithstanding the provisions set forth in Section 2(b), the Holder or any of its Permitted Transferees may Transfer any or all of the Lock-Up Shares during the Lock-Up Period: (i) to the Holder’s officers or directors; (ii) to any Affiliate(s) of the Holder; (iii) in respect of (i) or (ii), in the case of an individual, by gift to a member of such individual’s Immediate Family or to a trust, the beneficiary of which is a member of such individual’s Immediate Family or to a charitable organization; (iv) in respect of (i), (ii) or (iii), in the case of an individual, by virtue of laws of descent and distribution upon death of such individual or pursuant to operation of law pursuant to a qualified domestic order or in connection with a divorce settlement; (v) in the case of a Holder (or any Permitted Transferee) that is a corporation, partnership, limited liability company, trust or other business entity, to any partners (general or limited), members, managers, shareholders or holders of similar equity interests in the Holder (or, in each case, its nominee or custodian) or any of their Affiliates; (vi) by virtue of any binding law or order of a governmental entity or by virtue of the Holder’s organizational documents upon liquidation or dissolution of the Holder; (vii) for the purposes of granting a pledge(s) of Lock-Up Shares as security or collateral in connection with any borrowing or the incurrence of any indebtedness by the Holder (provided such borrowing or incurrence of indebtedness is secured by a portfolio of assets or equity interests issued by multiple issuers); or (viii) pursuant to a bona fide tender offer, merger, consolidation or other similar transaction, in each case made to all holders of Pubco Ordinary Shares, involving a change of Control (including negotiating and entering into an agreement providing for any such transaction) provided, however, that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the Holder’s shares shall remain subject to the provisions of Section 2(b).

(b)                The Holder hereby agrees that it shall not, and shall cause any of its Permitted Transferees not to, Transfer any Lock-Up Shares during the Lock-Up Period (the “Transfer Restriction”), except in accordance with the following:

(i)	the Transfer Restriction shall expire with respect to ten percent (10%) of the Lock-Up Shares (the “First Tranche”) on the date hereof (for the avoidance of doubt no Transfer Restrictions shall apply to the First Tranche after such date);

(ii)	the Transfer Restriction shall expire with respect to an additional thirty percent (30%) of the Lock-Up Shares (the “Second Tranche”) on the date that is one (1) year after the Closing Date (for the avoidance of doubt no Transfer Restrictions shall apply to the First Tranche and the Second Tranche after such date);

(iii)	the Transfer Restriction shall expire with respect to an additional thirty percent (30%) of the Lock-Up Shares (the “Third Tranche”) on the date that is two (2) years after the Closing Date (for the avoidance of doubt no Transfer Restrictions shall apply to the First Tranche, the Second Tranche and the Third Tranche after such date); and

(iv)	the Transfer Restriction shall expire with respect to an additional thirty percent (30%) of the Lock-Up Shares on the date that is three (3) years after the Closing Date (for the avoidance of doubt no Transfer Restrictions shall apply to any Lock-Up Shares after such date).

(c)                 Notwithstanding the foregoing, if at any time the sale price of the Pubco Ordinary Shares equals or exceeds $15.00 per share (as adjusted for share capital subdivisions, mergers, consolidations, dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30) trading day period that commences at least two (2) years after the Closing Date, then the Transfer Restrictions with respect to all Lock-Up Shares shall cease to apply.

(d)                During the Lock-Up Period, each certificate (if any are issued) evidencing any Lock-Up Shares shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [●], 2021, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

Promptly upon the Transfer Restriction ceasing to apply in respect of a particular tranche of Lock-Up Shares in accordance with Section 2(b), Pubco shall take all reasonable steps required to remove such legend from the certificates evidencing the relevant Lock-Up Shares, including issuing new share certificates in respect of the relevant Lock-Up Shares.

(e)                 For the avoidance of any doubt, the Holder shall retain all of its rights as a shareholder of Pubco with respect to the Lock-Up Shares during the Lock-Up Period, including the right to vote any Lock-Up Shares.

3.                   Restrictive Provisions.

(a)                 The Holder hereby agrees that it shall not Transfer any Earnout Restricted Securities during the Restricted Period (the “Earnout Restriction”), except in accordance with the following:

(i)	the Earnout Restriction shall expire with respect to fifty percent (50%) of the Earnout Restricted Securities (the “First Earnout Tranche”) on the First Earnout Threshold Date; and

(ii)	the Earnout Restriction shall expire with respect to an additional fifty percent (50%) of the Earnout Restricted Securities (the “Second Earnout Tranche”) on the Second Earnout Threshold Date (for the avoidance of doubt no Earnout Restriction shall apply to any Earnout Restricted Securities following the Second Earnout Threshold Date).

(b)                Notwithstanding the foregoing, if the First Earnout Threshold Date and the Second Earnout Threshold Date does not occur prior to the Long Stop Date, then on the Long Stop Date all Earnout Restricted Securities will be irrevocably forfeited and surrendered to Pubco for cancellation and for nil consideration. Holder hereby irrevocably consents to such surrender and undertakes to take all reasonable actions necessary to effect such surrender as may be requested by Pubco.

(c)                 During the Restricted Period, each certificate (if any are issued) evidencing any Earnout Restricted Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER, VOTING, DIVIDENDS AND OTHER RIGHTS SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [●], 2021, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(d)                During the Restricted Period, the Earnout Restricted Securities that are subject to an Earnout Restriction do not entitle the Holder (or any transferee thereof) to any voting rights, pre-emption rights, dividends or other rights as a shareholder of Pubco prior to expiration of the applicable Earnout Restriction in accordance with Section 3(a), The restrictions set forth in this Section 3 shall only apply with respect to the Earnout Restricted Securities and shall not apply to any other Pubco Ordinary Shares the Holder may hold.

(e)                 Notwithstanding the foregoing and for the avoidance of any doubt, the First Earnout Tranche and the Second Earnout Tranche shall remain subject to the Transfer Restrictions, to the extent that such are applicable at the First Earnout Threshold Date and at the Second Earnout Threshold Date, as applicable.

4.                   Miscellaneous.

(a)                Adjustment. The share prices referenced in this Agreement will be equitably adjusted on account of any changes in the equity securities of Pubco by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means.

(b)                Transfers. If any Transfer is made or attempted contrary to the provisions of this Agreement, such Transfer shall be null and void ab initio, and Pubco shall refuse to recognize any such transferee of the Lock-Up Shares or Restricted Securities, as applicable, as one of its equity holders for any purpose. In order to enforce this Section 4(b), Pubco may impose stop-transfer instructions with respect to any relevant Lock-Up Shares or Earnout Restricted Securities (and any permitted transferees and assigns thereof), as applicable, until the end of the Lock-Up Period or the Restricted Period, as applicable.

(c)                Termination of the Business Combination Agreement. Notwithstanding anything to the contrary contained herein, in the event that the Business Combination Agreement is terminated in accordance with its terms prior to the Closing Date, this Agreement and all rights and obligations of the Parties hereunder shall automatically terminate and be of no further force or effect.

(d)                Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns. Except as otherwise provided in this Agreement, this Agreement and all obligations of the Parties are personal to the Parties and may not be transferred or delegated by the Parties at any time.

(e)                 Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

(f)                  Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York as applied to agreements among New York residents entered into and to be performed entirely within New York, without giving effect to any choice of law or conflict of law, provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York. Each party hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with this Section 4(f) or in such other manner as may be permitted by applicable law, that such process may be served in the manner of giving notices in Section 4(i) and that nothing in this Section 4(f) shall affect the right of any party to serve legal process in any other manner permitted by applicable law, (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Federal courts of the United States or the courts of the State of New York, in each case located within the City of New York, in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any order in respect thereof, (c) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court, (d) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Federal courts of the United States or the courts of the State of New York, in each case located within the City of New York, (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same, and (f) agrees that it will not bring any action or proceeding relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each party hereto agrees that a final order in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the order or in any other manner provided by applicable law.

(g)                WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4(g).

(h)                Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(i)                 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by e-mail (having obtained electronic delivery confirmation thereof), (iii) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, provided, however, that notice given pursuant to clauses (iii) and (iv) above shall not be effective unless a duplicate copy of such notice is also given in person or by e-mail (having obtained electronic delivery confirmation thereof), in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Pubco, to: Vertical Aerospace Ltd. 140-142 Kensington Church Street London, England W8 4BN United Kingdom ##################################

With a copy to (which shall not constitute notice):

Latham & Watkins (London) LLP

99 Bishopsgate

London, EC2M 3XF

United Kingdom

Attn: David Stewart and Robbie McLaren

Email: ###################### and #####################

If to the Holder, to: [ ● ]	With a copy to (which shall not constitute notice): [ ● ]

(j)                 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of Pubco and the Holder. No failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(k)                Other Lock-Up Agreements. Pubco hereby agrees that: (i) if, after the date hereof, any Other Lock-Up Agreement is amended, modified or waived in a manner favorable to any other party to any Other Lock-Up Agreement and a similar amendment, modification or waiver would also be favorable to the Holder in relation to the terms of this Agreement, this Agreement shall be contemporaneously amended in the same manner and Pubco shall provide prompt notice thereof to the Holder; and (ii) if any other party to any Other Lock-Up Agreement is released (including through the termination of the relevant Other Lock-Up Agreement) from any or all of the lock-up restrictions under its respective Other Lock-Up Agreement, other than in accordance with the terms of such Other Lock-Up Agreement, the Holder will be similarly and contemporaneously released from the applicable lock-up restrictions hereunder and Pubco shall provide prompt notice hereof to the Holder.

(l)                 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(m)               Specific Performance. The Holder acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by the Holder, money damages will be inadequate and Pubco will have no adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Holder in accordance with their specific terms or were otherwise breached. Accordingly, Pubco shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by the Holder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

(n)                Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the Parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the Parties is expressly canceled; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the Parties under the Business Combination Agreement or any Ancillary Document. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of Pubco or any of the obligations of the Holder under any other agreement between the Holder and Pubco, or any certificate or instrument executed by the Holder in favor of Pubco, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of Pubco or any of the obligations of the Holder under this Agreement.

(o)                Further Assurances. From time to time, at another Party’s request and without further consideration (but at the requesting Party’s reasonable cost and expense), each Party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(p)                Counterparts; Facsimile. This Agreement may also be executed and delivered by facsimile signature or by email in portable document format in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

SCHEDULE 1

(A) Name Of Holder	(B) Number Of Shares[1]	(C) Number Of Restricted Securities[2]
[ ● ]	[ ● ]	[ ● ]

1 Note to draft: Number to represent all shares Holder receives pursuant to BCA.

2 Note to draft: Number to represent earnout shares (i.e., 20% of shares Holder receives pursuant to BCA).

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

HOLDER:

[ ● ]

By:
Name:
Title:

PUBCO:

VERTICAL AEROSPACE LTD.

By:
Name:
Title:

EXHIBIT B.2

Form of Lock-Up Agreement (Sponsor)

See attached.

FORM OF SPONSOR LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (the “Agreement”) is made and entered into as of [ ● ], 2021 between Broadstone Sponsor LLP, a United Kingdom limited liability partnership, with registered number OC431761 and whose registered office is at 2nd Floor 7 Portman Mews South, London, United Kingdom, W1H 6AY (the “Holder”) and Vertical Aerospace Ltd., a Cayman Islands exempted company incorporated with limited liability, with its registered office at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (“Pubco”). The Holder and Pubco are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, Vertical Aerospace Group Ltd., Pubco and Broadstone Acquisition Corp. and the Holder, among others, entered into a business combination agreement, dated June [ ● ], 2021 (the “Business Combination Agreement”), pursuant to which the parties thereto shall consummate a series of transactions and upon consummation of such transaction the Holder will hold such number of Pubco Ordinary Shares set forth in column B on Schedule 1 (together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Shares”); and

WHEREAS, pursuant to the Business Combination Agreement, and in view of the valuable consideration to be received by the Holder thereunder, Pubco and the Holder desire to enter into this Agreement, pursuant to which the Shares shall become subject to the limitations on disposition and other restrictions as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the Parties hereby agree as follows:

5.                   For purposes of this Agreement:

(a)                the term “Closing Date” means the date on which the Share Acquisition Closing takes place;

(b)                the term “Immediate Family” means, with respect to any natural person, any of the following: such person’s spouse, the siblings of such person and his or her spouse, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses and siblings;

(c)                the term “Lock-Up Period” means the period beginning on the Closing Date and ending on the date that is three (3) years after the Closing Date;

(d)                the term “Lock-Up Shares” means the Shares and for the avoidance of any doubt shall exclude (1) Pubco Ordinary Shares acquired in the public market after the Closing Date (2) Pubco Ordinary Shares acquired in a private placement concurrently with the consummation of the Share Acquisition and (3) Pubco Ordinary Shares acquired pursuant to a transaction exempt from registration under the Securities Act;

(e)                the term “Other Lock-Up Agreement” means any other lock-up agreement with respect to Pubco Ordinary Shares to be entered into in connection with the transactions contemplated by the Business Combination Agreement;

(f)                 the term “Permitted Transferees” means any Person to whom the Holder is permitted to transfer Lock-Up Shares prior to the expiration of the Lock-Up Period pursuant to Section 2(a); and

(g)                the term “Transfer” means the (A) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations promulgated thereunder, with respect to, any security, (B) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) public announcement of any intention to effect any transaction specified in clause (A) or (B).

6.                   Lock-Up Provisions.

(a)                Notwithstanding the provisions set forth in Section 2(b), the Holder or any of its Permitted Transferees may Transfer any or all of the Lock-Up Shares during the Lock-Up Period (i) to the Holder’s officers, directors, management committee members or members, (ii) to any Affiliates of the Holder or any Affiliates of Holder’s officers, directors, management committee members or members; (iii) in the case of an individual referred to in (i) and (ii) above, by gift to a member of such individual’s Immediate Family or to a trust, the beneficiary of which is a member of such individual’s Immediate Family or to a charitable organization or by virtue of laws of descent and distribution upon death of such individual; (iv) any personalized portfolio bond issued by an insurance company that is beneficially owned by any individual referred to in (i) and (ii) above and in relation to which such person has the ability to direct the management of assets comprising the bond portfolio; (v) by virtue of the laws of the State of New York or the Cayman Islands, provided, however, that in the case of clauses or (vi) pursuant to a bona fide tender offer, merger, consolidation or other similar transaction, in each case made to all holders of Pubco Ordinary Shares, involving a change of Control (including negotiating and entering into an agreement providing for any such transaction) (i) through (vi) these Permitted Transferees must enter into a written agreement agreeing to be bound by the provisions set forth in Section 2(b).

(b)                The Holder hereby agrees that it shall not, and shall cause any of its Permitted Transferees not to, Transfer any Lock-Up Shares during the Lock-Up Period (the “Transfer Restriction”), except in accordance with the following:

(i)	the Transfer Restriction shall expire with respect to ten percent (10%) of the Lock-Up Shares (the “First Tranche”) on the date hereof (for the avoidance of doubt no Transfer Restrictions shall apply to the First Tranche after such date);

(ii)	the Transfer Restriction shall expire with respect to an additional thirty percent (30%) of the Lock-Up Shares (the “Second Tranche”) on the date that is one (1) year after the Closing Date (for the avoidance of doubt no Transfer Restrictions shall apply to the First Tranche and the Second Tranche after such date);

(iii)	the Transfer Restriction shall expire with respect to an additional thirty percent (30%) of the Lock-Up Shares (the “Third Tranche”) on the date that is two (2) years after the Closing Date (for the avoidance of doubt no Transfer Restrictions shall apply to the First Tranche, the Second Tranche and the Third Tranche after such date); and

(iv)	the Transfer Restriction shall expire with respect to an additional thirty percent (30%) of the Lock-Up Shares on the date that is three (3) years after the Closing Date (for the avoidance of doubt no Transfer Restrictions shall apply to any Lock-Up Shares after such date).

(c)                Notwithstanding the foregoing, if at any time the sale price of the Pubco Ordinary Shares equals or exceeds $15.00 per share (as adjusted for share capital subdivisions, mergers, consolidations, dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30) trading day period that commences at least two (2) years after the Closing Date, then the Transfer Restrictions with respect to all Lock-Up Shares shall cease to apply.

(d)                During the Lock-Up Period, each certificate (if any are issued) evidencing any Lock-Up Shares shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [●], 2021, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

Promptly upon the Transfer Restriction ceasing to apply in respect of a particular tranche of Lock-Up Shares in accordance with Section 2(b), Pubco shall take all reasonable steps required to remove such legend from the certificates evidencing the relevant Lock-Up Shares, including issuing new share certificates in respect of the relevant Lock-Up Shares.

(e)                For the avoidance of any doubt, the Holder shall retain all of its rights as a shareholder of Pubco with respect to the Lock-Up Shares during the Lock-Up Period, including the right to vote any Lock-Up Shares.

7.                   Miscellaneous.

(a)                Adjustment. The share prices referenced in this Agreement will be equitably adjusted on account of any changes in the equity securities of Pubco by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means.

(b)                Transfers. If any Transfer is made or attempted contrary to the provisions of this Agreement, such Transfer shall be null and void ab initio, and Pubco shall refuse to recognize any such transferee of the Lock-Up Shares, as one of its equity holders for any purpose. In order to enforce this Section 3(b), Pubco may impose stop-transfer instructions with respect to any relevant Lock-Up Shares (and any permitted transferees and assigns thereof), as applicable, until the end of the Lock-Up Period.

(c)                Termination of the Business Combination Agreement. Notwithstanding anything to the contrary contained herein, in the event that the Business Combination Agreement is terminated in accordance with its terms prior to the Closing Date, this Agreement and all rights and obligations of the Parties hereunder shall automatically terminate and be of no further force or effect.

(d)                Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns. Except as otherwise provided in this Agreement, this Agreement and all obligations of the Parties are personal to the Parties and may not be transferred or delegated by the Parties at any time.

(e)                Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

(f)                 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York as applied to agreements among New York residents entered into and to be performed entirely within New York, without giving effect to any choice of law or conflict of law, provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York. Each party hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with this Section 3(f) or in such other manner as may be permitted by applicable law, that such process may be served in the manner of giving notices in Section 3(i) and that nothing in this Section 3(f) shall affect the right of any party to serve legal process in any other manner permitted by applicable law, (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Federal courts of the United States or the courts of the State of New York, in each case located within the City of New York, in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any order in respect thereof, (c) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court, (d) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Federal courts of the United States or the courts of the State of New York, in each case located within the City of New York, (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same, and (f) agrees that it will not bring any action or proceeding relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each party hereto agrees that a final order in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the order or in any other manner provided by applicable law.

(g)                WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3(g).

(h)                Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(i)                  Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by e-mail (having obtained electronic delivery confirmation thereof), (iii) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, provided, however, that notice given pursuant to clauses (iii) and (iv) above shall not be effective unless a duplicate copy of such notice is also given in person or by e-mail (having obtained electronic delivery confirmation thereof), in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Pubco, to: Vertical Aerospace Ltd. 140-142 Kensington Church Street, London, England W8 4BN, United Kingdom Attn: Vinny Casey Email: ##################################

With a copy to (which shall not constitute notice):

Latham & Watkins (London) LLP

99 Bishopsgate, London, EC2M 3XF, United Kingdom

Attn: David Stewart and Robbie McLaren

Email: ###################### and #####################

If to the Holder, to: Broadstone Sponsor LLP 7 Portman Mews South, Marylebone, London W1H 6AY, United Kingdom Attn: Edward Hawkes and Marc Jonas Email: ########################## and #################

With a copy to (which shall not constitute notice):

Winston & Strawn London LLP

CityPoint, One Ropemaker Street, London EC2Y 9AW, United Kingdom

Attn: Paul Amiss and Nicholas Usher

Email: ################## and ##################

(j)                 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of Pubco and the Holder. No failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(k)                Other Lock-Up Agreements. Pubco hereby agrees that: (i) if, after the date hereof, any Other Lock-Up Agreement is amended, modified or waived in a manner favorable to any other party to any Other Lock-Up Agreement and a similar amendment, modification or waiver would also be favorable to the Holder in relation to the terms of this Agreement, this Agreement shall be contemporaneously amended in the same manner and Pubco shall provide prompt notice thereof to the Holder; and (ii) if any other party to any Other Lock-Up Agreement is released (including through the termination of the relevant Other Lock-Up Agreement) from any or all of the lock-up restrictions under its respective Other Lock-Up Agreement, other than in accordance with the terms of such Other Lock-Up Agreement, the Holder will be similarly and contemporaneously released from the applicable lock-up restrictions hereunder and Pubco shall provide prompt notice hereof to the Holder.

(l)                 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(m)               Specific Performance. The Holder acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by the Holder, money damages will be inadequate and Pubco will have no adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Holder in accordance with their specific terms or were otherwise breached. Accordingly, Pubco shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by the Holder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

(n)                Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the Parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the Parties is expressly canceled; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the Parties under the Business Combination Agreement or any Ancillary Document. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of Pubco or any of the obligations of the Holder under any other agreement between the Holder and Pubco, or any certificate or instrument executed by the Holder in favor of Pubco, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of Pubco or any of the obligations of the Holder under this Agreement.

(o)                Further Assurances. From time to time, at another Party’s request and without further consideration (but at the requesting Party’s reasonable cost and expense), each Party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(p)                Counterparts; Facsimile. This Agreement may also be executed and delivered by facsimile signature or by email in portable document format in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

SCHEDULE 1

(A) Name of Holder	(B) Number of Shares
Broadstone Sponsor LLP	7,632,575

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

HOLDER:

BROADSTONE SPONSOR LLP

By:
Name:
Title:

PUBCO:

VERTICAL AEROSPACE LTD.

By:
Name:
Title:

BROADSTONE ACQUISITION CORP.

By:
Name:
Title:

EXHIBIT B.3

Form of Lock-Up Agreement (American)

See attached.

Agreed Form

FORM OF LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (the “Agreement”) is made and entered into as of [ ● ], 2021 between American Airlines, Inc. (the “Holder”) and Vertical Aerospace Ltd., a Cayman Islands company limited by shares (“Pubco”). The Holder and Pubco are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, Vertical Aerospace Group Ltd., a private limited company incorporated in England and Wales with registered number 12590994 and having its registered office at 140-142 Kensington Church Street, London, England W8 4BN (the “Company”), Pubco and Broadstone Acquisition Corp. (“Broadstone”) among others, entered into a business combination agreement, dated June [ ● ], 2021 (the “Business Combination Agreement”);

WHEREAS, Holder and Pubco entered into a share purchase agreement dated June [ ● ], 2021, pursuant to which Holder agreed to sell and transfer, and Pubco agreed to purchase, 100% of the A Ordinary Shares held by the Holder (the “SPA”);

WHEREAS, upon consummation of the transactions contemplated by the Business Combination Agreement and the SPA, the Holder will hold such number of Pubco Ordinary Shares set forth in column B on Schedule 1 (together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Shares”); and

WHEREAS, pursuant to the SPA, and in view of the valuable consideration to be received by the Holder thereunder, Pubco and the Holder desire to enter into this Agreement, pursuant to which the Shares shall become subject to the limitations on disposition and other restrictions as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.	For purposes of this Agreement:

(a)                 The term “A Ordinary Shares” means A ordinary shares of £0.00001 each in the capital of the Company;

(b)                the term “Closing Date” means the date on which the Share Acquisition Closing takes place;

(c)                 the term “Immediate Family” means, with respect to any natural person, any of the following: such person’s spouse, the siblings of such person and his or her spouse, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses and siblings;

(d)                the term “Lock-Up Period” means the period beginning on the Closing Date and ending on the date that is four (4) years after the Closing Date;

(e)                 the term “Lock-up Shares” means the Shares (for the avoidance of any doubt, excluding (1) Pubco Ordinary Shares acquired in the public market after the Closing Date (2) Pubco Ordinary Shares acquired in a private placement concurrently with the consummation of the Share Acquisition and (3) Pubco Ordinary Shares acquired pursuant to a transaction exempt from registration under the Securities Act);

(f)                  the term “Other Lock-Up Agreement” means any other lock-up agreement with respect to Pubco Ordinary Shares (or warrants representing Pubco Ordinary Shares) to be issued in connection with the transactions contemplated by the Business Combination Agreement;

(g)                the term “Other Restrictions” means restrictions in any Other Lock-Up Agreement that are on substantially the same terms as the Transfer Restriction of this Agreement, except that the transfer restriction in such Other Lock-Up Agreement expires with respect to (i) 10% of a holder’s shares immediately and (ii) 30% of a holder’s shares on each anniversary of such Other Lock-Up Agreement;

(h)                the term “Permitted Transferees” means any Person to whom the Holder is permitted to transfer Lock-up Shares prior to the expiration of the Lock-up Period pursuant to Section 2(a);

(i)                  the term “Transfer” means the (A) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations promulgated thereunder, with respect to, any security, (B) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) public announcement of any intention to effect any transaction specified in clause (A) or (B).

2.                   Lock-Up Provisions.

(a)                 Notwithstanding the provisions set forth in Section 2(b), the Holder or any of its Permitted Transferees may Transfer any or all of the Lock-Up Shares during the Lock-Up Period: (i) to the Holder’s officers or directors; (ii) to any Affiliate(s) of the Holder; (iii) in respect of (i) or (ii), in the case of an individual, by gift to a member of such individual’s Immediate Family or to a trust, the beneficiary of which is a member of such individual’s Immediate Family, an Affiliate of such individual or to a charitable organization; (iv) in respect of (i), (ii) or (iii), in the case of an individual, by virtue of laws of descent and distribution upon death of such individual or pursuant to operation of law pursuant to a qualified domestic order or in connection with a divorce settlement; (v) in the case of a Holder (or any Permitted Transferee) that is a corporation, partnership, limited liability company, trust or other business entity, to any partners (general or limited), beneficiaries, members, managers, shareholders or holders of similar equity interests in the Holder (or, in each case, its nominee or custodian) or any of their Affiliates; (vi) by virtue of any binding law or order of a governmental entity or by virtue of the Holder’s organizational documents upon liquidation or dissolution of the Holder; (vii) for the purposes of granting a pledge(s) of Lock-Up Shares as security or collateral in connection with any borrowing or the incurrence of any indebtedness by the Holder (provided such borrowing or incurrence of indebtedness is secured by a portfolio of assets or equity interests issued by multiple issuers); or (viii) pursuant to a bona fide tender offer, merger, consolidation or other similar transaction, in each case made to all holders of Pubco Ordinary Shares, involving a change of Control (including negotiating and entering into an agreement providing for any such transaction) provided, however, that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the Holder’s shares shall remain subject to the provisions of Section 2(b), provided further, that in the case of clauses (i) through (viii), these Permitted Transferees must enter into a written agreement agreeing to be bound by the provisions set forth in Section 2(b).

(b)                The Holder hereby agrees that it shall not, and shall cause any of its Permitted Transferees not to, Transfer any Lock-Up Shares during the Lock-Up Period (the “Transfer Restriction”), except in accordance with the following:

(i)	the Transfer Restriction shall expire with respect to twenty-five percent (25%) of the Lock-Up Shares (the “First Tranche”) on the date that is one (1) year after the Closing Date (for the avoidance of doubt no Transfer Restrictions shall apply to the First Tranche after such date);

(ii)	the Transfer Restriction shall expire with respect to an additional twenty-five percent (25%) of the Lock-Up Shares (the “Second Tranche”) on the date that is two (2) years after the Closing Date (for the avoidance of doubt no Transfer Restrictions shall apply to the First Tranche and the Second Tranche after such date);

(iii)	the Transfer Restriction shall expire with respect to an additional twenty-five percent (25%) of the Lock-Up Shares (the “Third Tranche”) on the date that is three (3) years after the Closing Date (for the avoidance of doubt no Transfer Restrictions shall apply to the First Tranche, the Second Tranche and the Third Tranche after such date); and

(iv)	the Transfer Restriction shall expire with respect to an additional twenty-five percent (25%) of the Lock-Up Shares on the date that is four (4) years after the Closing Date (for the avoidance of doubt no Transfer Restrictions shall apply to any Lock-Up Shares after such date).

(c)                 During the Lock-Up Period, each certificate (if any are issued) evidencing any Lock-Up Shares shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [●], 2021, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(d)                For the avoidance of any doubt, the Holder shall retain all of its rights as a shareholder of Pubco with respect to the Lock-Up Shares during the Lock-Up Period, including the right to vote any Lock-Up Shares.

(e)                 No Other Lock-Up Agreement contains lock-up restrictions that are materially less restrictive than the lock-up restrictions applicable to Holder under this Agreement, provided, however, that the Other Restrictions are deemed to be lock-up restrictions that are not materially less restrictive for purposes of this Section 2(e).

(f)                  Pubco hereby agrees that: (i) if, after the date hereof, any Other Lock-Up Agreement is amended, modified or waived in a manner favorable to a Company Shareholder or the Sponsor (as applicable) and a similar amendment, modification or waiver would also be favorable to the Holder in relation to the terms of this Agreement, this Agreement shall be contemporaneously amended in the same manner and Pubco shall provide prompt notice thereof to the Holder; and (ii) if any Company Shareholder or the Sponsor (as applicable) is released (including through the termination of the relevant Other Lock-Up Agreement) from any or all of the lock-up restrictions under its respective Other Lock-Up Agreement, other than in accordance with the terms of such Other Lock-Up Agreement, the Holder will be similarly and contemporaneously released from the applicable lock-up restrictions hereunder and Pubco shall provide prompt notice hereof to the Holder.

3.                   Miscellaneous.

(a)                 Adjustment. The share prices referenced in this Agreement will be equitably adjusted on account of any changes in the equity securities of Pubco by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means.

(b)                Transfers. If any Transfer is made or attempted contrary to the provisions of this Agreement, such Transfer shall be null and void ab initio, and Pubco shall refuse to recognize any such transferee of the Lock-Up Shares as one of its equity holders for any purpose. In order to enforce this Section 3(b), Pubco may impose stop-transfer instructions with respect to the Lock-Up Shares (and any permitted transferees and assigns thereof), as applicable, until the end of the Lock-Up Period.

(c)                 Termination of the Business Combination Agreement. Notwithstanding anything to the contrary contained herein, in the event that the Business Combination Agreement is terminated in accordance with its terms prior to the Closing Date, this Agreement and all rights and obligations of the Parties hereunder shall automatically terminate and be of no further force or effect.

(d)                Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns. Except as otherwise provided in this Agreement, this Agreement and all obligations of the Parties are personal to the Parties and may not be transferred or delegated by the Parties at any time.

(e)                 Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

(f)                  Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York as applied to agreements among New York residents entered into and to be performed entirely within New York, without giving effect to any choice of law or conflict of law, provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York. Each party hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with this Section 3(f) or in such other manner as may be permitted by applicable law, that such process may be served in the manner of giving notices in Section 3(i) and that nothing in this Section 3(f) shall affect the right of any party to serve legal process in any other manner permitted by applicable law, (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Federal courts of the United States or the courts of the State of New York, in each case located within the City of New York, in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any order in respect thereof, (c) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court, (d) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Federal courts of the United States or the courts of the State of New York, in each case located within the City of New York, (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same, and (f) agrees that it will not bring any action or proceeding relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each party hereto agrees that a final order in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the order or in any other manner provided by applicable law.

(g)                WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3(g).

(h)                Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(i)                  Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by e-mail (having obtained electronic delivery confirmation thereof), (iii) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, provided, however, that notice given pursuant to clauses (iii) and (iv) above shall not be effective unless a duplicate copy of such notice is also given in person or by e-mail (having obtained electronic delivery confirmation thereof), in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Pubco, to: Vertical Aerospace Ltd. 140-142 Kensington Church Street London, England W8 4BN United Kingdom ##################################

With a copy to (which shall not constitute notice):

Latham & Watkins (London) LLP

99 Bishopsgate

London, EC2M 3XF

United Kingdom

Attn: David Stewart and Robbie McLaren

Email: ###################### and #####################

If to the Holder, to: American Airlines, Inc. 1 Skyview Drive, MD 8B361 Fort Worth, Texas, 76155	With a copy to (which shall not constitute notice): Sidley Austin LLP 2021 McKinney Avenue Suite 2000 Dallas, Texas 75201 Attention: Bart J. Biggers Email: #######################

(j)                  Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of Pubco and the Holder. No failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(k)                Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(l)                  Specific Performance. The Holder acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by the Holder, money damages will be inadequate and Pubco will have no adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Holder in accordance with their specific terms or were otherwise breached. Accordingly, Pubco shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by the Holder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

(m)               Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the Parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the Parties is expressly canceled; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the Parties under the Business Combination Agreement or any Ancillary Document. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of Pubco or any of the obligations of the Holder under any other agreement between the Holder and Pubco, or any certificate or instrument executed by the Holder in favor of Pubco, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of Pubco or any of the obligations of the Holder under this Agreement.

(n)                Further Assurances. From time to time, at another Party’s request and without further consideration (but at the requesting Party’s reasonable cost and expense), each Party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(o)                Counterparts; Facsimile. This Agreement may also be executed and delivered by facsimile signature or by email in portable document format in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

SCHEDULE 1

(A) Name Of Holder	(B) Number Of Shares[3]
American Airlines, Inc.	[6,125,000]

3 Note to draft: Number to represent all Pubco Ordinary Shares Holder receives pursuant to the SPA.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

HOLDER:

AMERICAN AIRLINES, INC.

By:
Name:
Title:

PUBCO:

VERTICAL AEROSPACE LTD.

By:
Name:
Title:

EXHIBIT B.4

Form of Lock-Up Agreement (Loan Note Holder)

See attached.

Agreed Form

FORM OF LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (the “Agreement”) is made and entered into as of [ ● ], 2021 between [NAME OF HOLDER] (the “Holder”) and Vertical Aerospace Ltd., a Cayman Islands exempted company incorporated with limited liability, with its registered office at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (“Pubco”). The Holder and Pubco are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, Vertical Aerospace Group Ltd., a private limited company incorporated in England and Wales with registered number 12590994 and having its registered office at 140-142 Kensington Church Street, London, England W8 4BN (the “Company”), Pubco and Broadstone Acquisition Corp., a Cayman Islands exempted company (“Broadstone”) among others, entered into a business combination agreement, dated June [ ● ], 2021 (the “Business Combination Agreement”);

WHEREAS, Holder and Pubco entered into a share purchase agreement dated June [ ● ], 2021, pursuant to which Holder agreed to sell and transfer, and Pubco agreed to purchase, 100% of the A Ordinary Shares held by the Holder (the “SPA”);

WHEREAS, upon consummation of the transactions contemplated by the Business Combination Agreement and the SPA, the Holder will hold such number of Pubco Ordinary Shares set forth in column B on Schedule 1 (together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Shares”); and

WHEREAS, pursuant to the SPA, and in view of the valuable consideration to be received by the Holder thereunder, Pubco and the Holder desire to enter into this Agreement, pursuant to which (i) the Shares and (ii) the number of Pubco Ordinary Shares held by the Holder immediately following consummation of the Transactions and set forth in column C on Schedule 1 (together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Earnout Restricted Securities”) shall become subject to the limitations on disposition and other restrictions as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the Parties hereby agree as follows:

4.                   For the purposes of this Agreement:

(a)                 The term “A Ordinary Shares” means A ordinary shares of £0.00001 each in the capital of the Company;

(b)                the term “Closing Date” means the date on which the Share Acquisition Closing takes place;

(c)                 the term “First Earnout Threshold Date” means the date on which the sale price of the Pubco Ordinary Shares equals or exceeds $15.00 per share for any twenty (20) trading days within any thirty (30) trading day period;

(d)                the term “Immediate Family” means, with respect to any natural person, any of the following: such person’s spouse, the siblings of such person and his or her spouse, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses and siblings;

(e)                 the term “Lock-Up Period” means the period beginning on the Closing Date and ending on the date that is three (3) years after the Closing Date;

(f)                  the term “Lock-Up Shares” means the Pubco Ordinary Shares held by the Holder immediately following the Share Acquisition Closing (for the avoidance of any doubt, (x) including the Shares, and (y) excluding (1) Pubco Ordinary Shares acquired in the public market after the Closing Date (2) Pubco Ordinary Shares acquired in a private placement concurrently with the consummation of the Share Acquisition and (3) Pubco Ordinary Shares acquired pursuant to a transaction exempt from registration under the Securities Act), together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted;

(g)                the term “Long Stop Date” means the date that is five (5) years after the Closing Date;

(h)                the term “Other Lock-Up Agreement” means any other lock-up agreement with respect to Pubco Ordinary Shares or those convertible in to such shares to be entered into in connection with the transactions contemplated by the Business Combination Agreement;

(i)                  the term “Permitted Transferees” means any Person to whom the Holder is permitted to transfer Lock-Up Shares prior to the expiration of the Lock-Up Period pursuant to Section 2(a);

(j)                  the term “Restricted Period” means the period beginning on the Closing Date and ending on the earlier of (i) the Second Earnout Threshold Date and (ii) the Long Stop Date;

(k)                the term “Second Earnout Threshold Date” means the date on which the sale price of the Pubco Ordinary Shares equals or exceeds $20.00 per share for any twenty (20) trading days within any thirty (30) trading day period; and

(l)                  the term “Transfer” means the (A) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations promulgated thereunder, with respect to, any security, (B) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) public announcement of any intention to effect any transaction specified in clause (A) or (B).

5.                   Lock-Up Provisions.

(a)                 Notwithstanding the provisions set forth in Section 2(b), the Holder or any of its Permitted Transferees may Transfer any or all of the Lock-Up Shares during the Lock-Up Period: (i) to the Holder’s officers or directors; (ii) to any Affiliate(s) of the Holder; (iii) in respect of (i) or (ii), in the case of an individual, by gift to a member of such individual’s Immediate Family or to a trust, the beneficiary of which is a member of such individual’s Immediate Family or to a charitable organization; (iv) in respect of (i), (ii) or (iii), in the case of an individual, by virtue of laws of descent and distribution upon death of such individual or pursuant to operation of law pursuant to a qualified domestic order or in connection with a divorce settlement; (v) in the case of a Holder (or any Permitted Transferee) that is a corporation, partnership, limited liability company, trust or other business entity, to any partners (general or limited), beneficiaries, members, managers, shareholders or holders of similar equity interests in the Holder (or, in each case, its nominee or custodian) or any of their Affiliates; (vi) by virtue of any binding law or order of a governmental entity or by virtue of the Holder’s organizational documents upon liquidation or dissolution of the Holder; (vii) for the purposes of granting a pledge(s) of Lock-Up Shares as security or collateral in connection with any borrowing or the incurrence of any indebtedness by the Holder (provided such borrowing or incurrence of indebtedness is secured by a portfolio of assets or equity interests issued by multiple issuers); or (viii) pursuant to a bona fide tender offer, merger, consolidation or other similar transaction, in each case made to all holders of Pubco Ordinary Shares, involving a change of Control (including negotiating and entering into an agreement providing for any such transaction) provided, however, that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the Holder’s shares shall remain subject to the provisions of Section 2(b).

(b)                The Holder hereby agrees that it shall not, and shall cause any of its Permitted Transferees not to, Transfer any Lock-Up Shares during the Lock-Up Period (the “Transfer Restriction”), except in accordance with the following:

(i)	the Transfer Restriction shall expire with respect to ten percent (10%) of the Lock-Up Shares (the “First Tranche”) on the date hereof (for the avoidance of doubt no Transfer Restrictions shall apply to the First Tranche after such date);

(ii)	the Transfer Restriction shall expire with respect to an additional thirty percent (30%) of the Lock-Up Shares (the “Second Tranche”) on the date that is one (1) year after the Closing Date (for the avoidance of doubt no Transfer Restrictions shall apply to the First Tranche and the Second Tranche after such date);

(iii)	the Transfer Restriction shall expire with respect to an additional thirty percent (30%) of the Lock-Up Shares (the “Third Tranche”) on the date that is two (2) years after the Closing Date (for the avoidance of doubt no Transfer Restrictions shall apply to the First Tranche, the Second Tranche and the Third Tranche after such date); and

(iv)	the Transfer Restriction shall expire with respect to an additional thirty percent (30%) of the Lock-Up Shares on the date that is three (3) years after the Closing Date (for the avoidance of doubt no Transfer Restrictions shall apply to any Lock-Up Shares after such date).

(c)                 Notwithstanding the foregoing, if at any time the closing price of the Pubco Ordinary Shares equals or exceeds $15.00 per share (as adjusted for share capital subdivisions, mergers, consolidations, dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30) trading day period that commences at least two (2) years after the Closing Date, then the Transfer Restrictions with respect to all Lock-Up Shares shall cease to apply.

(d)                During the Lock-Up Period, each certificate (if any are issued) evidencing any Lock-Up Shares shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [●], 2021, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

Promptly upon the Transfer Restriction ceasing to apply in respect of a particular tranche of Lock-Up Shares in accordance with Section 2(b), Pubco shall take all reasonable steps required to remove such legend from the certificates evidencing the relevant Lock-Up Shares, including issuing new share certificates in respect of the relevant Lock-Up Shares.

(e)                 For the avoidance of any doubt, the Holder shall retain all of its rights as a shareholder of Pubco with respect to the Lock-Up Shares during the Lock-Up Period, including the right to vote, and to receive any dividends and distributions in respect of, any Lock-Up Shares.

6.                   Restrictive Provisions.

(a)                 The Holder hereby agrees that it shall not Transfer any Earnout Restricted Securities during the Restricted Period (the “Earnout Restriction”), except in accordance with the following:

(i)	the Earnout Restriction shall expire with respect to fifty percent (50%) of the Earnout Restricted Securities (the “First Earnout Tranche”) on the First Earnout Threshold Date; and

(ii)	the Earnout Restriction shall expire with respect to an additional fifty percent (50%) of the Earnout Restricted Securities (the “Second Earnout Tranche”) on the Second Earnout Threshold Date (for the avoidance of doubt no Earnout Restriction shall apply to any Earnout Restricted Securities following the Second Earnout Threshold Date).

(b)                Notwithstanding the foregoing, if the First Earnout Threshold Date and the Second Earnout Threshold Date do not occur prior to the Long Stop Date, then on the Long Stop Date all Earnout Restricted Securities will be irrevocably forfeited and surrendered to Pubco for cancellation and for nil consideration. Holder hereby irrevocably consents to such surrender and undertakes to take all reasonable actions necessary to effect such surrender as may be requested by Pubco.

(c)                 During the Restricted Period, each certificate (if any are issued) evidencing any Earnout Restricted Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER, VOTING, DIVIDENDS AND OTHER RIGHTS SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [●], 2021, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(d)                During the Restricted Period, the Earnout Restricted Securities that are subject to an Earnout Restriction do not entitle the Holder (or any transferee thereof) to any voting rights, pre-emption rights, dividends or other rights as a shareholder of Pubco prior to expiration of the applicable Earnout Restriction in accordance with Section 3(a). The restrictions set forth in this Section 3 shall only apply with respect to the Earnout Restricted Securities and shall not apply to any other Pubco Ordinary Shares the Holder may hold.

(e)                 Notwithstanding the foregoing and for the avoidance of any doubt, the First Earnout Tranche and the Second Earnout Tranche shall remain subject to the Transfer Restrictions, to the extent that such are applicable at the First Earnout Threshold Date and at the Second Earnout Threshold Date, as applicable.

7.                   Miscellaneous.

(a)                 Adjustment. The share prices referenced in this Agreement will be equitably adjusted on account of any changes in the equity securities of Pubco by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means.

(b)                Transfers. If any Transfer is made or attempted contrary to the provisions of this Agreement, such Transfer shall be null and void ab initio, and Pubco shall refuse to recognize any such transferee of the Lock-Up Shares or Restricted Securities, as applicable, as one of its equity holders for any purpose. In order to enforce this Section 4(b), Pubco may impose stop-transfer instructions with respect to any relevant Lock-Up Shares or Earnout Restricted Securities (and any permitted transferees and assigns thereof), as applicable, until the end of the Lock-Up Period or the Restricted Period, as applicable.

(c)                 Termination of the Business Combination Agreement. Notwithstanding anything to the contrary contained herein, in the event that the Business Combination Agreement is terminated in accordance with its terms prior to the Closing Date, this Agreement and all rights and obligations of the Parties hereunder shall automatically terminate and be of no further force or effect.

(d)                Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns. Except as otherwise provided in this Agreement, this Agreement and all obligations of the Parties are personal to the Parties and may not be transferred or delegated by the Parties at any time.

(e)                 Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

(f)                  Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York as applied to agreements among New York residents entered into and to be performed entirely within New York, without giving effect to any choice of law or conflict of law, provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York. Each party hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with this Section 4(f) or in such other manner as may be permitted by applicable law, that such process may be served in the manner of giving notices in Section 4(i) and that nothing in this Section 4(f) shall affect the right of any party to serve legal process in any other manner permitted by applicable law, (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Federal courts of the United States or the courts of the State of New York, in each case located within the City of New York, in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any order in respect thereof, (c) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court, (d) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Federal courts of the United States or the courts of the State of New York, in each case located within the City of New York, (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same, and (f) agrees that it will not bring any action or proceeding relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each party hereto agrees that a final order in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the order or in any other manner provided by applicable law.

(g)                WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4(g).

(h)                Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(i)                  Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by e-mail (having obtained electronic delivery confirmation thereof), (iii) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, provided, however, that notice given pursuant to clauses (iii) and (iv) above shall not be effective unless a duplicate copy of such notice is also given in person or by e-mail (having obtained electronic delivery confirmation thereof), in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Pubco, to: Vertical Aerospace Ltd. 140-142 Kensington Church Street London, England W8 4BN United Kingdom ##################################

With a copy to (which shall not constitute notice):

Latham & Watkins (London) LLP

99 Bishopsgate

London, EC2M 3XF

United Kingdom

Attn: David Stewart and Robbie McLaren

Email: ###################### and #####################

If to the Holder, to: [ ● ]	With a copy to (which shall not constitute notice): [ ● ]

(j)                  Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of Pubco and the Holder. No failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(k)                Other Lock-Up Agreements. Pubco hereby agrees that: (i) if, after the date hereof, any Other Lock-Up Agreement is amended, modified or waived in a manner favorable to any other party to any Other Lock-Up Agreement and a similar amendment, modification or waiver would also be favorable to the Holder in relation to the terms of this Agreement, this Agreement shall be contemporaneously amended in the same manner and Pubco shall provide prompt notice thereof to the Holder; and (ii) if any other party to any Other Lock-Up Agreement is released (including through the termination of the relevant Other Lock-Up Agreement) from any or all of the lock-up restrictions under its respective Other Lock-Up Agreement, other than in accordance with the terms of such Other Lock-Up Agreement, the Holder will be similarly and contemporaneously released from the applicable lock-up restrictions hereunder and Pubco shall provide prompt notice hereof to the Holder.

(l)                  Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(m)               Specific Performance. The Holder acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by the Holder, money damages will be inadequate and Pubco will have no adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Holder in accordance with their specific terms or were otherwise breached. Accordingly, Pubco shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by the Holder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

(n)                Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the Parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the Parties is expressly canceled; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the Parties under the Business Combination Agreement or any Ancillary Document. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of Pubco or any of the obligations of the Holder under any other agreement between the Holder and Pubco, or any certificate or instrument executed by the Holder in favor of Pubco, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of Pubco or any of the obligations of the Holder under this Agreement.

(o)                Further Assurances. From time to time, at another Party’s request and without further consideration (but at the requesting Party’s reasonable cost and expense), each Party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(p)                Counterparts; Facsimile. This Agreement may also be executed and delivered by facsimile signature or by email in portable document format in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

SCHEDULE 1

(A) Name Of Holder	(B) Number Of Shares[4]	(C) Number of Restricted Securities[5]
[ ● ]	[ ● ]	[ ● ]

4 Note to draft: Number to represent all Pubco Ordinary Shares that Holder receives pursuant to the SPA.

5 Note to draft: Number to represent earnout shares (i.e., 20% of Pubco Ordinary Shares that Holder receives pursuant to the SPA).

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

HOLDER:

[ ● ]

By:
Name:
Title:

PUBCO:

VERTICAL AEROSPACE LTD.

By:
Name:
Title:

EXHIBIT B.5

Form of Lock-Up Agreement (Avolon Warrantholders)

See attached.

Agreed Form

LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (the “Agreement”) is made and entered into as of [ ● ], 2021 between [NAME OF HOLDER] (the “Holder”) and Vertical Aerospace Ltd., a Cayman Islands exempted company incorporated with limited liability, with its registered office at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (“Pubco”). The Holder and Pubco are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, Vertical Aerospace Group Ltd., a private limited company incorporated in England and Wales with registered number 12590994 and having its registered office at 140-142 Kensington Church Street, London, England W8 4BN (the “Company”), Pubco and Broadstone Acquisition Corp., a Cayman Islands exempted company (“Broadstone”) among others, entered into a business combination agreement, dated June [ ● ], 2021 (the “Business Combination Agreement”).

WHEREAS, Avolon Aerospace Leasing Limited, registered number MC-236969 and whose registered office is at Number One Ballsbridge, Building One, Shelbourne Rd, Ballsbridge, Dublin 4 (“AALL”) and the Company entered into a partnership agreement dated 16 March 2021 (the “Partnership Agreement”) pursuant to which, among other things, the Company agreed to issue certain equity warrants to AALL.

WHEREAS, AALL subsequently assigned certain of its rights and obligations in the Partnership Agreement to Avolon e Limited, an exempted company incorporated with limited liability and existing under the laws of the Cayman Islands, whose principal place of business is at Number One Ballsbridge, Building 1, Shelbourne Road, Ballsbridge, Dublin 4, Ireland (“Avolon”).

WHEREAS, to give effect to the Company’s commitments under the Partnership Agreement, Pubco has, by resolution of its directors passed on or around the date hereof, resolved to create and issue Pubco warrants (the “Warrants”) to the Holder on the terms set out in the Avolon Warrant Instrument, dated as of the date hereof.

WHEREAS, upon consummation of the transactions contemplated by the Business Combination Agreement and the Avolon Warrant Instrument, the Holder will hold an entitlement under Warrant A1/A2 (as defined in the Avolon Warrant Instrument) to subscribe for [ ● ]6 Pubco Ordinary Shares (together with any securities paid as dividends or distributions with respect to such Pubco Ordinary Shares (for the avoidance of any doubt, excluding (1) Pubco Ordinary Shares acquired in the public market after the Closing Date (2) Pubco Ordinary Shares acquired in a private placement concurrently with the consummation of the Share Acquisition, (3) Pubco Ordinary Shares subscribed for pursuant to the other Warrants issued under the Avolon Warrant Instrument and (4) Pubco Ordinary Shares acquired pursuant to a transaction exempt from registration under the Securities Act), the “Warrant Shares”).

WHEREAS, pursuant to the Partnership Agreement and the Avolon Warrant Instrument, and in view of the valuable consideration to be received by the Holder thereunder, Pubco and the Holder desire to enter into this Agreement, pursuant to which the Lock-Up Shares (as defined below) shall become subject to the limitations on disposition and other restrictions as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the Parties hereby agree as follows:

8.                   For the purposes of this Agreement:

(a)                 the term “Closing Date” means the date on which the Share Acquisition Closing takes place;

6 Note to draft: Number to represent 100% of total Warrant A1/A2 Shares that Holder may subscribe for.

(b)                the term “Immediate Family” means, with respect to any natural person, any of the following: such person’s spouse, the siblings of such person and his or her spouse, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses and siblings;

(c)                 the term “Lock-Up Period” means the period beginning on the Closing Date and ending on the date that is three (3) years after the Closing Date;

(d)                the term “Lock-Up Shares” means an amount of Pubco Ordinary Shares equal to ninety percent (90%) of the Warrant Shares, such number of Warrant Shares being set forth in column B on Schedule 1;

(e)                 the term “Other Lock-Up Agreement” means any other lock-up agreement with respect to Pubco Ordinary Shares to be entered into in connection with the transactions contemplated by the Business Combination Agreement;

(f)                  the term “Permitted Transferees” means any Person to whom the Holder is permitted to transfer Lock-Up Shares prior to the expiration of the Lock-Up Period pursuant to Section 2(a); and

(g)                the term “Transfer” means the (A) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations promulgated thereunder, with respect to, any security, (B) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) public announcement of any intention to effect any transaction specified in clause (A) or (B).

9.                   Lock-Up Provisions.

(a)                 Notwithstanding the provisions set forth in Section 2(b), the Holder or any of its Permitted Transferees may Transfer any or all of the Lock-Up Shares during the Lock-Up Period: (i) to the Holder’s officers or directors; (ii) to any Affiliate(s) of the Holder; (iii) in respect of (i) or (ii), in the case of an individual, by gift to a member of such individual’s Immediate Family or to a trust, the beneficiary of which is a member of such individual’s Immediate Family or to a charitable organization; (iv) in respect of (i), (ii) or (iii), in the case of an individual, by virtue of laws of descent and distribution upon death of such individual or pursuant to operation of law pursuant to a qualified domestic order or in connection with a divorce settlement; (v) in the case of a Holder (or any Permitted Transferee) that is a corporation, partnership, limited liability company, trust or other business entity, to any partners (general or limited), beneficiaries, members, managers, shareholders or holders of similar equity interests in the Holder (or, in each case, its nominee or custodian) or any of their Affiliates; (vi) by virtue of any binding law or order of a governmental entity or by virtue of the Holder’s organizational documents upon liquidation or dissolution of the Holder; (vii) for the purposes of granting a pledge(s) of Lock-Up Shares as security or collateral in connection with any borrowing or the incurrence of any indebtedness by the Holder (provided such borrowing or incurrence of indebtedness is secured by a portfolio of assets or equity interests issued by multiple issuers); or (viii) pursuant to a bona fide tender offer, merger, consolidation or other similar transaction, in each case made to all holders of Pubco Ordinary Shares, involving a change of Control (including negotiating and entering into an agreement providing for any such transaction) provided, however, that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the Holder’s shares shall remain subject to the provisions of Section 2(b), provided further, that in the case of clauses (i) through (vii), these Permitted Transferees must enter into a written agreement agreeing to be bound by the provisions set forth in Section 2(b).

(b)                The Holder hereby agrees that it shall not, and shall cause any of its Permitted Transferees not to, Transfer any Lock-Up Shares during the Lock-Up Period (the “Transfer Restriction”), except in accordance with the following:

(i)	the Transfer Restriction shall expire with respect to [ ● ][7] Lock-Up Shares (together with any securities paid as dividends or distributions with respect to such Lock-Up Shares) (the “First Tranche”) on the date that is one (1) year after the Closing Date (for the avoidance of doubt no Transfer Restrictions shall apply to the First Tranche after such date);

(ii)	the Transfer Restriction shall expire with respect to an additional [ ● ][8] Lock-Up Shares (together with any securities paid as dividends or distributions with respect to such Lock-Up Shares) (the “Second Tranche”) on the date that is two (2) years after the Closing Date (for the avoidance of doubt no Transfer Restrictions shall apply to the First Tranche and the Second Tranche after such date);

(iii)	the Transfer Restriction shall expire with respect to an additional [ ● ][9] Lock-Up Shares (together with any securities paid as dividends or distributions with respect to such Lock-Up Shares) on the date that is three (3) years after the Closing Date (for the avoidance of doubt no Transfer Restrictions shall apply to any Lock-Up Shares after such date).

(c)                 Notwithstanding the foregoing, if at any time the closing price of the Pubco Ordinary Shares equals or exceeds $15.00 per share (as adjusted for share capital subdivisions, mergers, consolidations, dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30) trading day period that commences at least two (2) years after the Closing Date, then the Transfer Restrictions with respect to all Lock-Up Shares shall cease to apply.

(d)                During the Lock-Up Period, each certificate (if any are issued) evidencing any Lock-Up Shares shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [●], 2021, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

Promptly upon the Transfer Restriction ceasing to apply in respect of a particular tranche of Lock-Up Shares in accordance with Section 2(b), Pubco shall take all reasonable steps required to remove such legend from the certificates evidencing the relevant Lock-Up Shares, including issuing new share certificates in respect of the relevant Lock-Up Shares.

(e)                 For the avoidance of any doubt, the Holder shall retain all of its rights as a shareholder of Pubco with respect to the Lock-Up Shares during the Lock-Up Period, including the right to vote, and to receive any dividends and distributions in respect of, any Lock-Up Shares.

10.                Miscellaneous.

(a)                 Adjustment. The share prices referenced in this Agreement will be equitably adjusted on account of any changes in the equity securities of Pubco by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means.

7 Note to draft: Number to represent 30% of total Warrant Shares.

8 Note to draft: Number to represent 30% of total Warrant Shares.

9 Note to draft: Number to represent 30% of total Warrant Shares.

(b)                Transfers. If any Transfer is made or attempted contrary to the provisions of this Agreement, such Transfer shall be null and void ab initio, and Pubco shall refuse to recognize any such transferee of the Lock-Up Shares as one of its equity holders for any purpose. In order to enforce this Section 3(b), Pubco may impose stop-transfer instructions with respect to any relevant Lock-Up Shares (and any permitted transferees and assigns thereof), as applicable, until the end of the Lock-Up Period.

(c)                 Termination of the Business Combination Agreement. Notwithstanding anything to the contrary contained herein, in the event that the Business Combination Agreement is terminated in accordance with its terms prior to the Closing Date, this Agreement and all rights and obligations of the Parties hereunder shall automatically terminate and be of no further force or effect.

(d)                Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns. Except as otherwise provided in this Agreement, this Agreement and all obligations of the Parties are personal to the Parties and may not be transferred or delegated by the Parties at any time.

(e)                 Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

(f)                  Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York as applied to agreements among New York residents entered into and to be performed entirely within New York, without giving effect to any choice of law or conflict of law, provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York. Each party hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with this Section 3(f) or in such other manner as may be permitted by applicable law, that such process may be served in the manner of giving notices in Section 3(i) and that nothing in this Section 3(f) shall affect the right of any party to serve legal process in any other manner permitted by applicable law, (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Federal courts of the United States or the courts of the State of New York, in each case located within the City of New York, in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any order in respect thereof, (c) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court, (d) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Federal courts of the United States or the courts of the State of New York, in each case located within the City of New York, (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same, and (f) agrees that it will not bring any action or proceeding relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each party hereto agrees that a final order in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the order or in any other manner provided by applicable law.

(g)                WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3(g).

(h)                Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(i)                  Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by e-mail (having obtained electronic delivery confirmation thereof), (iii) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, provided, however, that notice given pursuant to clauses (iii) and (iv) above shall not be effective unless a duplicate copy of such notice is also given in person or by e-mail (having obtained electronic delivery confirmation thereof), in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Pubco, to:	With a copy to (which shall not constitute notice):

Vertical Aerospace Ltd.	Latham & Watkins (London) LLP
140-142 Kensington Church Street	99 Bishopsgate
London, England W8 4BN	London, EC2M 3XF
United Kingdom	United Kingdom
##################################	Attn: David Stewart and Robbie McLaren
Email: ###################### and #####################

If to the Holder, to:	With a copy to (which shall not constitute notice):

[ ● ]	[ ● ]

(j)                  Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of Pubco and the Holder. No failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(k)                Other Lock-Up Agreements. Pubco hereby agrees that: (i) if, after the date hereof, any Other Lock-Up Agreement is amended, modified or waived in a manner favorable to a Company Shareholder or the Sponsor (as applicable) and a similar amendment, modification or waiver would also be favorable to the Holder in relation to the terms of this Agreement, this Agreement shall be contemporaneously amended in the same manner and Pubco shall provide prompt notice thereof to the Holder; and (ii) if any Company Shareholder or the Sponsor (as applicable) is released (including through the termination of the relevant Other Lock-Up Agreement) from any or all of the lock-up restrictions under its respective Other Lock-Up Agreement, other than in accordance with the terms of such Other Lock-Up Agreement, the Holder will be similarly and contemporaneously released from the applicable lock-up restrictions hereunder and Pubco shall provide prompt notice hereof to the Holder.

(l)                  Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(m)               Specific Performance. The Holder acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by the Holder, money damages will be inadequate and Pubco will have no adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Holder in accordance with their specific terms or were otherwise breached. Accordingly, Pubco shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by the Holder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

(n)                Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the Parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the Parties is expressly canceled; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the Parties under the Business Combination Agreement or any Ancillary Document. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of Pubco or any of the obligations of the Holder under any other agreement between the Holder and Pubco, or any certificate or instrument executed by the Holder in favor of Pubco, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of Pubco or any of the obligations of the Holder under this Agreement.

(o)                Further Assurances. From time to time, at another Party’s request and without further consideration (but at the requesting Party’s reasonable cost and expense), each Party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(p)                Counterparts; Facsimile. This Agreement may also be executed and delivered by facsimile signature or by email in portable document format in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

SCHEDULE 1

(A) Name of Holder	(B) Number of Lock-Up Shares
[ ● ]	[ ● ]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

HOLDER:

[ ● ]

By:
Name:
Title:

PUBCO:

VERTICAL AEROSPACE LTD.

By:
Name:
Title:

EXHIBIT C

Form of Subscription Agreement

EXHIBIT D.1

Form of Shareholder Support Letter

EXHIBIT D.2

Form of Sponsor Support Letter

EXHIBIT E

Form of Pubco Equity Incentive Plan

EXHIBIT F

Form of Plan of Merger

The Companies Act (As Revised) of the Cayman Islands

Plan of Merger

This plan of merger (the "Plan of Merger") is made on [insert date] between Broadstone Acquisition Corp. (the "Surviving Company") and Vertical Merger Sub Ltd (the "Merging Company").

Whereas the Merging Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Act (As Revised) (the "Statute").

Whereas the Surviving Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Statute.

Whereas the directors of the Merging Company and the directors of the Surviving Company deem it desirable and in the commercial interests of the Merging Company and the Surviving Company, respectively, that the Merging Company be merged with and into the Surviving Company and that the undertaking, property and liabilities of the Merging Company vest in the Surviving Company (the "Merger").

Terms not otherwise defined in this Plan of Merger shall have the meanings given to them under the Business Combination Agreement dated [insert date] and made between, amongst others, the Surviving Company and the Merging Company (the "Merger Agreement") a copy of which is annexed at Annexure 1 hereto.

Now therefore this Plan of Merger provides as follows:

1.	The constituent companies (as defined in the Statute) to this Merger are the Surviving Company and the Merging Company.

2.	The surviving company (as defined in the Statute) is the Surviving Company.

3.	The registered office of the Surviving Company is c/o Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands and the registered office of the Merging Company is c/o Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

4.	Immediately prior to the Effective Date (as defined below), the share capital of the Surviving Company will be US$22,100 divided into 200,000,000 Class A ordinary shares of a par value of US$0.0001 each, 20,000,000 Class B ordinary shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each and the Surviving Company will have [insert number] ordinary shares in issue.

5.	Immediately prior to the Effective Date (as defined below), the share capital of the Merging Company will be US$[TBC] divided into [TBC] ordinary shares of a par value of US$[•] each and the Merging Company will have [TBC] ordinary shares in issue.

6.	The date on which it is intended that the Merger is to take effect is the date that this Plan of Merger is registered by the Registrar in accordance with section 233(13) of the Statute (the "Effective Date").

7.	The terms and conditions of the Merger, including the manner and basis of converting shares in each constituent company into shares in the Surviving Company, are set out in the Merger Agreement in the form annexed at Annexure 1 hereto.

8.	The rights and restrictions attaching to the shares in the Surviving Company are set out in the Amended and Restated Memorandum and Articles of Association of the Surviving Company in the form annexed at Annexure 2 hereto.

9.	The Memorandum and Articles of Association of the Surviving Company shall be amended and restated by the deletion in their entirety and the substitution in their place of the Amended and Restated Memorandum and Articles of Association in the form annexed at Annexure 2 hereto on the Effective Date.

10.	There are no amounts or benefits, which are or shall be paid or payable to any director of either constituent company or the Surviving Company consequent upon the Merger.

11.	The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

12.	The Surviving Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

13.	The names and addresses of each director of the surviving company (as defined in the Statute) are:

a.	Rory Cullinan of 7 Portman Mews South, Marylebone, London, W1H 6AY, United Kingdom;

b.	Philip Basset of 7 Portman Mews South, Marylebone, London, W1H 6AY, United Kingdom;

c.	Edward Hawkes of 7 Portman Mews South, Marylebone, London, W1H 6AY, United Kingdom;

d.	Ian Cormack of 7 Portman Mews South, Marylebone, London, W1H 6AY, United Kingdom;

e.	Hugh Osmond of 13 Devonshire Place, London, W1G 6HU, United Kingdom; and

f.	Marc Jonas of 7 Portman Mews South, Marylebone, London, W1H 6AY, United Kingdom.

14.	This Plan of Merger has been approved by the board of directors of each of the Surviving Company and the Merging Company pursuant to section 233(3) of the Statute.

15.	This Plan of Merger has been authorised by the sole shareholder of the Merging Company pursuant to section 233(6) of the Statute. This Plan of Merger has been authorised by the shareholders of the Surviving Company pursuant to section 233(6) of the Statute by way of resolutions passed at an extraordinary general meeting of the Surviving Company.

16.	At any time prior to the Effective Date, this Plan of Merger may be:

a.	terminated by the board of directors of either the Surviving Company or the Merging Company;

b.	amended by the board of directors of both the Surviving Company and the Merging Company to:

i.	change the Effective Date provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar of Companies; and

ii.	effect any other changes to this Plan of Merger which the directors of both the Surviving Company and the Merging Company deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or the Merging Company, as determined by the directors of both the Surviving Company and the Merging Company, respectively.

17.	This Plan of Merger may be executed in counterparts.

18.	This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.

SIGNED by	)

Duly authorised for	)

and on behalf of	)	Director

Broadstone Acquisition Corp.	)

SIGNED by	)

Duly authorised for	)

and on behalf of	)	Director

Vertical Merger Sub Ltd	)

Annexure 1

Merger Agreement

EXHIBIT G.1

Form of Avolon Warrant Instrument

EXHIBIT G.2

Form of American Warrant Instrument

EXHIBIT H.1

Form of LNH SPA

EXHIBIT I.1

Form of AA SPA

Schedule 13

CALL OPTION AGREEMENT

This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

PUBCO:

EXECUTED and delivered	)
/s/ Vinny Casey
as a DEED by	)	Name: Vinny Casey

VERTICAL AEROSPACE LTD.	)

acting by a director,	)

in the presence of:	)
/s/ Jemma Casey		Signature of Witness

Jemma Casey		Name of Witness

N/A		Occupation of Witness

THE SELLER:

EXECUTED and delivered	)
/s/ Derek Kerr
as a DEED by	)	Name: Derek Kerr

AMERICAN AIRLINES, INC.	)

acting by a person authorized to act on behalf of the company under the laws of the state of	)
Delaware,	)

in the presence of:

Signature of Witness

Name of Witness

Occupation of Witness

Notice details for American Airlines, Inc.

Name:	Seller
For the attention of:	American Airlines, Inc.
Address:	1 Skyview Drive, Fort Worth, Texas 76155, United States of America
Attention:	General Counsel
E-mail:	######################

[Signature Page to the Business Combination Agreement]

This Agreement has been entered into on the date stated at the beginning of it.

Purchaser:

BROADSTONE ACQUISITION CORP.

By:	/s/ Edward Hawkes
Name: Edward Hawkes Title: CFO

[Signature Page to the Business Combination Agreement]

As Sponsor and in its capacity as the Purchaser Representative:

BROADSTONE SPONSOR LLP

By:	/s/ Edward Hawkes
Name: Edward Hawkes Title: CFO

[Signature Page to the Business Combination Agreement]

Pubco:

VERTICAL AEROSPACE LTD.

By:	/s/ Vinny Casey

Name: Vinny Casey Title: Director

[Signature Page to the Business Combination Agreement]

Merger Sub:

VERTICAL MERGER SUB LTD.

By:	/s/ Vinny Casey
Name:	Vinny Casey
Title:	Director

[Signature Page to the Business Combination Agreement]

Company:

VERTICAL AEROSPACE GROUP LTD.

By:	/s/ Vinny Casey

Name:	Vincent Casey
Title:	Director

[Signature Page to the Business Combination Agreement]

solely in his capacity as the Company Shareholders Representative:

By:	/s/ Vinny Casey
Name:	Vincent Casey

[Signature Page to the Business Combination Agreement]

Company Shareholder:

By:	/s/ Stephen Fitzpatrick
Name: Stephen Fitzpatrick

[Signature Page to the Business Combination Agreement]

Company Shareholder:

By:	/s/ Mark Yemm
Name:	Mark Yemm

[Signature Page to the Business Combination Agreement]

Company Shareholder:

By:	/s/ Samuel Sugden
Name:	Samuel Sugden

[Signature Page to the Business Combination Agreement]